Exhibit 10.7

Execution Version

LOAN AGREEMENT

AMONG

SANDISK CORPORATION,

a Delaware corporation, as Lead Borrower,

VARIOUS LENDERS

FROM TIME TO TIME PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent,

JPMORGAN CHASE BANK, N.A.,

CITIBANK, N.A.,

DBS BANK LTD.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

RBC CAPITAL MARKETS,1,

SUMITOMO MITSUI BANKING CORPORATION,

TD SECURITIES (USA) LLC,

BNP PARIBAS SECURITIES CORP.,

HSBC SECURITIES (USA) INC.,

KEYBANC CAPITAL MARKETS INC.,

PNC BANK, NATIONAL ASSOCIATION,

TRUIST SECURITIES, INC.

and

U.S. BANK NATIONAL ASSOCIATION,

as Joint Lead Arrangers and Joint Bookrunners,

and

JPMORGAN CHASE BANK, N.A.,

CITIBANK, N.A.,

DBS BANK LTD.,

MIZUHO BANK, LTD.,

MUFG BANK, LTD.,

RBC CAPITAL MARKETS,

SUMITOMO MITSUI BANKING CORPORATION,

TD SECURITIES (USA) LLC,

BNP PARIBAS SECURITIES CORP.,

HSBC SECURITIES (USA) INC.,

KEYBANC CAPITAL MARKETS INC.,

PNC BANK, NATIONAL ASSOCIATION,

TRUIST BANK

and

U.S. BANK NATIONAL ASSOCIATION,

as Co-Syndication Agents,

Dated as of February 21, 2025

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

EXHIBIT A	—	Notice of Payment Request
EXHIBIT B	—	Notice of Borrowing
EXHIBIT C	—	Notice of Continuation/Conversion
EXHIBIT D-1	—	Term B Note
EXHIBIT D-2	—	[Reserved]
EXHIBIT D-3	—	[Reserved]
EXHIBIT D-4	—	Revolving Note
EXHIBIT E	—	Solvency Certificate
EXHIBIT F	—	Compliance Certificate
EXHIBIT G	—	Assignment and Assumption
EXHIBIT H-1	—	U.S. Tax Compliance Certificate
EXHIBIT H-2	—	U.S. Tax Compliance Certificate
EXHIBIT H-3	—	U.S. Tax Compliance Certificate
EXHIBIT H-4	—	U.S. Tax Compliance Certificate
EXHIBIT I-1	—	Form of Trademark Security Agreement
EXHIBIT I-2	—	Form of Patent Security Agreement
EXHIBIT I-3	—	Form of Copyright Security Agreement
EXHIBIT J	—	Form of Security Agreement
EXHIBIT K	—	Form of Guaranty
EXHIBIT L	—	Form of Global Intercompany Note

SCHEDULE 1	—	Term B Loan Commitments and Revolving Credit Commitments as of the Closing Date
SCHEDULE 2.3(a)	—	Existing Letters of Credit
SCHEDULE 5.5	—	Litigation
SCHEDULE 5.10	—	Subsidiaries
SCHEDULE 5.17	—	Capitalization
SCHEDULE 6.05	—	Restrictive Agreements
SCHEDULE 6.11	—	Transactions with Affiliates
SCHEDULE 6.15	—	Indebtedness
SCHEDULE 6.16	—	Liens
SCHEDULE 6.19	—	Investments
SCHEDULE 6.25	—	Certain Post-Closing Obligations

v

LOAN AGREEMENT

This Loan Agreement is entered into as of February 21, 2025, by and among SANDISK CORPORATION, a Delaware Corporation (the “Lead Borrower”), the Additional Borrowers party hereto from time to time, the various institutions from time to time party to this Agreement, as Lenders, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (in such capacities, the “Administrative Agent” or “Collateral Agent”).

Preliminary Statements

Western Digital Corporation, a Delaware corporation and the parent company of the Lead Borrower (the “Company”) has elected to spin off of its flash-based product segment which will be held, directly and/or through its subsidiaries, the Lead Borrower (the “Spin-Off”).

The Lead Borrower (i) has requested that (a) the Revolving Lenders provide a revolving credit facility to the Lead Borrower on the Closing Date in an aggregate principal amount of $1,500,000,000 pursuant to this Agreement and (b) the Term B Lenders extend the Term B Loans to the Lead Borrower on the Closing Date in an aggregate principal amount of $2,000,000,000 pursuant to this Agreement, with the proceeds from the initial borrowings of the Term B Loans hereunder to be used on the Closing Date to pay a dividend, distribution or cash transfer to the Company or any of its subsidiaries in connection with the Spin-Off (the “Closing Date Dividend”), to fund cash to the balance sheet of the Lead Borrower and its Restricted Subsidiaries, to pay fees and expenses related to the Transactions and for general corporate purposes and (ii) will use the proceeds from Revolving Loans borrowed after the Closing Date and Letters of Credit for working capital needs and other general corporate purposes of the Lead Borrower and its subsidiaries.

On the Closing Date, substantially concurrently with the initial borrowings of the Term B Loans and establishment of the Revolving Credit Commitments and the Letter of Credit Commitments, (i) the Lead Borrower will make the Closing Date Dividend and (ii) thereafter the Company will consummate the Spin-Off, the effect of which will be that the Lead Borrower will no longer constitute a subsidiary of the Company.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1. DEFINITIONS; INTERPRETATION.

Section 1.1 Definitions. The following terms when used herein shall have the following meanings:

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, or to provide all or any portion of the funds or credit support utilized in connection with, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; provided, however, that any Indebtedness of such acquired Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person merges with or into, consolidates, amalgamates or otherwise combines with or becomes a Subsidiary of such Person shall not be considered to be Acquired Debt; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person (other than the proceeds or products thereof, replacements, accessions or additions thereto, or improvements thereon, or customary security deposits with respect thereto, and other than after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any line of business or division of a Person, (b) the acquisition of in excess of 50.00% of the capital stock, partnership interests, membership interests or equity of any Person (other than a Person that is a Restricted Subsidiary), but, at the Lead Borrower’s option, including acquisitions of Equity Interests increasing the ownership of the Lead Borrower or a Subsidiary in an existing Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Restricted Subsidiary); provided that the Lead Borrower or a Restricted Subsidiary is the surviving entity or the surviving entity becomes a Restricted Subsidiary.

“Act” has the meaning provided in the definition of “Change of Control”.

“Additional Borrower” means any Subsidiary of the Lead Borrower that becomes a Borrower pursuant to Section 10.28.

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Revolving Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any Revolving Credit Commitment Increase or Incremental Revolving Credit Facility pursuant to an Incremental Amendment in accordance with Section 2.14; provided that the relevant Persons under Section 10.10(b) (including those specified in the definition of “Eligible Assignee”) shall have consented to such Additional Revolving Lender’s providing such Commitment Increases, if such consent would be required under Section 10.10(b) for an assignment of Revolving Credit Commitments to such Additional Revolving Lender.

“Additional Term Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any Term Commitment Increase or Incremental Term Loan pursuant to an Incremental Amendment in accordance with Section 2.14; provided that the relevant Persons under Section 10.10(b) (including those specified in the definition of “Eligible Assignee”) shall have consented to such Additional Term Lender’s making such Incremental Term Loans, if such consent would be required under Section 10.10(b) for an assignment of Loans to such Additional Term Lender.

“Adjusted Daily Simple SOFR” means, with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) solely in the case of the Revolving Loans, 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) solely in the case of the Revolving Loans, 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. and its affiliates (including J.P. Morgan Europe Limited), as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.7 hereof.

“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” is defined in Section 8.5 hereof.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means the Administrative Agent, the Collateral Agent or any Co-Syndication Agent, as applicable.

“Agreed Currencies” means Dollars and each Alternative Currency.

“Agreement” means this Loan Agreement, as the same may be amended, modified, restated, amended and restated or supplemented from time to time pursuant to the terms hereof.

“Alternative Currency” means Euros, Yen and any additional currencies determined after the Closing Date in accordance with Section 1.8; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars.

“Ancillary Document” is defined in Section 10.9(b) hereof.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act, as amended, applicable to the Lead Borrower, the Lead Borrower’s Subsidiaries or any Guarantor from time to time concerning or relating to bribery or corruption.

“Applicable Discount” has the meaning provided in clause (c) of the definition of “Dutch Auction”.

“Applicable Laws” means, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” means:

(a) with respect to any Term B Loan, (i) 3.00% per annum, in the case of a Term Benchmark Loan, and (ii) 2.00% per annum, in the case of a Base Rate Loan; and

(b) with respect to any Revolving Loan, (i) initially, (x) 2.00% per annum, in the case of a Term Benchmark Loan, (y) 2.00% per annum, in the case of a RFR Loan and (z) 1.00% per annum, in the case of a Base Rate Loan and (ii) from and after the date on which the Lead Borrower delivers the financial statements for the first full fiscal quarter ending after the Closing Date, the applicable rate per annum set forth below under the caption “Term Benchmark Loans”, “Base Rate Loans” and “RFR Loans” based upon the Leverage Ratio as of the end of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b):

Level	Leverage Ratio	Term Benchmark Loans	Base Rate Loans	RFR Loans	Revolving Facility Commitment Fee
I	> 2.50 to 1.00	2.50%	1.50%	2.50%	0.40%
II	≤ 2.50 to 1.00 and > 1.50 to 1.00	2.25%	1.25%	2.25%	0.35%
III	≤ 1.50 to 1.00	2.00%	1.00%	2.00%	0.30%

For purposes of clause (b)(ii) above, each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date that is three (3) Business Days after the date of delivery to the Administrative Agent pursuant to Section 6.1(a) or 6.1(b) of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Level I at the option of the Administrative Agent or at the request of the Required Lenders if the Lead Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 6.1(a) or 6.1(b) or the certificate required to be delivered by it pursuant to Section 6.1(e) during the period from the expiration of the time for delivery thereof until such consolidated financial statements and such certificate are delivered.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuers, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Application” is defined in Section 2.3(b) hereof.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.10), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent and the Lead Borrower.

“Auction” has the meaning provided in the definition of “Dutch Auction”.

“Auction Amount” has the meaning provided in clause (a) of the definition of “Dutch Auction”.

“Auction Notice” has the meaning provided in clause (a) of the definition of “Dutch Auction”.

“Authorized Representatives” means those persons shown on the list of officers provided by the Lead Borrower pursuant to Section 3.2(a)(iv) hereof or on any update of any such list provided by the Lead Borrower to the Administrative Agent, or any further or different officers of the Lead Borrower so named by any Authorized Representative of the Lead Borrower in a written notice to the Administrative Agent.

“Available Amount” means, at any time, an amount equal to, without duplication:

(a) the sum, without duplication, of:

(i) the greater of $100.0 million and 6.00% of Consolidated Adjusted EBITDA; plus

(ii) an amount equal to 50% of the cumulative amount of Consolidated Net Income for the period commencing on the first day of the fiscal quarter in which the Closing Date occurs and ending on the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b); provided that in no event shall such amount be less than zero; plus

(iii) the amount of any capital contributions or other equity issuances received as cash equity by the Lead Borrower, plus the fair market value, as determined in good faith by the Lead Borrower, of marketable securities or other property received by the Lead Borrower as a capital contribution or in return for issuances of equity, in each case, during the period from and including the Business Day immediately following the Closing Date through and including such time; plus

(iv) the aggregate principal amount of any Indebtedness or Disqualified Equity Interests, in each case, of the Lead Borrower or any Restricted Subsidiary issued after the Closing Date (other than Indebtedness or such Disqualified Equity Interests issued to the Lead Borrower or a Restricted Subsidiary), which has been converted into or exchanged for Equity Interests of the Lead Borrower that do not constitute Disqualified Equity Interests, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined by the Lead Borrower) of any property or assets received by the Lead Borrower or any Restricted Subsidiary upon such exchange or conversion; plus

(v) the net proceeds received by the Lead Borrower or any Restricted Subsidiary after the Closing Date in connection with the sale or other disposition to a Person (other than the Borrowers or any Restricted Subsidiary) of any investment made pursuant to Section 6.19(o) (in an amount not to exceed the original amount of such investment); plus

(vi) the proceeds received by the Lead Borrower or any Restricted Subsidiary after the Closing Date in connection with returns, profits, distributions and similar amounts, repayments of loans and the release of guarantees received on any investment made pursuant to Section 6.19(o) (in an amount not to exceed the original amount of such investment); plus

(vii) the amounts of any Declined Proceeds since the Closing Date; minus

(b) the sum, without duplication, of:

(i) the aggregate amount of any investments made by the Lead Borrower or any Restricted Subsidiary pursuant to clause (b) of the defined term “Permitted Acquisition” in reliance on Section 6.19(l) after the Closing Date and prior to such time;

(ii) the aggregate amount of any investments, loans or advances made by the Lead Borrower or any Restricted Subsidiary pursuant to Section 6.19(o) after the Closing Date and prior to such time;

(iii) the aggregate amount of any Distributions made by the Lead Borrower pursuant to Section 6.20(f) after the Closing Date and prior to such time; and

(iv) the aggregate amount of any optional or voluntary payments, prepayments, repurchases, redemptions or defeasances made by the Lead Borrower or any Restricted Subsidiary pursuant to Section 6.22(a)(iv)(y) after the Closing Date and prior to such time.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 8.3.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 8.3 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 8.3(c)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, (i) in the case of Revolving Loans, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement and (ii) in the case of Term Loans, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Base Rate Loan” means a Term B Loan or Revolving Loan bearing interest based on the Base Rate.

“Benchmark” means, initially, with respect to any (i) RFR Loan, the Daily Simple SOFR or (ii) Term Benchmark Loan, the Term SOFR Rate, EURIBOR Rate or TIBOR Rate, as applicable; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Daily Simple SOFR, Term SOFR Rate, EURIBOR Rate or TIBOR Rate, as applicable, or the then-current Benchmark for the applicable Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 8.3.

“Benchmark Replacement” means for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in clause (2) below:

(1) in the case of any Loan denominated in Dollars, the Adjusted Daily Simple SOFR;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Lead Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to the above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Lead Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides after consultation with the Lead Borrower may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.3 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.3.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower Materials” has the meaning assigned to such term in Section 10.25(a).

“Borrowers” means the Lead Borrower and any Additional Borrower that becomes a Borrower hereunder pursuant to Section 10.27.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under the applicable Facility on a single date and, in the case of Term Benchmark Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under the applicable Facility according to their Percentages of such Facility. A Borrowing of Loans is “advanced” on the day Lenders advance funds comprising such Borrowing to a Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one (1) type of Loan to the other, all as requested by a Borrower pursuant to Section 2.5(a) hereof. Base Rate Loans, RFR Loans and Term Benchmark Loans are each a “type” of Loan.

“Business Day” means, any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in the State of New York; provided, however, that, (a) in relation to Loans denominated in Yen and in relation to the calculation or computation of TIBOR or the Japanese Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, (b) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (c) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan, any such day that is only a U.S. Government Securities Business Day and (d) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any day that is a U.S. Government Securities Business Day.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee; provided that, notwithstanding the foregoing, only those leases and obligations that would constitute Capital Leases prior to the implementation of Accounting Standards Codification 842, Leases, will be considered to be Capital Leases for purposes of this Agreement.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Lead Borrower that is subject to regulation as an insurance company (or any Restricted Subsidiary thereof).

“Cash Equivalents” means, as to any Person: (a) investments in direct obligations of the United States of America or any member of the European Union or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America or any member of the European Union or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof; provided that any such obligations shall mature within one (1) year of the date of issuance thereof; (b) investments in commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service) maturing within 90 days from the date of issuance thereof; (c) investments in certificates of deposit or bankers’ acceptances issued by any Lender or by any domestic or foreign bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million in the case of non-U.S. banks which have a maturity of one (1) year or less; (d) investments in repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above; provided that all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System; (e) marketable short-term money market or similar securities having a rating of at least P-2 by Moody’s or A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized rating service), (f) (i) Dollars, Canadian dollars, pounds, Euros or any national currency of any participating member state of the EMU; or (ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary or any jurisdiction in which the Lead Borrower and the Restricted Subsidiaries conduct business, such local currencies held by it from time to time in the ordinary course of business and (g) investments in money market funds that invest at least 90.0% of their assets in investments of the type described in the immediately preceding clauses (a) through (f) above. In the case of investments by any Foreign Subsidiary that is a Restricted Subsidiary or investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (g) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (g) and in this sentence.

“Cash Flow” means, with reference to any period, the sum, without duplication, of (a) Consolidated Net Income for such period, plus (b) an amount equal to the amount of all Non-Cash Charges to the extent deducted in arriving at such Consolidated Net Income for such period; plus (c) decreases in Consolidated Working Capital for such period and long-term accounts receivable for such period (other than decreases relating to dispositions permitted by 6.17(a)) plus (d) an amount equal to the aggregate net non-cash loss on dispositions by the Lead Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income for such period.

“Cash Management Services” means treasury, depository, overdraft, credit or debit card, including noncard payables services, purchase card, electronic funds transfer, automated clearing house fund transfer services and other cash management services.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate or the Japanese Prime Rate.

“CBR Spread” means the Applicable Margin, applicable to such Loan that is replaced by a CBR Loan.

“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the participating member states of the EMU, as published by the European Central Bank (or any successor thereto) from time to time and (b) any other Alternative Currency determined after the Closing Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period and (b) any other Alternative Currency determined after the Closing Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary with no material assets other than equity interests of one or more Foreign Subsidiaries that are CFCs.

A “Change of Control” shall be deemed to have occurred if any “person” or “group” (as such terms (and each other reference thereto in this clause) are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”), but excluding any employee benefit plan of such Person and its subsidiaries, and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than 35.00% of outstanding Voting Stock of the Lead Borrower; provided that no Change of Control shall be deemed to occur as a result of the Spin-Off Transactions; provided further that, a transaction will not be deemed to involve a Change of Control if (x) the Lead Borrower becomes a direct or indirect wholly-owned Subsidiary of another Person and (y) (i) the shares of the Lead Borrower’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of such Person immediately after giving effect to such transaction or (ii) immediately following that transaction, no Person (other than a Person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of a majority of the Voting Stock of such Person.

“changed date” shall have the meaning assigned to such term in the definition of the term “Fiscal Quarter End Date.”

“Charges” means any charge, expense, cost, accrual or reserve of any kind.

“Class” means (a) with respect to Lenders, each of the following classes of Lenders: (i) Lenders having Term B Loan Commitments or outstanding Term B Loans or (ii) Lenders having Revolving Exposure and (b) with respect to Loans, each of the following classes of Loans: (i) Term B Loans and (ii) Revolving Loans.

“Closing Date” means February 21, 2025.

“Closing Date Dividend” has the meaning assigned to such term in the preliminary statements hereto.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Co-Syndication Agents” means, collectively, JPMorgan Chase Bank, N.A., Citibank, N.A., DBS Bank Ltd., Mizuho Bank, Ltd., MUFG Bank, Ltd., RBC Capital Markets, Sumitomo Mitsui Banking Corporation, TD Securities (USA) LLC, BNP Paribas Securities Corp., HSBC Securities (USA) INC., Keybanc Capital Markets Inc., PNC Bank, National Association, Truist Bank and U.S. Bank National Association.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all properties, rights, interests, and privileges of the Loan Parties on which a Lien is required to be granted to the Collateral Agent, or any security trustee therefor, by Section 4.1 and Section 4.2.

“Collateral Account” is defined in Section 7.4(b) hereof.

“Collateral Agent” means JPMorgan Chase Bank, N.A. and any successor pursuant to Section 9.7 hereof.

“Collateral Documents” means the Security Agreement (as supplemented by each Security Agreement Supplement), the Intellectual Property Security Agreements and all other security agreements, pledge agreements, assignments, financing statements and other documents pursuant to which Liens are granted to the Collateral Agent or such Liens are perfected, and as shall from time to time secure the Obligations, the Hedging Liability, and the Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, or any part thereof pursuant to Article 4.

“Commitment Fee” is defined in Section 2.13(a) hereof.

“Commitment Increase” is defined in Section 2.14(a) hereof.

“Commitments” means, with respect to any Lender, such Lender’s applicable Revolving Credit Commitment and/or Term B Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning assigned to such term in the preliminary statements hereto.

“Compliance Certificate” means the Compliance Certificate to be delivered pursuant to Section 6.1(e) hereof, substantially in the form of Exhibit F hereof.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income (other than in the case of clause (xii) below), the sum of the following amounts for such period:

(i) interest expense (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, premiums, discounts and other fees and charges owed with respect to letters of credit, surety bonds or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Lease Obligations, (E) net payments, if any, made (less net amounts, if any, received) pursuant to interest rate hedging obligations with respect to Indebtedness, (F) amortization or write-off of deferred financing fees, debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to Indebtedness permitted to be incurred hereunder, (G) any expensing of bridge, commitment and other financing fees, (H) premium payments, debt discount, fees, charges and related expenses incurred in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets and (I) any commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing), after giving effect to the impact of interest rate risk hedging, and, to the extent not reflected in such interest expense, unused line fees and letter of credit fees payable hereunder,

(ii) provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto),

(iii) depreciation and amortization, including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs (which shall include, without duplication, payments by the Lead Borrower or the Restricted Subsidiaries to Flash Partners Ltd., Flash Alliance Ltd., Flash Forward Ltd. or any other joint venture with Kioxia Corporation or any of its Affiliates (or any of their respective successors) with respect to the Lead Borrower or a Restricted Subsidiary’s 50% (or other) share of such joint venture’s expense related to equipment depreciation),

(iv) any Charges (other than depreciation or amortization expense) related to any equity offering, investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness (including a refinancing or amendment, waiver or other modification thereof) (whether or not successful), including in connection with the Transactions,

(v) Non-Cash Charges,

(vi) (A) extraordinary Charges and (B) unusual or nonrecurring Charges, in each case, to the extent not of a type described in clause (viii), and, in each case, fees and expenses incurred in connection with the foregoing,

(vii) any underutilization Charges; provided that (i) amounts added back pursuant to this clause (vii), together with any amounts added back pursuant to clauses (viii) and (xii) below and the amount of any Pro Forma Adjustment to Consolidated Adjusted EBITDA for such period, shall not exceed the greater of $510 million and 30% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such add-back) and (ii) any underutilization Charges may only be added back pursuant to this clause (vii),

(viii) Charges attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other restructuring, integration or transformational charges (including inventory optimization expenses, business optimization expenses, transaction costs and costs related to the opening, closure, consolidation or separation of facilities and curtailments, costs related to entry into new markets, consulting fees, recruiter fees, signing costs, retention or completion bonuses, transition costs, relocation costs, severance payments, and modifications to pension and post-retirement employee benefit plans); provided that amounts added back pursuant to this clause (viii), together with any amounts added back pursuant to clause (vii) above, clause (xii) below and the amount of any Pro Forma Adjustment to Consolidated Adjusted EBITDA for such period, shall not exceed the greater of $510 million and 30% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such add-back),

(ix) the amount of any minority interest expense consisting of subsidiary income attributable to minority Equity Interests of third parties in any non-Wholly-owned Subsidiary,

(x) losses, expenses or charges (including all fees and expenses or charges relating thereto) (A) from abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations and (B) attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by a Financial Officer,

(xi) [reserved],

(xii) expected cost savings, operating expense reductions, restructuring charges and expenses and synergies (net of the amount of actual amounts realized) reasonably identifiable and factually supportable and reasonably anticipated to be realized within 18 months of the date thereof (in the good faith determination of the Lead Borrower) related to permitted asset sales, acquisitions, investments, dispositions, operating improvements, restructurings, cost savings initiatives and certain other similar initiatives and specified transactions conducted after the Closing Date; provided that amounts added back pursuant to this clause (xii), together with any amounts added back pursuant to clauses (vii) and (viii) above and the amount of any Pro Forma Adjustment to Consolidated Adjusted EBITDA for such period, shall not exceed the greater of $510 million and 30% of Consolidated Adjusted EBITDA for such period (calculated prior to giving effect to any such add-back),

(xiii) transaction fees, costs and expenses incurred to the extent reimbursable by third parties pursuant to indemnification provisions or insurance; provided that the Lead Borrower in good faith expects to receive reimbursement for such fees, costs and expenses within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated Adjusted EBITDA at the end of such four fiscal quarter period),

(xiv) earn-out obligations, non-compete obligations, contingent obligation expenses and other post-closing obligations (including to the extent accounted for as bonuses) (in each case of the foregoing, including adjustments thereof and purchase price adjustments), to sellers incurred in connection with any Permitted Acquisitions or other investment (including any Permitted Acquisition or other investment consummated prior to the Closing Date), which are paid or accrued during the applicable period and on similar acquisitions,

(xv) casualty or business interruption insurance in an amount representing the losses for the applicable period that such proceeds are intended to replace (whether or not yet received so long as the Lead Borrower in good faith expects to receive the same within the next four (4) fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated Adjusted EBITDA for such fiscal quarters in the future)), and

(xvi) (i) losses or discounts in connection with any Permitted Receivables Financing or otherwise in connection with factoring arrangements or the sale of Receivables in connection with a Permitted Receivables Financing and (ii) amortization of (x) capitalized fees, (y) loan origination costs and (z) portfolio discounts, in each case in connection with any Permitted Receivables Financing; less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains, and

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Adjusted EBITDA in any prior period); provided, in each case, that, if any non-cash gain represents an accrual or asset for future cash items in any future period, the cash payment in respect thereof shall in such future period be added to Consolidated Adjusted EBITDA for such period to the extent excluded from Consolidated Adjusted EBITDA in any prior period,

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 and International Accounting Standards No. 39 and their respective related pronouncements and interpretations; plus or minus, as applicable,

(ii) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk),

(iii) any effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of Taxes, and

(iv) any adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation,

in each case, as determined on a consolidated basis for the Lead Borrower and its Restricted Subsidiaries in accordance with GAAP; provided, that for the purposes of Section 6.24(a), Consolidated Adjusted EBITDA shall be $548,479,424.00 for the fiscal quarter ended September 27, 2024, $425,945,915.00 for the fiscal quarter ended June 28, 2024, $306,830,800.00 for the fiscal quarter ended March 29, 2024 and $36,613,056.00 for the fiscal quarter ended December 29, 2023.

“Consolidated Net Income” means, for any period, the net income (loss) attributable to the Lead Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the cumulative effect of a change in accounting principles during such period to the extent included in net income (loss), (b) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, (c) the income (or loss) of any Person in which any other Person has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Lead Borrower or any of its Restricted Subsidiaries by such Person during such period, (d) the income of any Restricted Subsidiary of the Lead Borrower (other than any other Loan Party) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is subject to an absolute prohibition during such period by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (other than any prohibition that has been waived or otherwise released), except to the extent of the amount of dividends or other distributions actually paid by such Restricted Subsidiary to the Lead Borrower or any other Restricted Subsidiary that is not subject to such prohibitions, (e) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Lead Borrower or is merged into or consolidated with the Lead Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Subsidiaries (except as provided in the definition of “Pro Forma Basis”), (f) after tax gains or Charges (less all fees and expenses chargeable thereto) attributable to any asset dispositions outside the ordinary course of business (including asset retirement costs) or of returned surplus assets of any employee benefit plan, (g) any net gains or Charges with respect to (i) disposed, abandoned, divested and/or discontinued assets, properties or operations (other than assets, properties or operations pending the disposal, abandonment, divestiture and/or termination thereof) and (ii) facilities that have been closed during such period, (h) any net income or loss (less all fees and expenses or charges related thereto) attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments and (i) any write-off or amortization made in such period of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness.

“Consolidated Senior Secured Debt” means, at any date of determination, the aggregate principal amount of Total Funded Debt outstanding on such date that is secured by a Lien on any asset or property of the Lead Borrower or the Restricted Subsidiaries, which Total Funded Debt is not, by its terms, subordinated in right of payment to the Obligations.

“Consolidated Total Assets” means, at any time, all assets that would, in conformity with GAAP, be set forth under the caption “total assets” (or any like caption) on a consolidated balance sheet of the Lead Borrower and the Restricted Subsidiaries at such date.

“Consolidated Working Capital” means, at any time, Current Assets minus Current Liabilities, at such time.

“Contingent Obligation” means as to any Person, any obligation of such Person guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Contract Consideration” shall have the meaning assigned to such term in clause (d) of the definition of the term “Excess Cash Flow.”

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) or of an affiliated service group under common control which, together with the Lead Borrower, are treated as a single employer under Section 414 of the Code.

“Convertible Indebtedness” means Indebtedness of the Lead Borrower permitted to be incurred under the terms of this Agreement that is either (a) convertible or exchangeable into common stock of the Lead Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are in each case exercisable for common stock of the Lead Borrower and/or cash (in an amount determined by reference to the price of such common stock).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covenant Increase” has the meaning set forth in Section 6.24(a).

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” is defined in Section 10.29 hereof.

“Credit Extension” means the advancing of any Loan or the issuance or extension of, or increase in the amount of, any Letter of Credit.

“Current Assets” means, at any date, all assets of the Lead Borrower and its Restricted Subsidiaries which under GAAP would be classified as current assets on the consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries (excluding any (i) cash or Cash Equivalents (including cash and Cash Equivalents held on deposit for third parties by the Lead Borrower or any of its Restricted Subsidiaries), (ii) permitted loans to third parties or related parties, (iii) deferred bank fees and derivative financial instruments related to Indebtedness, (iv) the current portion of current and deferred income Taxes and Taxes based on profit or capital and (v) assets held for sale).

“Current Liabilities” means, at any date, all liabilities of the Lead Borrower and its Restricted Subsidiaries which under GAAP would be classified as current liabilities on the consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries, other than (i) current maturities of long-term debt, (ii) outstanding revolving loans and letter of credit reimbursement obligations, (iii) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (iv) obligations in respect of derivative financial instruments related to Indebtedness, (v) the current portion of current and deferred income Taxes and Taxes based on profit or capital (including obligations in respect of any tax receivable agreement), (vi) liabilities in respect of unpaid earnouts, (vii) accruals relating to restructuring reserves, (viii) liabilities in respect of funds of third parties on deposit with the Lead Borrower or any of its Restricted Subsidiaries, (ix) the current portion of any Capitalized Lease Obligation, (x) the current portion of any other long-term liability for borrowed money, (xi) permitted short term indebtedness from third parties or related parties and (xii) settlement obligations.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day, “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Lead Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Damages” means all damages including, without limitation, punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.

“Declined Proceeds” has the meaning provided in Section 2.8(c)(vii) hereof.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Default Excess” has the meaning provided in Section 2.8(d) hereof.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in Reimbursement Obligations required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder unless such failure has been cured, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, (c) has notified the Lead Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit unless such Lender notifies the Administrative Agent in writing or such public statement that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (d) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm to the Administrative Agent in a reasonably satisfactory manner that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt by the Administrative Agent of such written confirmation) or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a bankruptcy or insolvency proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18) upon delivery of written notice of such determination to the Lead Borrower, the Lenders and the L/C Issuer.

“Departing Administrative Agent” is defined in Section 9.7 hereof.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Lead Borrower in good faith) of non-cash consideration received by the Lead Borrower or a Restricted Subsidiary in connection with a disposition pursuant to Section 6.17 (p) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an officer of the Lead Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Cash Equivalents).

“Discount Range” has the meaning provided in clause (a) of the definition of “Dutch Auction”.

“Disposition” means the sale, lease, conveyance or other disposition of Property pursuant to Section 6.17(p) or Section 6.17(q).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests or as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale shall be subject to the termination of the Facilities), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the later of the Final Maturity Date and the Final Revolving Termination Date.

“Distributions” has the meaning provided in Section 6.20 hereof.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars” and “$” each means the lawful currency of the United States of America.

“Domestic Subsidiary” means each Subsidiary of the Lead Borrower that is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by the Lead Borrower or one (1) of its Restricted Subsidiaries in order to purchase Term B Loans (or any Term B Loans funded under a Term Commitment Increase, which for purposes of this definition shall be deemed to be Term B Loans (and the holders thereof, Term B Lenders)) in accordance with the following procedures:

(a) Notice Procedures. In connection with an Auction, the Lead Borrower will provide notification to the Administrative Agent (for distribution to the relevant Term B Lenders) of the Term B Loans that will be subject to the Auction (an “Auction Notice”). Each Auction Notice shall contain (i) the total cash value of the bid, in a minimum amount of $10.0 million with minimum increments of $1.0 million (the “Auction Amount”), (ii) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term B Loans at issue that represents the range of purchase prices that could be paid in the Auction and (iii) be extended, at the sole discretion of the Lead Borrower, to (x) each Term B Lender and/or (y) each Lender with respect to any Term B Loan of any Class.

(b) Reply Procedures. In connection with any Auction, each relevant Term B Lender may, in its sole discretion, participate in such Auction and may provide the Administrative Agent with a notice of participation (the “Return Bid”) which shall specify (i) a discount to par that must be expressed as a percentage (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of such Term B Loans which must be in increments of $1.0 million (the “Reply Amount”). A Term B Lender may avoid the minimum amount condition solely when submitting a Reply Amount equal to the Term B Lender’s entire remaining amount of such Class of Term B Loans. Term B Lenders may only submit one (1) Return Bid per Auction but each Return Bid may contain up to three (3) bids only one (1) of which can result in a Qualifying Bid (as defined below). In addition to the Return Bid, the participating Term B Lender must execute and deliver, to be held in escrow by the Administrative Agent, an Assignment and Assumption with the Dollar or Euro amount of the Term B Loan to be left in blank, which amount shall be completed by the Administrative Agent in accordance with the final determination of such Term B Lender’s Qualifying Bid pursuant to subclause (c) below.

(c) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Lead Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the lowest Reply Discount for which the Lead Borrower or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Lead Borrower or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount, the Lead Borrower or its Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. The Lead Borrower or its Subsidiary, as applicable, shall purchase the applicable Term B Loans (or the respective portions thereof) from each such Term B Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that, if the aggregate proceeds required to purchase all such Term B Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Lead Borrower or its Subsidiary, as applicable, shall purchase such Term B Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Administrative Agent, which shall be conclusive absent manifest error). If a Term B Lender has submitted a Return Bid containing multiple bids at different Reply Discounts, only the bid with the highest Reply Discount that is equal to or greater than the Applicable Discount will be deemed the Qualifying Bid of such Term B Lender. Each participating Term B Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five (5) Business Days from the date the Return Bid was due.

(d) Additional Procedures. Furthermore, in connection with any Auction, upon submission by a Term B Lender of a Qualifying Bid, such Term B Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

“ECF Payment” is defined in Section 2.8(c)(iii) hereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) approved in writing by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, the L/C Issuers, and (iii) unless an Event of Default has occurred and is continuing under Section 7.1(a), (j) or (k) hereof, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided that, in the case of assignments of Term B Loans, the Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received written notice from the Administrative Agent of such request for its consent; provided further that, notwithstanding the foregoing, (A) “Eligible Assignee” shall not include (x) any Prohibited Lenders or any Defaulting Lenders, (y) any natural person or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or (z) except to the extent provided in Section 10.10(h), the Lead Borrower or any Subsidiary or Affiliate of the Lead Borrower and (B) in the case of assignments of Revolving Credit Commitments or Revolving Exposure, no Person shall be an Eligible Assignee pursuant to clause (a), (b) or (c) above unless such Person is, or is an Affiliate or an Approved Fund of, an existing Lender under the Revolving Facility.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, written notice, violation, written demand, written allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising pursuant to, or in connection with (a) an actual or alleged violation of, any Environmental Law, (b) from any actual or threatened abatement, removal, remedial, corrective or response action in connection with the Release of Hazardous Material, (c) an order of a Governmental Authority under Environmental Law or (d) from any actual or alleged damage, injury, threat or harm to human health or safety as it relates to exposure to Hazardous Materials or the Environment.

“Environmental Law” means any Applicable Law pertaining to (a) the protection of the Environment, or health and safety as it relates to exposure to Hazardous Materials or (b) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material.

“Environmental Liability” means any liability, claim, action, suit, agreement, judgment or order arising under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those directly or indirectly resulting from or relating to: (a) any actual or alleged violation of any Environmental Law or permit, license or approval required thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threat of Release of any Hazardous Materials or (e) any contract or written agreement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock or in the share capital of a corporation or company, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“ERISA Event” means any one or more of the following: (a) the failure to make a required contribution to any Single Employer Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (b) a Reportable Event with respect to any Single Employer Plan; (c) the filing of a notice of intent to terminate any Single Employer Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Single Employer Plan or the termination of any Single Employer Plan under Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Single Employer Plan pursuant to Section 4042 of ERISA; or (e) the complete or partial withdrawal of the Lead Borrower or its Subsidiaries or any Controlled Group member from a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.

“Euro” or “€” means the official lawful currency of the participating member states of the EMU.

“Event of Default” means any event or condition identified as such in Section 7.1 hereof.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property.

“Excess Cash Flow” means, with respect to any period, the amount (if any, but which amount shall not be less than zero) by which (a) Cash Flow during such period exceeds (b) the sum of, to the extent each of the following is not deducted in computing Consolidated Net Income and without duplication,

(A) the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income of proceeds received or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted under this Agreement to the extent such amounts are due but not received during such period) and cash charges included in the definition of “Consolidated Net Income” (other than cash charges in respect of Transaction Costs paid on or about the Closing Date to the extent financed with the proceeds of Indebtedness incurred on the Closing Date or an equity investment on the Closing Date)

(B) the amount of capital expenditures, capitalized software expenses and acquisitions of intellectual property of the Lead Borrower and its Restricted Subsidiaries, in each case, made in cash during such period (or, at the option of the Lead Borrower, made prior to the date the applicable Excess Cash Flow payment is required to be made under Section 2.8(c)(iii) with respect to such period) or reasonably expected (as determined by the Lead Borrower in good faith) to be paid in cash in the period immediately following such period, to the extent not financed with the proceeds of long-term Indebtedness (other than the proceeds of any Revolving Loans); provided that if such capital expenditures, capitalized software expenses or acquisitions of intellectual property reasonably expected to be paid in cash in the period immediately following such period are not paid in cash during such period, the amount thereof shall be added back to the calculation of Excess Cash Flow for the next period;

(C) (i) the aggregate amount of all principal payments of Indebtedness (including any prepayment premiums, make-whole expenses, associated interest costs and fees and expenses) made during such period (or, at the option of the Lead Borrower, made prior to the date the applicable Excess Cash Flow payment is required to be made under Section 2.8(c)(iii) with respect to such period) in cash, other than to the extent financed with the proceeds of other long-term Indebtedness (other than the proceeds of any Revolving Loans) of the Lead Borrower or its Restricted Subsidiaries and (ii) any reduction in the principal amount of Indebtedness under this Agreement resulting from assignments to the Lead Borrower and its Affiliates; provided, that any such assignments are in compliance with the provisions of Section 10.10 herein;

(D) increases in Consolidated Working Capital for such period and long-term accounts receivable for such period;

(E) an amount equal to the aggregate net non-cash gain on dispositions by the Lead Borrower and its Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(F) cash payments by the Lead Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Lead Borrower and its Restricted Subsidiaries other than Indebtedness,

(G) (i) cash payments in respect of Fixed Charges during such period, (ii) the amount of Taxes (including penalties and interest) paid in cash during such period, and (iii) reserves set aside or payable with respect to (i) and (ii) for such period in such period;

(H) the aggregate amount of payments and expenditures actually made by the Lead Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and any premium, make-whole or penalty payments) to the extent that such payments and expenditures are not expensed or reimbursed during such period,

(I) without duplication of amounts deducted from Excess Cash Flow in a prior period, the aggregate consideration required to be paid in cash by the Lead Borrower and its Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”) entered into prior to or during such period or any planned cash expenditures (the “Planned Expenditures”), in each case, relating to investments permitted pursuant to Section 6.19, capital expenditures, capitalized software expenses or acquisitions of intellectual property to be consummated or made during the period of four (4) consecutive fiscal quarters of the Lead Borrower following the end of such period (except, in each case, to the extent financed with long-term Indebtedness (other than revolving Indebtedness)); provided that to the extent the aggregate amount of cash actually utilized to finance such investments permitted pursuant to Section 6.19, capital expenditures, capitalized software expenses or acquisitions of intellectual property during such following period of four consecutive fiscal quarters is less than the Contract Consideration and the Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(J) the Lead Borrower and its Restricted Subsidiaries’ portion of the gross capital expenditures of any Flash Venture,

(K) any cash prepayments in connection with Flash Ventures, provided that such credits will be added back to Excess Cash Flow for the succeeding fiscal year once obtained, and

(L) any standalone costs paid in relation to the Spin-Off actually incurred or estimated in good faith by the Lead Borrower to be incurred within 18 months of the Closing Date; provided that to the extent the amount of estimate costs is less than the amount actually incurred, the amount of such shortfall shall be added to the calculation of Excess Cash Flow in the following period.

“Excess Interest” is defined in Section 10.18 hereof.

”Excluded Accounts” means any Deposit Accounts (as defined in the Security Agreement) used solely as a payroll account, pension fund, escrow (including, without limitation, any escrow accounts for the benefit of customers), trust or similar account,, in each case for the benefit of third parties (other than the Loan Parties), or that otherwise contain funds held or received on behalf of third parties (together with the funds in such accounts).

“Excluded Equity Interests” means (a) any capital stock or other Equity Interests of any Person with respect to which the cost or other consequences (including any adverse tax consequences) of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Lenders therefrom as reasonably determined by the Administrative Agent and the Lead Borrower, (b) solely in the case of any pledge of voting Equity Interests of any CFC Holdco or any First-Tier Foreign Subsidiary that is a CFC, any voting Equity Interests in excess of 65.00% of the outstanding voting Equity Interests of such entity, (c) any Equity Interests to the extent the pledge thereof would be prohibited by (i) any applicable law or would require governmental consent, approval, license or authorization (only to the extent such prohibition is applicable and not rendered ineffective by the UCC or other applicable law) or (ii) contractual obligation binding on such Equity Interests on the Closing Date or if later, at the time of the acquisition of such Equity Interests and not incurred in contemplation of such acquisition (only to the extent such prohibition is applicable and not rendered ineffective by the UCC or other applicable law), (d) margin stock or any interest in partnerships, joint ventures and non-Wholly-owned Subsidiaries which cannot be pledged without the consent of, or a pledge of which is restricted by (including as a result of a right of first refusal, call option or a similar right or a requirement to give notice that will trigger such right of first refusal, call option or a similar right), one or more third parties other than the Lead Borrower or any of its Subsidiaries (after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), and (e) the Equity Interests of any (i) Immaterial Subsidiary (except to the extent the security interest in such Equity Interest may be perfected by the filing of a Form UCC-1 (or similar) financing statement), (ii) Unrestricted Subsidiary, (iii) Captive Insurance Subsidiary, (iv) not-for-profit subsidiary, (v) Receivables Financing Subsidiary, (vi) Subsidiary that is an Excluded Subsidiary described in clauses (e), (f), (g) and (h) of the definition of Excluded Subsidiary, (vii) Subsidiary of a Foreign Subsidiary that is a CFC and (viii) any entity whose Equity Interests are specifically agreed by the Administrative Agent to be Excluded Equity Interests as a result of such entity being disregarded as an entity separate from its owner (within the meaning of U.S. Treasury Regulation 301.7701-3(a)) that owns a Subsidiary that is a CFC, so long as such disregarded entity is a Subsidiary Guarantor and has provided a security interest in its assets pursuant to and to the extent provided in the Collateral Documents.

“Excluded Property” means (a) any Excluded Equity Interests, (b) any property, to the extent that the grant of a Lien thereon or perfection of a security interest therein (i) is prohibited by applicable law or contractual obligation, binding on such assets (including, without limitation, Capital Leases) on the Closing Date (or if later, at the time of the acquisition of such asset and not incurred in contemplation of such acquisition) (only to the extent such prohibition is applicable and not rendered ineffective by the UCC or other applicable law), (ii) requires the consent, approval, license or authorization of any governmental authority pursuant to such applicable law or any third party pursuant to any contract between the Lead Borrower or any Subsidiary and such third party binding on such assets on the Closing Date (or if later, at the time of the acquisition of such asset and not incurred in contemplation of such acquisition) or (iii) other than with respect to the Equity Interests of a Borrower or any Subsidiary Guarantor, would trigger a termination event pursuant to any “change of control” or similar provision binding on such assets on the Closing Date (or if later, at the time of the acquisition of such asset and not incurred in contemplation of such acquisition) (in each case of clauses (i), (ii) and (iii) of this clause (b), after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law), (c) United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a Lien thereon would impair the validity or enforceability of such intent-to-use trademark applications under applicable United States federal law, (d) all vehicles and other assets subject to certificates of title, (e) Property that is subject to a Lien securing a purchase money obligation or Capitalized Lease Obligation permitted to be incurred pursuant to this Agreement, if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or Capitalized Lease Obligation) validly prohibits the creation of any other Lien on such Property, (f) commercial tort claims with a value (as reasonably estimated by the Lead Borrower) of less than $30 million, (g) (i) any leasehold real property and (ii) any fee-owned real property, (h) any letter of credit rights that cannot be perfected by a UCC filing, (i) property to the extent a grant or perfection of a security interest in such assets could reasonably be expected to result in material adverse tax consequences or material adverse regulatory consequences to the Lead Borrower or its Subsidiaries (as determined by the Lead Borrower in good faith and in consultation with the Administrative Agent), (j) any receivables and related assets, pledged or transferred in connection with a Permitted Receivables Financing, (k) any property in respect of which the Administrative Agent and Borrower shall agree that the cost, burden, difficulty or consequence of obtaining or perfecting a security interest in such property is excessive in relation to the benefit of the pledge therefrom, (l) any Excluded Accounts and (m) any direct proceeds, substitutions or replacements of any of the foregoing, but only to the extent such proceeds, substitutions or replacements would otherwise constitute Excluded Property.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by any applicable law, rule or regulation or by any contractual obligation existing on the Closing Date (or, if later, the date of the acquisition of such Restricted Subsidiary and not incurred in contemplation of such acquisition) from guaranteeing or providing collateral for the Obligations (only to the extent such prohibition is applicable and not rendered ineffective) or would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guarantee or provide collateral support, (b) any Foreign Subsidiary, (c) any CFC Holdco or any Subsidiary of a Foreign Subsidiary that is a CFC, (d) any Subsidiary that is not a Material Subsidiary, (e) any Receivables Financing Subsidiary, (f) any Captive Insurance Subsidiary, (g) any not-for-profit subsidiary, (h) subject to Section 9.12(iii), any Subsidiary that is not a Wholly-owned Subsidiary, (i) any Subsidiary the assets of which consist principally of minority venture investments and which otherwise have no material assets or operations (which as of the Closing Date shall be limited to Sandisk Capital LLC), (j) any Subsidiary that is (or, if it were a Loan Party, would be) an “investment company” under the Investment Company Act, (k) any Subsidiary for which the provision of a guarantee could reasonably be expected to result in material adverse tax consequences or material adverse regulatory consequences to the Lead Borrower and its Subsidiaries (as determined by the Lead Borrower in good faith and in consultation with the Administrative Agent) and (l) any other Subsidiary with respect to which the cost or other consequences of providing Collateral or guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom as reasonably determined by the Administrative Agent and the Lead Borrower.

“Excluded Swap Obligation” means, with respect to any Loan Party, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee given by such Loan Party or the grant of such security interest, as applicable, becomes effective with respect to such Swap Obligation.

“Excluded Taxes” means, with respect to the Administrative Agent and each Lender, (i) any Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case imposed as a result of the Administrative Agent or such Lender, as applicable, being organized or having its principal office (or, in the case of a Lender, its applicable Lending Office) located in, such jurisdiction (or any political subdivision thereof), or as a result of any other present or former connection between the Administrative Agent or such Lender, as applicable, and such jurisdiction (or any political subdivision thereof), other than a connection arising from executing, delivering, entering into, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, engaging in any other transaction pursuant to, or enforcing any Loan Document, or selling or assigning an interest in any Loan or Loan Document, (ii) any Taxes attributable to such Lender’s failure to comply with Section 10.1(c), (iii) in the case of a Lender (other than a Lender becoming a party hereto pursuant to the Lead Borrower’s request under Section 8.5), any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts or indemnification under Section 10.1, or (iv) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letters of Credit” is defined in Section 2.3(h) hereof.

“Extended Revolving Credit Commitment” is defined in Section 2.15(a)(ii) hereof.

“Extended Revolving Loans” is defined in Section 2.15(a)(ii) hereof.

“Extended Term B Loans” means any Term B Loans extended pursuant to an Extension.

“Extended Term Loans” is defined in Section 2.15(a)(iii) hereof.

“Extension” is defined in Section 2.15(a) hereof.

“Extension Offer” is defined in Section 2.15(a) hereof.

“Facility” means any of the Revolving Facility and any Term Facility.

“FATCA” means Sections 1471-1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future Treasury Regulations promulgated thereunder or official guidance or interpretations issued pursuant thereto and any agreement entered into pursuant to Section 1471(b)(1) of the Code as of the Closing Date (or any amended or successor version described above), any intergovernmental agreement implementing such sections of such Code, and any fiscal or regulatory legislation, rules or practices adopted implementing such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.

“Final Maturity Date” means, as at any date, the latest to occur of (a) the Term B Termination Date, (b) the latest maturity date in respect of any outstanding Extended Term Loans and (c) the latest maturity date in respect of any Incremental Term Loans.

“Final Revolving Termination Date” means, as at any date, the latest to occur of (a) the Revolving Credit Termination Date, (b) the latest termination date in respect of any outstanding Extended Revolving Credit Commitments and (c) the latest termination date in respect of any Incremental Revolving Credit Facility.

“First Lien Leverage Ratio” means as of the date of determination thereof, the ratio of (a) Total Funded Debt of the Lead Borrower and its Restricted Subsidiaries as of such date secured by a first priority Lien including any lien that is pari passu with the Liens securing the Obligations to (b) Consolidated Adjusted EBITDA (i) consistent with the proviso in the definition of “Consolidated Adjusted EBITDA” for the fiscal quarters ended December 29, 2023, March 29, 2024, June 28, 2024 and September 27, 2024, (ii) as determined by the Lead Borrower in accordance with the definition of “Consolidated Adjusted EBITDA” and the financial statements filed in connection with the Lead Borrower’s Form 10-Q for the fiscal quarter ended December 27, 2024 or (iii) for the period of four (4) fiscal quarters then most recently ended for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b), as applicable.

“First-Tier Foreign Subsidiary” means a Foreign Subsidiary, the Equity Interests of which are directly owned by the Lead Borrower or a Domestic Subsidiary that is not a Subsidiary of a Foreign Subsidiary.

“Fiscal Quarter End Date” means the last day of each fiscal quarter of the Lead Borrower, which shall be March 28, 2025, June 27, 2025, October 3, 2025, January 2, 2026, April 3, 2026, July 3, 2026, October 2, 2026, January 1, 2027, April 2, 2027, July 2, 2027, October 1, 2027, December 31, 2027, March 31, 2028, June 30, 2028, September 29, 2028, December 29, 2028, March 30, 2029, June 29, 2029, September 28, 2029, December 28, 2029, March 29, 2030, June 28, 2030, September 27, 2030, December 27, 2030, March 28, 2031, June 27, 2031, October 3, 2031 and January 2, 2032; provided that in each case if such day is not a Business Day, the Fiscal Quarter End Date shall be the immediately preceding Business Day; provided, further, that if the Lead Borrower changes the last day of any fiscal quarter to a date (a “changed date”) on or about the date specified above (a “specified date”), such changed date shall be deemed to be the Fiscal Quarter End Date with respect to such specified date.

“Fixed Amounts” is defined in Section 1.3(a) hereof.

“Fixed Charge Coverage Ratio” shall mean, as of the date of determination thereof, the ratio of (i) Consolidated Adjusted EBITDA for the period of four (4) fiscal quarters then ended to (ii) the Fixed Charges of the Lead Borrower and its Restricted Subsidiaries as of the end of the period of four (4) fiscal quarters then ended.

“Fixed Charges” shall mean shall mean, with respect to any Person and its Restricted Subsidiaries for any period, the sum of:

(i) Interest Expenses of such Person and its Restricted Subsidiaries for such period, and

(ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests made during such period.

“Fixed Dollar Incremental Amount” is defined in Section 2.14(b) hereof.

“Flash Ventures” means Flash Partners Ltd., Flash Alliance Ltd., Flash Forward Ltd. or any other joint venture with Kioxia Corporation or any of its Affiliates (or any of their respective successors).

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate, the Adjusted Daily Simple SOFR, the Japanese Prime Rate or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for the Adjusted Term SOFR Rate shall be (x) in the case of Term B Loans, 0% and (y) in the case of Revolving Loans, 0%, and the initial Floor for the Adjusted Daily Simple SOFR, Adjusted EURIBOR Rate, Adjusted TIBOR Rate, the Japanese Prime Rate and the Central Bank Rate shall be 0%.

“Foreign Subsidiary” means each Subsidiary of the Lead Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiaries of the Lead Borrower, as determined in accordance with GAAP in good faith by the Lead Borrower without intercompany eliminations.

“Form 10” means that certain Form 10 for Sandisk Corporation (File No. 001-42420), filed with the Securities and Exchange Commission on November 25, 2024 (as amended on December 20, 2024, January 21, 2025 and January 27, 2025).

“Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations” means the liability of the Lead Borrower or any of its Restricted Subsidiaries that is (i) owing to any entity that was a Lender, an Agent or a Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger at the time the relevant transaction was entered into or (ii) outstanding on the Closing Date and owing to any entity that is a Lender, an Agent or a Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger on the Closing Date, in each case, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Lead Borrower and/or any Restricted Subsidiary now or hereafter maintained, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts and (c) any other deposit, disbursement, and Cash Management Services afforded to the Lead Borrower or any such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Global Intercompany Note” means the Global Intercompany Note, substantially in the form of Exhibit L to this Agreement.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).

“Grantors” means the Borrowers and the Subsidiary Guarantors.

“Guarantor” is defined in Section 4.3 hereof.

“Guaranty” is defined in Section 4.3 hereof.

“Hazardous Material” means any (a) asbestos, asbestos-containing materials, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any substance, waste or material classified or regulated as “hazardous,” “toxic,” “contaminant” or “pollutant” or words of like import pursuant to any Environmental Law.

“Hedge Agreement” means any interest rate, currency or commodity swap agreements, cap agreements, collar agreements, floor agreements, exchange agreements, forward contracts, option contracts or similar interest rate or currency or commodity arrangements or precious metal hedging arrangements.

“Hedging Liability” means Hedging Obligations (other than with respect to any Loan Party’s Hedging Liabilities that constitute Excluded Swap Obligations solely with respect to such Loan Party) owing by the Lead Borrower or any of its Restricted Subsidiaries (a) to any entity that was a Lender, an Agent or a Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger at the time the relevant Hedge Agreement was entered into or (b) with respect to Hedging Obligations outstanding on the Closing Date, to any entity that is a Lender, an Agent or a Joint Lead Arranger or an Affiliate of a Lender, an Agent or a Joint Lead Arranger on the Closing Date.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Immaterial Subsidiary” has the meaning set forth in the definition of “Material Subsidiary.”

“Incremental Amendment” is defined in Section 2.14(a) herein.

“Incremental Cap” is defined in Section 2.14(b) herein.

“Incremental Equivalent Debt” is defined in Section 6.15 (u).

“Incremental Facility” means (a) any Incremental Term Facility, (b) any Incremental Revolving Credit Facility, (c) the commitments (if any) of Additional Revolving Lenders to make Incremental Revolving Loans in respect of any Revolving Credit Commitment Increase and the Incremental Revolving Loans in respect thereof and/or (d) the commitments (if any) of Additional Term Lender to make Incremental Term Loans in respect of any Term Commitment Increase and the Incremental Term Loans in respect thereof.

“Incremental Loans” means any loans made pursuant to Section 2.14(a).

“Incremental Revolving Credit Facility” is defined in Section 2.14(a) herein.

“Incremental Revolving Loans” means any revolving loans made under any Incremental Revolving Credit Facility or in respect of any Revolving Credit Commitment Increase.

“Incremental Term B Facility” means the commitments (if any) of Additional Term Lender to make Incremental Term B Loans in accordance with Section 2.14(a) and the Incremental Term B Loans in respect thereof.

“Incremental Term B Loans” means any term B loans made pursuant to Section 2.14(a).

“Incremental Term Facility” means the commitments (if any) of Additional Term Lender to make Incremental Term Loans in accordance with Section 2.14(a) and the Incremental Term Loans in respect thereof.

“Incremental Term Loans” means any term loans made pursuant to Section 2.14(a).

“Indebtedness” means for any Person (without duplication):

(a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured,

(b) all indebtedness for the deferred purchase price of Property,

(c) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien,

(d) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee,

(e) any liability in respect of banker’s acceptances or letters of credit,

(f) any indebtedness of another Person, whether or not assumed, of the types described in clauses (a) through (c) above or clauses (g) and (h) below, secured by Liens on Property acquired by the Lead Borrower or its Subsidiaries at the time of acquisition thereof,

(g) [reserved], and

(h) all Contingent Obligations in respect of indebtedness of the types described in clauses (a) through (g) hereof,

provided that the term “Indebtedness” shall not include (i) trade payables, accruals for payroll and other liabilities accrued in the ordinary course of business or consistent with past practice or industry practice and accrued expenses arising in the ordinary course of business or consistent with past practice or industry practice, (ii) (x) any earn-out obligation, purchase price adjustment or holdback obligation in connection with an Acquisition until such obligation becomes a liability on the balance sheet of Person in accordance with GAAP and are not paid within 30 days after becoming due and payable following expiration of any dispute resolution mechanics set forth in any agreement governing the applicable transaction and (y) any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) prepaid or deferred revenue arising in the ordinary course of business, (iv) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset and (v) any leases or guarantees of leases, in each case that is not a Capital Lease, including of joint ventures. The amount of Indebtedness of any person for purposes of clause (f) above shall (unless such indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such indebtedness and (B) the fair market value of the property encumbered thereby.

“Incurrence Based Amount” is defined in Section 1.3(a) hereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information” has the meaning provided in Section 10.23.

“Inside Maturity Exceptions” means (x) Indebtedness in the form of a one year bridge loan that is convertible or exchangeable into, one or more other instruments meeting the applicable maturity requirement set forth in this Agreement for the Indebtedness to be incurred and (y) Indebtedness, together with all other Indebtedness incurred in reliance on this clause (y), with an aggregate outstanding principal amount of up to the greater of $850.0 million and 50% of Consolidated Adjusted EBITDA.

“Intellectual Property Security Agreements” means any of the following agreements executed on or after the Closing Date: (a) a Trademark Security Agreement substantially in the form of Exhibit I-1, (b) a Patent Security Agreement substantially in the form of Exhibit I-2 or (c) a Copyright Security Agreement substantially in the form of Exhibit I-3.

“Interest Expense” means, with reference to any period, (a) the sum of all interest expense (including imputed interest charges with respect to Capitalized Lease Obligations) of the Lead Borrower and its Restricted Subsidiaries payable in cash for such period determined on a consolidated basis in accordance with GAAP but excluding (i) any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (ii) any expensing of bridge, commitment and other financing fees, (iii) any annual administrative or other agency fees, (iv) any premiums, fees or other charges incurred in connection with the refinancing, incurrence, purchase or redemption of Indebtedness (including in connection with the Transactions) and (v) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Permitted Receivables Financing, minus (b) interest income of the Lead Borrower and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to Term Benchmark Loans, the period commencing on the date a Borrowing of Term Benchmark Loans is advanced, continued or created by conversion and ending 1, 3, 6 or, if agreed to by the applicable Lenders, 12 months thereafter (as selected by the applicable Borrowers and subject to the availability thereof); provided, however, that:

(i) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; and

(ii) a month means a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that, if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Investments” is defined in Section 6.19 hereof.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Japanese Prime Rate” means for any Loan denominated in Yen the greater of (a) (i) the Japanese local bank prime rate plus (ii) the Japanese Prime Rate Adjustment and (b) the Floor.

“Japanese Prime Rate Adjustment” means, for any day, for any Loan denominated in Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest TIBOR Rate applicable during such period of five Business Days) minus (ii) the Japanese Prime Rate in effect on the last Business Day in such period; provided, that for purposes of this definition, the Japanese Prime Rate shall be determined disregarding clause (a)(ii) of the definition of such term. For purposes of this definition, the TIBOR Rate on any day shall be based on the TIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Yen for a maturity of one month.

“Joint Lead Arrangers” means, collectively, JPMorgan Chase Bank, N.A., Citibank, N.A., DBS Bank Ltd., Mizuho Bank, Ltd., MUFG Bank, Ltd., RBC Capital Markets, Sumitomo Mitsui Banking Corporation, TD Securities (USA) LLC, BNP Paribas Securities Corp., HSBC Securities (USA) INC., Keybanc Capital Markets Inc., PNC Bank, National Association, Truist Securities, Inc. and U.S. Bank National Association.

“L/C Backstop” means, in respect of any Letter of Credit, (a) a letter of credit delivered to the L/C Issuer which may be drawn by the L/C Issuer to satisfy any obligations of a Borrower in respect of such Letter of Credit or (b) cash or Cash Equivalents deposited with the “L/C Issuer” to satisfy any obligation of a Borrower in respect of such Letter of Credit, in each case, in an amount not to exceed 101.00% of the undrawn face amount and any unpaid Reimbursement Obligations with respect to such Letter of Credit and on terms and pursuant to arrangements (including, if applicable, any appropriate reimbursement agreement) reasonably satisfactory to the respective L/C Issuer.

“L/C Disbursement” means a payment or disbursement made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of a Borrower at such time. The L/C Exposure of any Lender at any time shall be its Revolver Percentage of the total L/C Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP or Article 36 of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“L/C Issuer” means each of (a) JPMorgan Chase Bank, N.A., Citibank, N.A., Mizuho Bank, Ltd., MUFG Bank, Ltd., Royal Bank of Canada, Sumitomo Mitsui Banking Corporation and The Toronto-Dominion Bank, New York Branch, in each case with respect to up to $21,428,571.40 (or such greater amount as agreed to between the Lead Borrower and such L/C Issuer) of Letters of Credit, and (c) and any other L/C Issuer designated pursuant to Section 2.3(j) in each case in its capacity as an L/C Issuer, and its successors in such capacity as provided in Section 2.3(i). An L/C Issuer may, in its discretion, arrange for one (1) or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term L/C Issuer shall include any such Affiliates with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means the aggregate undrawn face amounts of all outstanding Letters of Credit and all unpaid Reimbursement Obligations.

“L/C Sublimit” means $150.0 million, as reduced pursuant to the terms hereof.

“LCT Election” is defined in Section 1.3(c) hereof.

“LCT Test Date” is defined in Section 1.3(c) hereof.

“Lead Borrower” is defined in the introductory paragraph of this Agreement.

“Lender-Related Person” is defined in Section 10.13(b) hereof.

“Lenders” means the several banks and other financial institutions and other lenders from time to time party to this Agreement (excluding Prohibited Lenders), including each assignee Lender pursuant to Section 10.10 hereof.

“Lending Office” is defined in Section 8.6 hereof.

“Letter of Credit” is defined in Section 2.3(a) hereof.

“Letter of Credit Commitment” is defined in Section 2.3(a) hereof.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by the L/C Issuer and not theretofore reimbursed by or on behalf of a Borrower.

“Leverage Ratio” means, as of the date of determination thereof, the ratio of Total Funded Debt of the Lead Borrower and its Restricted Subsidiaries as of such date to Consolidated Adjusted EBITDA (i) consistent with the proviso in the definition of “Consolidated Adjusted EBITDA” for the fiscal quarters ended December 29, 2023, March 29, 2024, June 28, 2024 and September 27, 2024, (ii) as determined by the Lead Borrower in accordance with the definition of “Consolidated Adjusted EBITDA” and the financial statements filed in connection with the Lead Borrower’s Form 10-Q for the fiscal quarter ended December 27, 2024 or (iii) for the period of four (4) fiscal quarters then ended for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b), as applicable.

“Lien” means, with respect to any Property, any deed of trust, mortgage, lien, security interest, pledge, charge or encumbrance in the nature of security in respect of such Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement; provided that in no event shall a lease that is not a Capital Lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (x) any acquisition or investment, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise, by one or more of the Lead Borrower and its Restricted Subsidiaries of or in any assets, business or Person, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, purchase, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interests or preferred stock by one or more of the Lead Borrower and its Restricted Subsidiaries requiring irrevocable notice in advance of such redemption, purchase, repurchase, defeasance, satisfaction and discharge or prepayment.

“Loan” means any Revolving Loan, Term Loan, any loan issued under any Incremental Facility, any Extended Revolving Loan or Extended Term Loan, any loan issued pursuant to the final paragraph of Section 10.11(a) hereof or any Refinancing Term Loans or Loans under any Replacement Revolving Facility.

“Loan Documents” means this Agreement, the Guaranty, the Collateral Documents, any intercreditor agreements contemplated by Section 9.12(v) hereof and, other than for purposes of Section 10.11, the Notes (if any) and the Letters of Credit.

“Loan Parties” means the Borrowers and each Subsidiary Guarantor.

“Material Adverse Effect” means (a) a material adverse effect upon the business, assets, financial condition or results of operations, in each case, of the Lead Borrower and its Restricted Subsidiaries taken as a whole, or (b) a material adverse effect upon the rights and remedies, taken as a whole, of the Administrative Agent and the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Obligations) of any one (1) or more of the Lead Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $350.0 million.

“Material Intellectual Property” mean intellectual property of the Lead Borrower or any Subsidiary that is material to the business of the Lead Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the Lead Borrower).

“Material Subsidiary” means and includes (i) each Subsidiary that is a Restricted Subsidiary (other than an Excluded Subsidiary), except any Restricted Subsidiary that does not have (together with its Subsidiaries) at any time, Consolidated Total Assets the book value of which constitutes more than 5.00% of the book value of the Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries at such time (any such Subsidiary, an “Immaterial Subsidiary” and all such Subsidiaries, the “Immaterial Subsidiaries”); provided that at no time shall the book value of the Consolidated Total Assets of all Immaterial Subsidiaries equal or exceed 10.00 % of the book value of the Consolidated Total Assets of the Lead Borrower and its Restricted Subsidiaries and (ii) each Restricted Subsidiary that the Lead Borrower has designated to the Administrative Agent in writing as a Material Subsidiary.

“Maximum Rate” is defined in Section 10.18 hereof.

“Minimum Extension Condition” is defined in Section 2.15(b) hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and covered by Title IV of ERISA to which a member of the Controlled Group (including the Lead Borrower) is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

“Net Cash Proceeds” means, with respect to any mandatory prepayment event pursuant to Section 2.8(c), (a) the gross cash and cash equivalent proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Lead Borrower or any of its Restricted Subsidiaries in respect of such prepayment event or issuance, as the case may be, less (b) the sum of:

(i) The Lead Borrower’s good faith estimate of taxes paid or payable in connection with any such prepayment event,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) associated with the assets that are the subject of such prepayment event, and retained by the Lead Borrower (or any of its members) or any of the Restricted Subsidiaries, including, with respect to Net Cash Proceeds from a Disposition, liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition and other liabilities associated with the asset disposed of and retained by the Lead Borrower or any of its Restricted Subsidiaries after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a prepayment event occurring on the date of such reduction,

(iii) in the case of a Disposition, (x) the amount of any Indebtedness (other than Indebtedness under this Agreement or Indebtedness that is secured by Collateral on a pari passu or junior basis with Indebtedness under this Agreement (other than Capitalized Lease Obligations)) secured by a Lien permitted hereunder on the assets that are the subject of such prepayment event that is repaid upon consummation of such prepayment event or otherwise subject to mandatory prepayment as a result of such event and (y) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (y)) attributable to minority interests and not available for distribution to or for the account of the Lead Borrower or the Restricted Subsidiaries as a result thereof, and

(iv) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary costs and fees payable in connection therewith.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all non-cash losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase or recapitalization accounting, (e) depreciation and amortization (including, without limitation, as they relate to acquisition accounting, amortization of deferred financing fees or costs, capitalized software expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pension and other post-employment benefits), (f) all non-cash charges attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP, (g) any effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of Taxes, (h) net unrealized gain (after any offset) resulting in such period from currency translation and transaction gains (losses) including those related to currency remeasurements of Indebtedness (including any net gain (loss) resulting from (i) Hedging Obligations for currency exchange risk and (ii) resulting from intercompany indebtedness) and any other foreign currency transaction or translation gains and losses, to the extent such gains (losses) are non-cash items and (i) all other non-cash charges (provided that, in each case, if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA or Cash Flow to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, limited liability company or partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Non-Consenting Lender” is defined in Section 8.5 hereof.

“Note” and “Notes” is defined in Section 2.12(d) hereof.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligations” means all obligations of the Borrowers to pay principal and interest on the Loans, all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Lead Borrower or any of its Restricted Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, including all interest, fees and other amounts which, but for the filing of any insolvency or bankruptcy proceeding with respect to any Loan Party, would have accrued on any Obligations, whether or not a claim is allowed against such Loan Party for such interest, fees or other amounts in such proceeding; provided that, notwithstanding anything to the contrary, the Obligations shall exclude any Excluded Swap Obligation.

“OID” is defined in Section 2.14(a)(H) hereof.

“Other Applicable Indebtedness” is defined in Section 2.8(c)(ii) hereof.

“Other Taxes” is defined in Section 10.4 hereof.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, as of the date of this Agreement, and as codified at 31 C.F.R. Part 850.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” is defined in Section 10.10(d) hereof.

“Participant Register” is defined in Section 10.10(d) hereof.

“Participating Interest” is defined in Section 2.3(d) hereof.

“Participating Lender” is defined in Section 2.3(d) hereof.

“Patriot Act” is defined in Section 5.21(b) hereof.

“Payment” is defined in Section 9.14(a) hereof.

“Payment Notice” is defined in Section 9.14(b) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Percentage” means for any Lender its Revolver Percentage or Term Loan Percentage, as applicable; and where the term “Percentage” is applied on an aggregate basis, such aggregate percentage shall be calculated by aggregating the separate components of the Revolver Percentage and Term Loan Percentage, and expressing such components on a single percentage basis.

“Perfection Certificate” means the perfection certificate dated as of the Closing Date executed by the Loan Parties, in form and substance reasonably satisfactory to the Collateral Agent.

“Permitted Acquisition” means any Acquisition by the Lead Borrower or a Restricted Subsidiary with respect to which all of the following conditions shall have been satisfied:

(a) after giving effect to the Acquisition, the Lead Borrower is in compliance with Section 6.13 hereof;

(b) any new Subsidiary (other than an Excluded Subsidiary) is formed or acquired as a result of or in connection with the Acquisition, such new Subsidiary shall have complied with the requirements of Article 4 hereof in connection therewith (as and when required by Article 4); and

(c) (i) no Event of Default (or in the case of Permitted Acquisitions that are Limited Condition Transactions, no Event of Default under Section 7.1(a), (j) or (k)) shall exist and (ii) the Leverage Ratio does not exceed the then-applicable Leverage Ratio required under Section 6.24 hereof, in the case of each of clauses (i) and (ii) above, subject to an LCT Election, on the date the relevant Acquisition is consummated and after giving effect thereto.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Lead Borrower’s common stock purchased by the Lead Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Lead Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Lead Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Liens” is defined in Section 6.16 hereof.

“Permitted Receivables Financing” means any transaction or series of transactions that may be entered into by the Lead Borrower or any Restricted Subsidiary pursuant to which it sells, conveys or contributes to capital or otherwise transfers (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest in) Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), all of which such sales, conveyances, contributions to capital or transfers shall be made by the transferor for fair value as reasonably determined by the Lead Borrower (calculated in a manner typical for such transactions including a fair market discount from the face value of such Receivables) (a) to a trust, partnership, corporation or other Person (other than the Lead Borrower or any Subsidiary other than any Receivables Financing Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (b) directly to one or more investors or other purchasers (other than the Lead Borrower or any Subsidiary), it being understood that a Permitted Receivables Financing may involve (i) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein (such as a sale, conveyance or other transfer to any Receivables Financing Subsidiary followed by a pledge of the transferred Receivables and Related Assets to secure Indebtedness incurred by the Receivables Financing Subsidiary), and all such transfers, pledges and Indebtedness incurrences shall be part of and constitute a single Permitted Receivables Financing, and (ii) periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, provided that any such transactions shall provide for recourse to such Subsidiary (other than any Receivables Financing Subsidiary) or the Lead Borrower (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of breaches of representations and warranties relating to the Receivables, dilution of the Receivables, customary indemnities and other customary securitization undertakings in the jurisdiction relevant to such transactions.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Lead Borrower’s common stock sold by the Lead Borrower substantially concurrently with any purchase by the Lead Borrower of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any Single Employer Plan or Multiemployer Plan.

“Planned Expenditures” shall have the meaning assigned to such term in clause (d) of the definition of the term “Excess Cash Flow.”

“Platform” has the meaning assigned to such term in Section 10.25(a) hereof.

“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“primary obligations” has the meaning provided in the definition of “Contingent Obligation”.

“primary obligor” has the meaning provided in the definition of “Contingent Obligation”.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Adjustment” means, for any period that includes all or any part of a fiscal quarter included in any Post-Transaction Period, the pro forma increase or decrease in Consolidated Adjusted EBITDA projected by the Lead Borrower in good faith based on the Lead Borrower’s reasonable assumptions as a result of (a) actions taken, prior to or during such Post-Transaction Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings within 18 months of the date hereof, or (b) any additional costs incurred prior to or during such Post-Transaction Period in connection with the combination of operations resulting from the Specified Transaction; provided that, (A) so long as such actions are taken prior to or during such Post-Transaction Period or such costs are incurred prior to or during such Post-Transaction Period it may be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated Adjusted EBITDA, that such cost savings will be realizable during the entirety of such period, or such additional costs will be incurred during the entirety of such period, and (B) any such pro forma increase or decrease to Consolidated Adjusted EBITDA shall be without duplication for cost savings or additional costs already included in Consolidated Adjusted EBITDA for such period. Notwithstanding the foregoing, any Pro Forma Adjustment to Consolidated Adjusted EBITDA for any period, together with any amounts added back pursuant to clauses (a)(vii), (a)(viii) and (a)(xii) of the definition of “Consolidated Adjusted EBITDA” for such period, shall not exceed the greater of $510 million and 30% of Consolidated Adjusted EBITDA for such period (calculated prior to such add-back).

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all capital stock in any Subsidiary of the Lead Borrower or any division or product line of the Lead Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or investment described in the definition of the term “Specified Transaction,” shall be included, (b) any retirement or repayment of Indebtedness, (c) any Indebtedness incurred by the Lead Borrower or any of its Subsidiaries in connection therewith and if such indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination and interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period and (d) the acquisition of any Consolidated Total Assets, whether pursuant to any Specified Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Lead Borrower or any of its Subsidiaries or the Lead Borrower or any of its

Subsidiaries; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above (but without duplication thereof or in addition thereto), the foregoing pro forma adjustments described in clause (a) above may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated Adjusted EBITDA” and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Lead Borrower and its Subsidiaries and (z) reasonably expected to occur or (ii) otherwise consistent with the definition of the term “Pro Forma Adjustment.”

“Prohibited Lender” means (a) (i) any Person identified in writing by the Lead Borrower to the Administrative Agent on or before the Closing Date as a “Prohibited Lender” and (ii) any Person identified in writing upon two (2) Business Days’ notice by the Lead Borrower to the Administrative Agent that is (1) at the time a competitor of the Lead Borrower or any of its Subsidiaries or (2) otherwise identified in such notice as a “Prohibited Lender” and, with respect to this clause (2), consented to by the Administrative Agent, (b) any Affiliate of any Person described in clause (a) above to the extent such Affiliate is clearly identifiable solely on the basis of the similarity of such Affiliate’s name to any Person described in clause (a) (but excluding any Affiliate of such Person that is a bona fide debt fund or investment vehicle that is primarily engaged, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity), in each case, solely to the extent (x) the notice described in the clause (a) is sent via email to the Administrative Agent at JPMDQ_Contact@jpmorgan.com and (y) the list of Prohibited Lenders described in clause (a) is made available to all Lenders (either by the Lead Borrower or by the Administrative Agent with the Lead Borrower’s express authorization) on the Platform; it being understood that to the extent the Lead Borrower provides such list (or any supplement thereto) to the Administrative Agent, the Administrative Agent is authorized to and shall post such list (and any such supplement thereto) on the Platform; provided that no supplement to the list of Prohibited Lenders described in clause (a) above shall apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning assigned to such term in Section 10.25(a).

“Purchaser” is defined in Section 10.10(h) hereof.

“Qualified Acquisition” means an Acquisition (a) of (i) assets comprising all or substantially all or any significant portion of a business or an operating unit or division of a business or (ii) at least a majority (in number of votes) of the capital stock or other Equity Interests of a Person, (b) the aggregate cash consideration for which equals or exceeds $200 million, (c) the Leverage Ratio after giving Pro Forma Effect to such Qualified Acquisition is greater than the Leverage Ratio immediately prior to such Qualified Acquisition and (d) that the Lead Borrower notifies the Administrative Agent in writing at least five (5) Business Days (or such shorter period as may be reasonably acceptable to the Administrative Agent) prior to the consummation of such Acquisition that such Acquisition shall be a “Qualified Acquisition” for purposes of this Agreement along with a certificate signed by a Responsible Officer of the Lead Borrower setting forth a calculation of (x) the Leverage Ratio immediately prior to such Qualified Acquisition and (y) the Leverage Ratio after giving Pro Forma Effect to such Qualified Acquisition; provided that if the Lead Borrower publicly announces such Acquisition later than five (5) Business Days prior to consummation of the Acquisition, the Lead Borrower shall deliver such notice (and certificate, if applicable) on the date of announcement.

“Qualified Public Offering” means the issuance by the Lead Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended.

“Qualifying Bids” has the meaning provided in clause (c) of the definition of “Dutch Auction”.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 10.29.

“Ratio-Based Incremental Amount” is defined in Section 2.14(b) herein.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., and any future amendments.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper)).

“Receivables Financing Subsidiary” means any Wholly-owned Subsidiary of the Lead Borrower formed solely for the purpose of, and that engages only in, one or more Permitted Receivables Financings.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (4) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting, or (5) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, the TIBOR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Amendment” is defined in Section 2.16(f) hereof.

“Refinancing Effective Date” has the meaning set forth in Section 2.16(a) hereof.

“Refinancing Indebtedness” means any incurrence by the Lead Borrower or any Restricted Subsidiary of Indebtedness which serves to refund or refinance other Indebtedness or any Indebtedness issued to so refund, replace or refinance (herein, “refinance”) such Indebtedness, including, in each case, additional Indebtedness incurred to pay accrued but unpaid interest, premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(B) to the extent such Refinancing Indebtedness refinances Indebtedness that was originally (1) subordinated or pari passu to the Obligations (other than Indebtedness incurred under clause (w) of Section 6.15), such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded, (2) secured by the Collateral on a pari passu or junior basis, such Refinancing Indebtedness is secured only by the Collateral and only to the extent as the Indebtedness being refinanced or refunded (but, for the avoidance of doubt, may be unsecured), (3) secured by assets other than the Collateral, such Refinancing Indebtedness is secured only by assets other than the Collateral or (4) unsecured, such Refinancing Indebtedness is unsecured; and

(C) shall not include Indebtedness of a non-Loan Party that refinances Indebtedness of a Loan Party.

“Refinancing Notes” means any secured or unsecured notes issued by a Borrower or any Guarantor (whether under an indenture or otherwise) and the Indebtedness represented thereby; provided that (a) 100% of the Net Cash Proceeds of such Refinancing Notes are used to permanently reduce Loans and/or replace Commitments no later than five (5) Business Days after the date on which such Refinancing Notes are issued; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing Notes is on or after the termination date of the Term Loans so reduced or the Revolving Credit Commitments so replaced; provided that any Refinancing Notes incurred in reliance on the Inside Maturity Exceptions shall not be required to satisfy the foregoing requirement; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so repaid or the Revolving Credit Commitments so replaced; provided that any Refinancing Notes incurred in reliance on the Inside Maturity Exceptions shall not be required to satisfy the foregoing requirement; (e) the terms of such Refinancing Notes do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the termination date of the Term Loans so reduced or the Revolving Credit Commitments so replaced, as applicable (other than (x) in the case of notes, customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default and (y) in the case of loans, customary amortization and mandatory and voluntary prepayment provisions which are, when taken as a whole, consistent in all material respects with, or not materially more restrictive to the Lead Borrower and its Subsidiaries than (as reasonably determined by the Lead Borrower), those applicable to the Term Loans and/or Revolving Credit Commitments, as the case may be, with such Indebtedness to provide that any such mandatory prepayments as a result of asset sales, events of loss, or excess cash flow, shall be allocated on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) with the Term Loans outstanding pursuant to this Agreement); (f) there shall be no obligor with respect thereto that is not a Loan Party; (g) if such Refinancing Notes are secured, the security agreements relating to such assets shall not extend to any assets not constituting Collateral and shall be no more favorable to the secured party or parties, taken as a whole (as reasonably determined by the Lead Borrower) than the Collateral Documents (with such differences as are reasonably satisfactory to the Administrative Agent); (h) if such Refinancing Notes are secured, such Refinancing Notes shall be secured by all or a portion of the Collateral, but shall not be secured by any assets of the Lead Borrower or its subsidiaries other than the Collateral; (i) Refinancing Notes that are secured by Collateral shall be subject to the provisions of a customary intercreditor agreement and (j) all other terms applicable to such Refinancing Notes (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in this clause (j))), when taken as a whole, shall (as reasonably determined by the Lead Borrower) be substantially similar to, or not materially less favorable to the Lead Borrower and its Subsidiaries than, the terms applicable to the Term Loans so reduced or the Revolving Credit Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the latest maturity date applicable to such Term Loans or Revolving Credit Commitments or are added for the benefit of the Lenders); provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent for posting to the Lenders at least five (5) Business Days prior to the issuance of such Refinancing Notes, together with a reasonably detailed description of the material terms and conditions of such Refinancing Notes or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (j) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Required Lenders through the Administrative Agent notify the Lead Borrower within such five (5) Business Day period that they disagree with such determination (including a reasonable description of the basis upon which they disagree).

“Refinancing Term Loans” is defined in Section 2.16(a) hereof.

“Refunding Capital Stock” is defined in Section 6.20(g) hereof.

“Register” is defined in Section 10.10(c)(i) hereof.

“Regulatory Authority” is defined in Section 10.23 hereof.

“Reimbursement Obligations” is defined in Section 2.3(c) hereof.

“Rejecting Lender” is defined in Section 2.8(c)(vii) hereof.

“Related Assets” has the meaning specified in the definition of “Permitted Receivables Financing”.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, trustees, officers, administrators, employees and agents of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration on, at, under or into the Environment.

“Relevant Existing Facility” is defined in Section 2.14(a)(H) hereof.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto and (vi) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Adjusted Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the Adjusted EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the Adjusted TIBOR Rate, or (iv) with respect to any RFR Borrowing denominated in Dollars, the Adjusted Daily Simple SOFR, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, or (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Screen Rate, as applicable.

“Replacement Revolving Credit Commitments” is defined in Section 2.16(c) hereof.

“Replacement Revolving Facility” is defined in Section 2.16(c) hereof.

“Replacement Revolving Facility Effective Date” is defined in Section 2.16(c) hereof.

“Replacement Revolving Loans” is defined in Section 2.16(c) hereof.

“Reply Amount” has the meaning provided in clause (b) of the definition of “Dutch Auction”.

“Reply Discount” has the meaning provided in clause (b) of the definition of “Dutch Auction”

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the thirty day notice period is waived under subsections 27, 28, 29, 30, 31, 32, 34 or 35 of PBGC Regulation Section 4043.

“Repricing Transaction” means each of (a) the prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Term B Loans with the proceeds of any secured term loans incurred or guaranteed by any Borrower or any Guarantor incurred for the primary purpose (as determined by the Lead Borrower in good faith) of reducing the effective yield (with the comparative determinations to be made by the Administrative Agent in a manner consistent with generally accepted financial practices, and in any event consistent with Section 2.14(a)(H)) to less than the effective yield (as determined by the Administrative Agent on the same basis) applicable to such Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (b) any amendment, waiver or other modification to, or consent under, this Agreement incurred for the primary purpose of reducing the effective yield (to be determined by the Administrative Agent on the same basis as set forth in preceding clause (a)) of the Term B Loans; provided that in no event shall any such prepayment, repayment, refinancing, substitution, replacement, amendment, waiver, modification or consent in connection with a prepayment pursuant to Section 2.8(c) or a Change of Control, constitute a Repricing Transaction. Any determination by the Administrative Agent of any effective interest rate as contemplated by preceding clauses (a) and (b) shall be conclusive and binding on all Lenders, and the Administrative Agent shall have no liability to any Person with respect to such determination.

“Required Lenders” means, as of the date of determination thereof, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 50.00% of the sum of the total outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments; provided that the Revolving Credit Commitment of, and the portion of the outstanding Loans, interests in Letters of Credit and Unused Revolving Credit Commitments held or deemed held by, any Defaulting Lender (so long as such Lender is a Defaulting Lender) or the Borrowers or any Borrower’s Affiliates shall be excluded for purposes of making a determination of Required Lenders.

“Required RC Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Credit Commitments representing more than 50% of the sum of the total Revolving Exposures and unused Revolving Credit Commitments at such time; provided that the Revolving Exposures and unused Revolving Credit Commitments held or deemed held by any Defaulting Lender (so long as such Lender is a Defaulting Lender) or the Borrowers or any Borrower’s Affiliates shall be excluded for purposes of making a determination of Required RC Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person means any executive officer (including, without limitation, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, director, controller, any vice president, secretary and assistant secretary), any authorized person or financial officer of such person, any other officer or similar official or authorized person thereof with responsibility for the administration of the obligations of such person in respect of this Agreement and with respect to any Loan Party that is a limited liability company, any manager thereof appointed pursuant to the organizational documents of such Loan Party.

“Restricted Asset Sale Amount” is defined in Section 2.8(c)(vi) hereof.

“Restricted Debt Payment” is defined in Section 6.22(a) hereof.

“Restricted ECF Amount” is defined in Section 2.8(c)(vi)(II) hereof.

“Return Bid” has the meaning provided in clause (b) of the definition of “Dutch Auction”

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. As of the Closing Date, all of the Subsidiaries of the Lead Borrower will be Restricted Subsidiaries.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolver Percentage” means, for each Revolving Lender, the percentage of the aggregate Revolving Credit Commitments represented by such Revolving Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Revolving Lender (including through participation interests in Reimbursement Obligations) of the aggregate principal amount of all Revolving Loans and L/C Obligations then outstanding.

“Revolving Credit Commitments” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Letters of Credit issued for the account of a Borrower hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 1 and made a part hereof, as the same may be reduced, increased or otherwise modified at any time or from time to time pursuant to the terms hereof. The aggregate amount of the Revolving Lenders’ Revolving Credit Commitments on the Closing Date is $1,500.0 million.

“Revolving Credit Commitment Increase” is defined in Section 2.14(a) hereof.

“Revolving Credit Termination Date” means the earlier of (a) February 21, 2030 and (b) such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 2.10, 7.2 or 7.3 hereof.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Credit Commitments, that Lender’s Revolving Credit Commitment; and (ii) after the termination of the Revolving Credit Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of an L/C Issuer, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit) and (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“Revolving Facility” means the credit facility for making Revolving Loans and issuing Letters of Credit described in Sections 2.2 and 2.3 hereof.

“Revolving Lender” means any Lender holding all or a portion of the Revolving Facility.

“Revolving Loan” is defined in Section 2.2 hereof and, as so defined, includes a Base Rate Loan or a Term Benchmark Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” is defined in Section 2.12(d) hereof.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple SOFR.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, any country or territory that is, or whose government is, the subject or target of any Sanctions that broadly restrict or prohibit trade and investment or other dealings with that country, territory or government. As of the Closing Date, the following countries or territories are “Sanctioned Countries”: Crimea, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the non-Ukrainian government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine.

“Sanctioned Person” means, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including, without limitation, (a) any Person listed in any Sanctions-related list of designated Persons maintained and published by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or resident in, or any Governmental Authority or governmental instrumentality of, a Sanctioned Country or (c) any Person controlled by, or acting for the benefit of or on behalf of, any such Person.

“Sanctions” means any economic or trade sanctions enacted, imposed, administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce), the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Secured Parties” has the meaning assigned to that term in the Security Agreement.

“Security Agreement” means that certain Security Agreement, substantially in the form of Exhibit J, dated as of the Closing Date by and between the Loan Parties party thereto and the Collateral Agent.

“Security Agreement Supplement” means an Assumption and Supplemental Security Agreement in the form attached to the Security Agreement as Schedule F.

“Senior Secured Leverage Ratio” means, as of the date of determination thereof, the ratio of (a) Consolidated Senior Secured Debt as of such date to (b) Consolidated Adjusted EBITDA (i) consistent with the proviso in the definition of “Consolidated Adjusted EBITDA” for the fiscal quarters ended December 29, 2023, March 29, 2024, June 28, 2024 and September 27, 2024, (ii) as determined by the Lead Borrower in accordance with the definition of “Consolidated Adjusted EBITDA” and the financial statements filed in connection with the Lead Borrower’s Form 10-Q for the fiscal quarter ended December 27, 2024 or (iii) for the period of four (4) fiscal quarters then most recently ended for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b), as applicable.

“Significant Subsidiary” means any Subsidiary of the Lead Borrower that would be a “significant subsidiary” of the Lead Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Single Employer Plan” means any “employee pension benefit plan” covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is maintained by a member of the Controlled Group (including the Lead Borrower) for current or former employees of a member of the Controlled Group (including the Lead Borrower).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvency Certificate” means a Solvency Certificate substantially in the form of Exhibit E to this Agreement.

“specified date” has the meaning assigned to such term in the definition of the term “Fiscal Quarter End Date.”

“Specified Transaction” means, with respect to any period, (a) the Transactions, (b) any Acquisition or the making of other investments pursuant to which all or substantially all of the assets or stock of a Person (or any line of business or division thereof) are acquired, (c) the disposition of all or substantially all of the assets or stock of a Subsidiary (or any line of business or division of the Lead Borrower or such Subsidiary), (d) any retirement or repayment of Indebtedness or (e) any other event that by the terms of the Loan Documents requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis or after giving Pro Forma Effect thereto.

“Spin-Off” has the meaning assigned to such term in the preliminary statements hereto.

“Spin-Off Transactions” means the Spin-Off, the Closing Date Dividend and any transactions incidental to or reasonably necessary to effectuate any of the foregoing.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted EURIBOR Rate or Adjusted TIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50.00% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one (1) or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Lead Borrower or of any of its direct or indirect Subsidiaries.

“Subsidiary Guarantor” is defined in Section 4.3 hereof.

“Subsidiary Indebtedness” means any Indebtedness of a Subsidiary; provided that Indebtedness of an Additional Borrower solely as it relates to the Obligations under this Agreement shall not be included as “Subsidiary Indebtedness”.

“Supported QFC” is defined in Section 10.29 hereof.

“Swap Obligation” has the meaning assigned to that term in the definition of “Excluded Swap Obligation.”

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deduction, withholdings (including backup withholding), value added taxes, sales and use taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Facility” means the credit facility for the Term B Loans described in Section 2.1(a) hereof.

“Term B Lender” means a Lender with an outstanding Term B Loan Commitment or an outstanding Term B Loan.

“Term B Loan” is defined in Section 2.1(a) hereof.

“Term B Loan Commitment” means, as to any Lender, the obligation of such Lender to make Term B Loans hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced pursuant to Section 2.10. The aggregate amount of the Term B Lenders’ Term B Loan Commitments on the Closing Date is $2,000.0 million.

“Term B Loan Percentage” means, for any Term B Lender, the percentage held by such Term B Lender of the aggregate principal amount of all Term B Loans then outstanding.

“Term B Note” is defined in Section 2.12(d) hereof.

“Term B Termination Date” means February 21, 2032.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate and the Adjusted TIBOR Rate.

“Term Commitment Increase” is defined in Section 2.14(a) hereof.

“Term Facility” means the Term B Facility.

“Term Loan Percentage” means the Term B Loan Percentage.

“Term Loans” means the Term B Loans.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate”.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term

SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Termination Date” is defined in the lead-in of Article 6 hereof.

“TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate two Business Days prior to the commencement of such Interest Period.

“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m. Japan time two Business Days prior to the commencement of such Interest Period.

“Total Consideration” means the total amount (but without duplication) of (a) cash paid in connection with any Acquisition, plus (b) Indebtedness for borrowed money payable to the seller in connection with such Acquisition, plus (c) the fair market value of any equity securities, including any warrants or options therefor, delivered to the seller in connection with any Acquisition, plus (d) the amount of Indebtedness assumed in connection with any Acquisition.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate amount of all Indebtedness under clauses (a), (c), (d) and (e) of such definition (to the extent, in the case of clause (e), that such obligations are funded obligations that have not been reimbursed within two (2) Business Days following the funding thereof) of the Lead Borrower and its Restricted Subsidiaries, as determined on a consolidated basis in accordance with GAAP; provided, that the principal amount of any Refinancing Term Loans or Refinancing Notes that have not yet been applied to permanently reduce Loans and/or replace Commitments in accordance in accordance with the terms of this Agreement shall be excluded; provided further, that any Refinancing Indebtedness in respect of convertible debt instruments, the proceeds of which are held in a segregated account and shown as restricted cash on the consolidated balance sheet of the Lead Borrower and its Subsidiaries until the maturity of such convertible debt instrument, shall be excluded; provided further, that solely for the determination of the First Lien Leverage Ratio, Senior Secured Leverage Ratio or Leverage Ratio for the purposes of Article 6 hereof (other than Section 6.24) and Section 2.14 hereof, Total Funded Debt shall include the product of (x) the aggregate amount of all Indebtedness under clauses (a), (c), (d) and (e) of such definition (to the extent, in the case of clause (e), that such obligations are funded obligations that have not been reimbursed within two (2) Business Days following the funding thereof) of the Flash Ventures (but excluding (i) any Indebtedness of the Flash Ventures comprising guarantees of equipment leases and (ii) any Indebtedness of the Flash Ventures owing to their direct or indirect parent entities) multiplied by (y) the percentage of the Equity Interests of the Flash Ventures held by the Lead Borrower or any of its Subsidiaries.

“Trade Date” has the meaning set forth in Section 10.10(b)(ii)(A).

“Transactions” means, collectively, (a) the transactions contemplated by this Agreement and the other Loan Documents, (b) the Spin-Off Transactions and (C) the payment of fees and expenses in connection with the foregoing.

“Transaction Costs” means any fees, costs or expenses incurred or paid by the Lead Borrower or any of its Restricted Subsidiaries in connection with the Transactions (including OID).

“tranche” is defined in Section 2.15(a) hereof.

“Treasury Capital Stock” is defined in Section 6.20(g) hereof.

“Treasury Regulations” means the regulations issued by the Internal Revenue Service under the Code, as such regulations may be amended from time to time.

“UCC” means the Uniform Commercial Code or any successor provision thereof as in effect from time to time (except as otherwise specified) in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Subsidiary” means (a) any Subsidiary designated by the Lead Borrower as an Unrestricted Subsidiary pursuant to Section 6.9 subsequent to the Closing Date and (b) any Subsidiary of an Unrestricted Subsidiary.

“Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of Revolving Loans and L/C Obligations.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” is defined in Section 10.29 hereof.

“U.S. Tax Compliance Certificate” is defined in Section 10.1(c)(ii)(B)(iii) hereof.

“Voting Stock” of any Person means capital stock, shares or other Equity Interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including, without limitation, general partners of a partnership), other than stock, shares or other Equity Interests having such power only by reason of the happening of a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment; by

(b) the sum of all such payments.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares and shares held by a resident of the jurisdiction, in each case, as required by law) or other Equity Interests are owned by any one (1) or more of the Lead Borrower and the Lead Borrower’s other Wholly-owned Subsidiaries at such time.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” or “¥” mean the lawful currency of Japan.

Section 1.2 Interpretation. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) Terms Generally. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof. Unless otherwise specified therein, references in a particular agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in, such agreement. The term “including” is by way of example and not limitation. The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document herein or in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified, extended, refinanced or replaced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications, extensions, refinancings or replacements set forth herein or in any other Loan Document). All terms that are used in this Agreement or any other Loan Document which are defined in the UCC of the State of New York shall have the same meanings herein as such terms are defined in the New York UCC, unless this Agreement or such other Loan Document shall otherwise specifically provide.

(b) Times of Day. All references to time of day herein are references to New York City, New York time unless otherwise specifically provided.

(c) Accounting Terms; GAAP. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP, (a) except as otherwise provided herein in the definition of “Capital Lease” and (b) without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities by the Lead Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Account Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

Section 1.3 Certain Determinations.

(a) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of any covenant in this Agreement that does not require compliance with a financial ratio or test (including any First Lien Leverage Ratio, any Senior Secured Leverage Ratio, any Leverage Ratio or any Fixed Charge Coverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently or in a series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision in such covenant that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) in such covenant shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in such covenant in connection with such incurrence, but full Pro Forma Effect shall be given to all applicable and related transactions (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases and redemptions of Indebtedness) and all other permitted Pro Forma Adjustments. For purposes of determining compliance at any time with Sections 6.15, 6.16, 6.17, 6.19, 6.20 and 6.22 in the event that any Indebtedness, Lien, asset sale, investment, Distribution and/or Restricted Debt Payment, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.15 (other than Sections 6.15(a)), 6.16 (other than Sections 6.16(d)), 6.17, 6.19, 6.20 and 6.22 the Lead Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category, including reclassifying any utilization of Fixed Amounts as incurred under any available Incurrence Based Amounts and if any applicable ratios or financial tests for such Incurrence Based Amounts would be satisfied in any subsequent fiscal quarter, such reclassification shall be deemed to have automatically occurred if not elected by the Lead Borrower. It is understood and agreed that any Indebtedness, Lien, asset sale, investment, Distribution and/or Restricted Debt Payment need not be permitted solely by reference to one category of permitted Indebtedness, Lien, asset sale, investment, Distribution and/or Restricted Debt Payment, respectively, but may instead be permitted in part under any combination thereof.

(b) Notwithstanding anything to the contrary herein, financial ratios and tests (including the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Leverage Ratio and the Fixed Charge Coverage Ratio (and the components of each of the foregoing)) and the amount of Consolidated Total Assets, but excluding Excess Cash Flow (and the components thereof) contained in this Agreement that are calculated with respect to any test period shall be calculated on a Pro Forma Basis.

(c) In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the First Lien Leverage Ratio, the Senior Secured Leverage Ratio, the Leverage Ratio or the Fixed Charge Coverage Ratio; or

(ii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets or Consolidated Adjusted EBITDA);

in each case, at the option of the Lead Borrower (the Lead Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date (i) the definitive agreement or letter of intent for such Limited Condition Transaction is entered into, (ii) irrevocable notice of redemption, purchase, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Equity Interests or preferred stock is given or (iii) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, on which a “Rule 2.7 announcement” of a firm intention to make an offer is published on a regulatory information services in respect of a target of a Limited Condition Transaction, as applicable (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or discharge of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCT Test Date for which consolidated financial statements of the Lead Borrower are available, the Lead Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or amount, such ratio, basket or amount shall be deemed to have been complied with; provided that compliance with such ratios, baskets or amounts (and any related requirements and conditions) (including as to the absence of any continuing Default or Event of Default) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions being taken in connection therewith (including any incurrence or discharge of Indebtedness and the use of proceeds of such incurrence). For the avoidance of doubt, if the Lead Borrower has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date is exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in Consolidated Adjusted EBITDA or Consolidated Total Assets of the Lead Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Lead Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket or amount (other than the testing of any ratio for purposes of Section 6.24 and the definition of “Applicable Margin”) on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or amount shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or discharge of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.4 Change in Accounting Principles. If, after the Closing Date, there shall occur any change in GAAP (except as otherwise provided herein in the definition of “Capital Lease”) from those used in the preparation of the financial statements referred to in Section 6.1 hereof and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Lead Borrower or the Required Lenders may by notice to the Lenders and the Lead Borrower, respectively, require that the Lenders and the Lead Borrower negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Lead Borrower and its Restricted Subsidiaries shall be the same as if such change had not been made. No delay by the Lead Borrower or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with Section 1.3(b), financial covenants (and all related defined terms) shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Lead Borrower shall neither be deemed to be in compliance with any covenant hereunder nor out of compliance with any covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the Closing Date.

Section 1.5 Currency Generally. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Lead Borrower’s consent to appropriately reflect a change in currency of any country, the adoption of the Euro by any member state of the European Union and any relevant market convention or practice relating to such change in currency or relating to the Euro.

Section 1.6 Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 8.3(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.7 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.8 Additional Currencies.

(a) The Lead Borrower may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into Dollars. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and each Revolving Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuers thereof. Each Revolving Lender (in the case of any such request pertaining to Revolving Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding clause (b) shall be deemed to be a refusal by such Revolving Lender or the L/C Issuer, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Lenders consent to making Revolving Loans in such requested currency and the Administrative Agent and such Revolving Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Lead Borrower and, upon the Lead Borrower’s consent to the appropriate interest rate, (i) the Administrative Agent, such Revolving Lenders or the Lead Borrower may amend this Agreement to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate (and any other administrative changes in the Administrative Agent’s reasonable discretion in consultation with the Lead Borrower) and (ii) to the extent this Agreement has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Revolving Loans. If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Lead Borrower and (i) the

Administrative Agent, the L/C Issuer or the Lead Borrower may amend this Agreement to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate (and any other administrative changes in the Administrative Agent’s reasonable discretion in consultation with the Lead Borrower) and (ii) to the extent this Agreement has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.8, the Administrative Agent shall promptly so notify the Lead Borrower.

Section 1.9 Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the L/C Issuers, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or RFR Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Lead Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuers, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuers, as the case may be.

ARTICLE 2. THE LOAN FACILITIES.

Section 2.1 The Term Loans.

(a) Subject to the terms and conditions set forth herein, each Term B Lender agrees, severally and not jointly, to and shall make a term loan (each individually, a “Term B Loan” and, collectively, the “Term B Loans”) in Dollars to the Lead Borrower on the Closing Date in a principal amount not to exceed such Term B Lender’s Term B Loan Commitment. As provided in Section 2.5(a) and subject to the terms hereof, the Lead Borrower may elect that the Term B Loans comprising the Borrowing hereunder of Term B Loans be either Base Rate Loans or Term Benchmark Loans.

(b) Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

Section 2.2 Revolving Credit Commitments. Prior to the Revolving Credit Termination Date, each Revolving Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually, a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars and in any other Agreed Currency to the Borrowers from time to time during the period from the Closing Date to the Revolving Credit Termination Date up to the amount of such Lender’s Revolving Credit Commitment in effect at such time; provided, however, that the sum of the aggregate principal amount of Revolving Loans and L/C Obligations at any time outstanding shall not exceed the sum of the total Revolving Credit Commitments in effect at such time. Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Revolver Percentages. As provided in Section 2.5(a), and subject to the terms hereof, the Borrowers may elect that each Borrowing of Revolving Loans be (i) in the case of Revolving Loans denominated in Dollars, Term Benchmark Loans, Base Rate Loans or RFR Loans and (ii) in the case of Revolving Loans denominated in an Alternative Currency, Term Benchmark Loans. Revolving Loans may be repaid and reborrowed before the Revolving Credit Termination Date, subject to the terms and conditions hereof.

Section 2.3 Letters of Credit.

(a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Facility, commencing with the Closing Date, the L/C Issuers shall issue standby and documentary letters of credit (each, a “Letter of Credit”) for any Borrower’s account and/or its Subsidiaries’ account (provided that each shall be jointly and severally liable) in an aggregate undrawn face amount up to the L/C Sublimit; provided, however, that the sum of the Revolving Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Revolving Credit Commitments in effect at such time; provided further that there shall not at any time be more than a total of twenty (20) Letters of Credit outstanding; and provided further that (i) no L/C Issuer shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, the aggregate L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed the amount stipulated for it in the definition of “L/C Issuer” (such amount, such L/C Issuer’s “Letter of Credit Commitment”), (ii) Royal Bank of Canada and its Affiliates shall not be obligated to issue any documentary Letters of Credit and (iii) no L/C Issuer shall be required to issue any Letter of Credit if doing so would result in the aggregate Revolving Loans and Letters of Credit extended by such L/C Issuer to exceed its Revolving Credit Commitment. Each Revolving Lender shall be obligated to reimburse the L/C Issuers for such Revolving Lender’s Revolver Percentage of the amount of each drawing under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Revolving Lender pro rata in an amount equal to its Revolver Percentage of the L/C Obligations then outstanding. The Lead Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any L/C Issuer with the consent of such L/C Issuer; provided that the Lead Borrower shall not reduce the Letter of Credit Commitment of any L/C Issuer if, after giving effect of such reduction, the conditions set forth in clauses (i) and (iii) above shall not be satisfied.

(b) Applications. At any time after the Closing Date and before the Revolving Credit Termination Date, the L/C Issuers shall, at the request of a Borrower, issue one (1) or more Letters of Credit in Dollars or in any Alternative Currency, in form and substance acceptable to the applicable L/C Issuer, with expiration dates no later than the earlier of (i) 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or (ii) five (5) Business Days prior to the Revolving Credit Termination Date, in an aggregate face amount as requested by such Borrower subject to the limitations set forth in clause (a) of this Section 2.3, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the applicable L/C Issuer for the Letter of Credit requested (each, an “Application”); provided that any Letter of Credit with a 12-month tenor may provide for the renewal thereof for additional 12-month periods (which shall in no event extend beyond the date referred to in clause (ii) above, unless an L/C Backstop has been provided to the L/C Issuers thereof). Notwithstanding anything contained in any Application to the contrary: (i) the Borrowers shall pay fees in connection with each Letter of Credit as set forth in Section 2.13(b) hereof, and (ii) if the applicable L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit as required pursuant to clause (c) of this Section 2.3, the Borrowers’ obligation to reimburse such L/C Issuer for the amount of such drawing shall bear interest (which the Borrowers hereby promise to pay) from and after the date such drawing is paid to but excluding the date of reimbursement by the Borrowers at a rate per annum equal to the sum of 2.00% plus the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). Without limiting the foregoing, each L/C Issuer’s obligation to issue a Letter of Credit or increase the amount of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.3).

(c) The Reimbursement Obligations. Subject to Section 2.3(b) hereof, the Borrowers shall reimburse the applicable L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) by no later than (x) 2:00 p.m. (New York time) on the Business Day after the date of such payment by such L/C Issuer under a Letter of Credit, if the applicable Borrower has been informed of such drawing by the applicable L/C Issuer on or before 10:00 a.m. (New York time) on the date of the payment of such drawing, or (y) if notice of such drawing is given to the applicable Borrower after 10:00 a.m. (New York time) on the date of the payment of such drawing, reimbursement shall be made within two Business Days following the date of the payment of such drawing, by the end of such day, in all instances in the currency of the applicable Letter of Credit and in immediately available funds at the Administrative Agent’s principal office in New York, New York or such other office as the Administrative Agent may designate in writing to such Borrower, and the Administrative Agent shall thereafter cause to be distributed to the applicable L/C Issuer such amount(s) in like funds; provided that (x) if such Letter of Credit drawing is denominated in Dollars and is not less than $100,000, the Lead Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.05 that such payment be financed with a Base Rate Loan under the Revolving Facility or swingline loan in an equivalent amount or (y) if such Letter of Credit drawing is denominated in an Alternative Currency and is not less than the Dollar Equivalent of $100,000, the Lead

Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.05 that such payment be converted into an equivalent amount of Base Rate Loan under the Revolving Facility denominated in Dollars in an amount equal to the Dollar Equivalent of such Alternative Currency, and, in each case, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan or swingline loan, as applicable. If the applicable Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(d) below. In addition, for the benefit of the Administrative Agent, the L/C Issuers and each Lender, the Borrowers agree that, notwithstanding any provision of any Application, its obligations under this Section 2.3(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the Applications, under all circumstances whatsoever, and irrespective of any claim or defense that the Borrowers may otherwise have against the Administrative Agent, the L/C Issuers or any Lender, including without limitation (i) any lack of validity or enforceability of any Loan Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (iii) the existence of any claim of setoff the Borrowers may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Administrative Agent, the L/C Issuers, any Lender or any other Person, whether in connection with this Agreement, another Loan Document, the transaction related to the Loan Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Administrative Agent or an L/C Issuer under a Letter of Credit against presentation to the Administrative Agent or an L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit; provided that the Administrative Agent’s or an L/C Issuer’s determination that documents presented under the Letter of Credit complied with the terms thereof did not constitute gross negligence, bad faith or willful misconduct of the Administrative Agent or an L/C Issuer (as determined by the final, non-appealable judgment of a court of competent jurisdiction); (vi) any other act or omission to act or delay of any kind by the Administrative Agent or an L/C Issuer, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.3(c), constitute a legal or equitable discharge of each Borrower’s obligations hereunder or under an Application; or (vii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to each Borrower or any Subsidiary or in the relevant currency markets generally.

(d) The Participating Interests. Each Revolving Lender (other than the Lender acting as L/C Issuer) severally and not jointly agrees to purchase from the L/C Issuers, and each L/C Issuer hereby agrees to sell to each such Revolving Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Revolver Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuers. Upon a Borrower’s failure to pay any Reimbursement Obligation on the date and at the time required, or if an L/C Issuer is required at any time to return to a Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from such L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 12:00 noon, or not later than 12:00 noon the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of such L/C Issuer an amount equal to such Participating Lender’s Revolver Percentage of such unpaid Reimbursement Obligation together with interest on such amount accrued from the date such L/C Issuer made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date such L/C Issuer made the related payment to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with each L/C Issuer retaining its Revolver Percentage thereof as a Revolving Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuers under this Section 2.3 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any setoff, counterclaim or defense to payment which any Participating Lender may have or has had against a Borrower, the L/C Issuers, the Administrative Agent, any Lender or any other Person. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of the Revolving Credit Commitment of any Revolving Lender, and each payment by a Participating Lender under this Section 2.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Indemnification. The Participating Lenders shall, to the extent of their respective Revolver Percentages, indemnify the L/C Issuers (to the extent not reimbursed by the applicable Borrower and without relieving such Borrower of its obligation to do so) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except as a result from any L/C Issuer’s gross negligence or willful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction) that such L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.3(e) and all other parts of this Section 2.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f) Manner of Requesting a Letter of Credit. The applicable Borrower shall provide at least three (3) Business Days’ advance written notice to the Administrative Agent and the applicable L/C Issuer (or such lesser notice as the Administrative Agent and the L/C Issuers may agree in their sole discretion) of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the applicable L/C Issuer, in each case, together with the fees called for by this Agreement. The L/C Issuers shall promptly notify the Administrative Agent and the Lenders of the issuance, extension or amendment of a Letter of Credit.

(g) Conflict with Application. In the event of any conflict or inconsistency between this Agreement and the terms of any Application, the terms of this Agreement shall control.

(h) Existing Letters of Credit. Notwithstanding anything to the contrary provided in this Agreement, each letter of credit outstanding on the Closing Date, if any, and listed on Schedule 2.3(a) (each, an “Existing Letter of Credit”) shall be deemed issued under the Revolving Facility to the extent the applicable letter of credit issuer under such facility is an L/C Issuer under the Revolving Facility.

(i) Resignation or Replacement of L/C Issuer. An L/C Issuer may resign as an L/C Issuer hereunder at any time upon at least thirty (30) days’ prior written notice to the Lenders, the Administrative Agent and the Lead Borrower. An L/C Issuer may be replaced at any time by written agreement among the Lead Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of an L/C Issuer. At the time any such resignation or replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.13(b). From and after the effective date of any such resignation or replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the replaced L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the resignation or replacement of an L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of such L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement but shall not be required to issue additional Letters of Credit.

(j) Additional L/C Issuers. From time to time, the Lead Borrower may by notice to the Administrative Agent designate additional Lenders as an L/C Issuer each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent. Each such additional L/C Issuer shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an L/C Issuer hereunder for all purposes.

(k) Provisions Related to Extended Revolving Credit Commitments. If the maturity date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit issued under such tranche, then (i) if one (1) or more other tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, (x) the outstanding Revolving Loans shall be repaid pursuant to Section 2.7(b) on such maturity date to the extent and in an amount sufficient to permit the reallocation of the Letter of Credit Usage relating to the outstanding Letters of Credit contemplated by clause (y) below and (y) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 2.3(d)) under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the Revolving Credit Commitments in respect of such non-terminating tranches at such time (it being understood that (1) the participations therein of Revolving Lenders under the maturing tranche shall be correspondingly released and (2) no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), but without limiting the obligations with respect thereto, the Borrowers shall provide an L/C Backstop with respect to any such Letter of Credit in a manner reasonably satisfactory to the applicable L/C Issuer. If, for any reason, such L/C Backstop is not provided or the reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit; provided that, notwithstanding anything to the contrary contained herein, upon any subsequent repayment of the Revolving Loans, the reallocation set forth in clause (i) shall automatically and concurrently occur to the extent of such repayment (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Credit Commitments, the L/C Sublimit under any tranche of Revolving Credit Commitments that has not so then matured shall be as agreed with such Revolving Lenders; provided that in no event shall such sublimit be less than the sum of (x) the Letter of Credit Usage with respect to the Revolving Lenders under such extended tranche immediately prior to such maturity date and (y) the face amount of the Letters of Credit reallocated to such tranche of Revolving Credit Commitments pursuant to clause (i) of the first sentence of this clause (k) (assuming Revolving Loans are repaid in accordance with clause (i)(x)).

(l) Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrowers when a Letter of Credit is issued, the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrowers for, and no L/C Issuer’s rights and remedies against the Borrowers shall be impaired by, any action or inaction of an L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.4 Applicable Interest Rates.

(a) Term Base Rate Loans. Each Term Loan that is a Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days (or, at times when the Base Rate is based on the Prime Rate, 365 or 366 days, as the case may be) and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Term Benchmark Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on each Fiscal Quarter End Date and at maturity (whether by acceleration or otherwise).

(b) Term Benchmark Term Loans. Each Term Loan that is a Term Benchmark Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted Term SOFR Rate applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period.

(c) [Reserved].

(d) Revolving Base Rate Loans. Each Revolving Loan that is a Base Rate Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days (or, at times when the Base Rate is based on the Prime Rate, 365 or 366 days, as the case may be) and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Term Benchmark Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable in arrears on each Fiscal Quarter End Date and at maturity (whether by acceleration or otherwise).

(e) Revolving Term Benchmark Loans. Each Revolving Loan that is a Term Benchmark Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate, as applicable for such Interest Period, payable in arrears on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period.

(f) Revolving RFR Loans. Each Revolving Loan that is a RFR Loan made or maintained by a Lender shall bear interest (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Base Rate Loans until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted Daily Simple SOFR from time to time in effect, payable in arrears on each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and at maturity (whether by acceleration or otherwise).

(g) Default Rate. While any Event of Default under Section 7.1(a) (with respect to the late payment of principal, interest, Reimbursement Obligations or fees), or, with respect to any Borrower, Section 7.1(j) or (k) exists or after acceleration, such Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the overdue amounts of all Loans, Reimbursement Obligations, interest or fees owing hereunder by it at a rate equal to 2.00% per annum plus (i) in the case of Loans, the interest rate otherwise applicable thereto and (ii) otherwise, the rate applicable to Revolving Loans that are Base Rate Loans. Such interest shall be paid on demand subject, except in the case of any Event of Default under Section 7.1(j) or (k), to the request of the Administrative Agent at the request or with the consent of the Required Lenders.

(h) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Revolving Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.5 Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a) Notice to the Administrative Agent. The applicable Borrower shall give notice to the Administrative Agent by no later than: (i) 1:00 p.m. (New York time) at least three (3) Business Days before the date on which such Borrower requests the Lenders to advance a Borrowing of Loans that are Term Benchmark Loans denominated in Dollars, (ii) 12:00 p.m. (New York time) three (3) Business Days before the date on which such Borrower requests the Lenders to advance a Borrowing of Loans that are Term Benchmark Loans denominated in Euros, (iii) 12:00 p.m. (New York time) four (4) Business Days before the date on which such Borrower requests the Lenders to advance a Borrowing of Loans that are Term Benchmark Loans denominated in Yen, (iv) solely with respect to the Revolving Loans, 1:00 p.m. (New York time) at least five (5) Business Days before the date on which such Borrower requests the Lenders to advance a Borrowing of Loans that are RFR Loans denominated in Dollars and (v) 1:00 p.m. (New York time) on the date such Borrower requests the Lenders to advance a Borrowing of Loans that are Base Rate Loans. The Loans included in each Borrowing of Loans shall bear interest initially at the type of rate specified in such notice. Thereafter, with respect to Base Rate Loans, RFR Loans (solely with respect to the Revolving Loans) and Term Benchmark Loans that are denominated in Dollars, the Borrowers may from time to time elect to change or continue the type of interest rate borne by each Borrowing of Loans or, subject to Section 2.6 hereof, a portion thereof, as follows: (i) if such Borrowing of Loans is of Term Benchmark Loans, on the last day of the Interest Period applicable thereto, the Borrowers may continue part or all of such Borrowing as Term Benchmark Loans or convert part or all of such Borrowing (other than Term Benchmark Loans denominated in an Alternative Currency) into RFR Loans (solely with respect to the Revolving Loans) or Base Rate Loans, (ii) if such Borrowing of Loans is of Base Rate Loans, on any Business Day, the Borrowers may convert all or part of such Borrowing into RFR Loans or Term Benchmark Loans that are denominated in Dollars for an Interest Period or Interest Periods specified by the applicable Borrower or (iii) solely with respect to the Revolving Loans, if such Borrowing of Loans is of RFR Loans, on any Business Day, the Borrowers may convert all or part of such Borrowing into Base Rate Loans. The Borrowers shall give all such notices requesting the advance, continuation or conversion of a Borrowing of Loans to the Administrative Agent by telephone or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Loans that are Term Benchmark Loans for an additional Interest Period must be given by no later than 1:00 p.m. (New York time) at least three (3) Business Days before the date of the requested continuation of a Borrowing of Loans that are denominated in Agreed Currencies. Notice of the conversion of part or all of a Borrowing of Loans that are denominated in Dollars shall be given no later than: (i) 1:00 p.m. (New York time) at least three (3) Business Days before the date on which such Borrower requests the Lenders to convert a Borrowing of Loans into Term Benchmark Loans denominated in Dollars, (ii) solely with respect to the Revolving Loans, 1:00 p.m. (New York time) at least five (5) Business Days before the date on which such Borrower requests the Lenders to convert a Borrowing of Loans into RFR Loans denominated in Dollars and (iii) 1:00 p.m. (New York time) on the date such Borrower requests the Lenders to convert a Borrowing of Loans into Base Rate Loans. All notices concerning the advance, continuation or conversion of a Borrowing of Loans shall specify the date of the requested advance, continuation or conversion of a Borrowing of Loans (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans (Base Rate Loans, Term Benchmark Loans and RFR Loans) to comprise such new, continued or converted Borrowing, if such Borrowing is to be comprised of Revolving Loans, the currency in which such Revolving Loan is to be borrowed, and, if such Borrowing is to be comprised of Term Benchmark Loans, the Interest Period applicable thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Borrowing of Term Benchmark Loans, the applicable Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration. If no currency is specified in any such notice with respect to any advance as a Borrowing of Revolving Loans that are Term Benchmark Loans, the applicable Borrower shall be deemed to have selected Dollars. The Borrowers agree that the Administrative Agent may rely on any such telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrowers hereby indemnify the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic or telecopy notice to each Lender of any notice from a Borrower received pursuant to Section 2.5(a) above and, if such notice requests the Lenders to make Term Benchmark Loans, the Administrative Agent shall give notice to the applicable Borrower and each Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c) A Borrower’s Failure to Notify; Automatic Continuations and Conversions. If a Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Loans that are Term Benchmark Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) and such Borrowing is not prepaid in accordance with Section 2.8(a) or (b), such Borrowing shall, at the end of the Interest Period applicable thereto, (i) in the case of Term Benchmark Loans denominated in Dollars, automatically be converted into a Borrowing of Base Rate Loans and (ii) in the case of Term Benchmark Loans denominated in an Alternative Currency, automatically continued as a Term Benchmark Loan with a one month Interest Period. In the event a Borrower fails to give notice pursuant to Section 2.5(a) of a Borrowing of Loans equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m. (New York time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, such Borrower shall be deemed to have requested a Borrowing of Loans that are Base Rate Loans on such day in the amount of the Reimbursement Obligation then due, which Borrowing, if otherwise available hereunder, shall be applied to pay the Reimbursement Obligation then due.

(d) Disbursement of Loans. Not later than 2:00 p.m. on the date of any requested advance of a new Borrowing of Loans, subject to Article 3 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in New York, New York. The Administrative Agent shall promptly wire transfer the proceeds of each new Borrowing of Loans to an account designated by the applicable Borrower in the applicable notice of borrowing.

(e) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to the date (or, in the case of a Borrowing of Base Rate Loans, by 1:00 p.m. on such date) on which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent, in reliance upon such assumption may (but shall not be required to) make available to a Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to such Borrower attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to such Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to: (i) from the date the related advance was made by the Administrative Agent to the date two (2) Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrowers will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 8.1 hereof so that the Borrowers will have no liability under such Section with respect to such payment.

Section 2.6 Minimum Borrowing Amounts; Maximum Term Benchmark Loans. Each Borrowing of Base Rate Loans and RFR Loans advanced under the applicable Facility shall be in an amount not less than $1.0 million or such greater amount that is an integral multiple of $1.0 million. Each Borrowing of Term Benchmark Loans advanced, continued or converted under the applicable Facility shall be in an amount equal to the Dollar Equivalent of $1.0 million or such greater amount that is an integral multiple of the Dollar Equivalent of $1.0 million. Without the Administrative Agent’s consent, there shall not be more than fifteen (15) Borrowings of Term Benchmark Loans outstanding at any one time.

Section 2.7 Maturity of Loans.

(a) Scheduled Payments of Term B Loans. Subject to Section 2.15, the Lead Borrower shall make principal payments on the Term B Loans in installments on each Fiscal Quarter End Date, commencing with the first full fiscal quarter ended after the Closing Date, in an aggregate amount equal to 0.25% of the aggregate principal amount of the Term B Loans made on the Closing Date, in each case per fiscal quarter (which payments in each case shall be (x) reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.8(a), Section 2.8(c) and Section 2.8(e), as applicable or (y) increased for necessary technical adjustments in connection with a Term Commitment Increase); it being further agreed that a final payment comprised of all principal and interest not sooner paid on the Term B Loans, shall be due and payable on the Term B Termination Date.

(b) Revolving Loans. Each Revolving Loan, both for principal and interest, shall mature and become due and payable by the Borrowers on the Revolving Credit Termination Date.

Section 2.8 Prepayments.

(a) Voluntary Prepayments of Term Loans.

(i) The Lead Borrower may, at its option, upon notice as herein provided, prepay without premium or penalty (subject to the requirements of Section 2.8(a)(iii) below and except as set forth in Section 8.1 below) at any time all, or from time to time any part of, the Term Loans, in each case, in a minimum aggregate amount of $5.0 million or such greater amount that is an integral multiple of $1.0 million or, if less, the entire principal amount thereof then outstanding. The Lead Borrower will give the Administrative Agent written notice (or telephone notice promptly confirmed by written notice) of each prepayment under this Section 2.8 prior to 1:00 p.m. (New York time) at least one (1) Business Day (or such shorter period as the Administrative Agent may agree to) in the case of Base Rate Loans or two (2) Business Days (or such shorter period as the Administrative Agent may agree to) in the case of Term Benchmark Loans prior to the date fixed for such prepayment (which notice may be revoked at the Lead Borrower’s option). Each such notice shall specify the date of such prepayment (which shall be a Business Day), the principal amount of such Term Loans to be prepaid and the interest to be paid on the prepayment date with respect to such principal amount being repaid. Such notice of prepayment may state that such notice is conditioned upon the occurrence of any other event, in which case such notice may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayments made pursuant to this Section 2.8(a) shall be applied against the Class of Term Loans and the remaining scheduled installments of principal due in respect of such Term Loans in the manner specified by the Lead Borrower or, if not so specified on or prior to the date of such optional prepayment, on a pro rata basis to all Classes of Term Loans in direct order of maturity and may not be reborrowed.

(ii) [Reserved].

(iii) In the event that, on or prior to the date that is six (6) months after the Closing Date, the Lead Borrower (x) prepays, repays, refinances, substitutes or replaces any Term B Loans in connection with a Repricing Transaction (including, for the avoidance of doubt, any prepayment made pursuant to Section 2.8(c)(i) that constitutes a Repricing Transaction), or (y) effects any amendment, waiver or other modification of, or consent under, this Agreement resulting in a Repricing Transaction, the Lead Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term B Lenders, (A) in the case of clause (x), a premium of 1.00% of the aggregate principal amount of the Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the Term B Loans outstanding immediately prior to such amendment, waiver, modification or consent that are the subject of such Repricing Transaction. If, on or prior to the date that is six (6) months after the Closing Date, all or any portion of the Term B Loans held by any Term B Lender are prepaid, repaid, refinanced, substituted or replaced pursuant to Section 8.5 as a result of, or in connection with, such Term B Lender being a Non-Consenting Lender with respect to any amendment, waiver, modification or consent referred to in clause (y) above (or otherwise in connection with a Repricing Transaction), such prepayment, repayment, refinancing, substitution or replacement will be made at 101% of the principal amount so prepaid, repaid, refinanced, substituted or replaced. All such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(b) Voluntary Prepayments of Revolving Loans. The Borrowers may prepay without premium or penalty (except as set forth in Section 8.1 below) and in whole or in part any Borrowing of (i) Revolving Loans that are Term Benchmark Loans denominated in Dollars at any time upon at least two (2) Business Days (or such shorter period as the Administrative Agent may agree to in its sole discretion) prior notice by the applicable Borrower to the Administrative Agent, (ii) Revolving Loans that are Term Benchmark Loans denominated in Euros at any time upon at least three (3) Business Days prior notice (or such shorter period as the Administrative Agent may agree to in its sole discretion) by the applicable Borrower to the Administrative Agent, (iii) Revolving Loans that are Term Benchmark Loans denominated in Yen at any time upon at least four (4) Business Days prior notice (or such shorter period as the Administrative Agent may agree to in its sole discretion) by the applicable Borrower to the

Administrative Agent, (iv) Revolving Loans that are RFR Loans at any time upon at least five (5) Business Days’ prior notice (or such shorter period as the Administrative Agent may agree to in its sole discretion) by the applicable Borrower to the Administrative Agent or (v) Revolving Loans that are Base Rate Loans at any time upon at least one (1) Business Day’s prior notice by the applicable Borrower to the Administrative Agent (in the case of each of clauses (i), (ii), (iii), (iv) and (v), such notice must be in writing (or telephone notice promptly confirmed by written notice) and received by the Administrative Agent prior to 2:00 p.m. (New York time) on such date), in each case, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Term Benchmark Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 8.1; provided, however, that no Borrower may partially repay a Borrowing (i) if such Borrowing is of Base Rate Loans or RFR Loans, in a principal amount less than $0.5 million, and (ii) if such Borrowing is of Term Benchmark Loans, in a principal amount less than the Dollar Equivalent of $1.0 million, except, in each case, in such lesser amount of the entire principal amount thereof then outstanding. Any such notice of prepayment may state that such notice is conditioned upon the occurrence of any other event, in which case such notice may be revoked by a Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Mandatory Prepayments.

(i) From and after the Closing Date, if the Lead Borrower or any Restricted Subsidiary shall at any time or from time to time incur any Indebtedness (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.15 (other than Refinancing Indebtedness, Refinancing Notes, Refinancing Term Loans and Replacement Revolving Credit Commitments to the extent the proceeds are used to refinance Term Loans)), then promptly and in any event within five (5) Business Days of receipt by the Lead Borrower or the Restricted Subsidiary of the Net Cash Proceeds from the incurrence of such Indebtedness, the Lead Borrower shall prepay the Term Loans in an aggregate amount equal to 100.00% of the amount of all such Net Cash Proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses. The amount of each such prepayment shall be applied to the outstanding Term Loans of each Class, pro rata, until paid in full; provided that, in the case of any prepayment under this clause (i) made using the Net Cash Proceeds of any Refinancing Indebtedness, each such prepayment shall be applied (A) first, to the Class or Classes of Term Loans, as directed by the Lead Borrower, with the earliest maturity date (ratably among Classes, if multiple Classes exist with the same maturity date), until all such Term Loans of such Class or Classes have been repaid or terminated in full and (B) thereafter, to the successive Class or Classes of Term Loans with the next earliest maturity date (ratably among Classes, if multiple Classes exist with the same maturity date), and so on, until 100% of Net Cash Proceeds of such Refinancing Indebtedness has been applied to the Term Loans as required under this clause (i).

(ii) From and after the Closing Date, if the Lead Borrower or any Restricted Subsidiary shall at any time or from time to time make a Disposition or shall suffer an Event of Loss resulting in Net Cash Proceeds in excess of $15.0 million in a single transaction or in a series of related transactions or $25.0 million in the aggregate for all such Dispositions or Events of Loss during such fiscal year, then promptly and in any event within five (5) Business Days of receipt by the Lead Borrower or the Restricted Subsidiary of the Net Cash Proceeds of such Disposition or such Event of Loss, the Lead Borrower shall prepay the Term Loans, in an aggregate amount equal to 100.00% of the amount of all such Net Cash Proceeds in excess of the amount specified above; provided that, in the case of each Disposition and Event of Loss, if the Lead Borrower or the applicable Restricted Subsidiary intends to invest or reinvest, as applicable, within twelve (12) months of the applicable Disposition or receipt of Net Cash Proceeds from an Event of Loss, the Net Cash Proceeds thereof in assets used or useful in the operations of the Lead Borrower or its Subsidiaries or otherwise invest in the business of the Lead Borrower or its Subsidiaries, then the Lead Borrower shall not be required to make a mandatory prepayment under this Section in respect of such Net Cash Proceeds to the extent such Net Cash Proceeds are actually invested or reinvested within such twelve-month period, or the Lead Borrower or a Restricted Subsidiary has committed to so invest or reinvest such Net Cash Proceeds during such twelve-month period and such Net Cash Proceeds are so reinvested within 180 days after the expiration of such twelve-month period; provided, however, that if any Net Cash Proceeds have not been so invested or reinvested prior to the expiration of the applicable period, the Lead Borrower shall promptly prepay the Term Loans in the amount of such Net Cash Proceeds in excess of the amount specified above not so invested or reinvested; provided, further, that if, at the time that any such prepayment would be required hereunder, the Lead Borrower is required to prepay or offer to repurchase any other Indebtedness secured on a pari passu basis (or any

Refinancing Indebtedness in respect thereof that is secured on a pari passu basis) with the Obligations pursuant to the terms of the documentation governing such Indebtedness with such Net Cash Proceeds (such Indebtedness (or Refinancing Indebtedness in respect thereof) required to be prepaid or offered to be so repurchased, the “Other Applicable Indebtedness”), then the Lead Borrower may apply such Net Cash Proceeds on a pro rata basis to the prepayment of the Term Loans and to the repurchase or prepayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time; provided that the portion of such Net Cash Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Cash Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Cash Proceeds shall be allocated to the Term Loans in accordance with the terms hereof), and the amount of the prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.8(c)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly be applied to prepay the Term Loans in accordance with the terms hereof. The amount of each such prepayment shall be applied to the outstanding Term Loans of each Class pro rata, until paid in full.

(iii) No later than the fifth Business Day after the date on which financial statements with respect to each fiscal year of the Lead Borrower are required to be delivered pursuant to Section 6.1(b) (beginning with the first full fiscal year ended after the Closing Date), the Lead Borrower shall prepay the then outstanding Term B Loans by an amount equal to (A) 50% of Excess Cash Flow of the Lead Borrower and its Restricted Subsidiaries for the most recently completed fiscal year of the Lead Borrower; provided that the foregoing percentage shall be reduced to 25% when the First Lien Leverage Ratio calculated on a Pro Forma Basis as of the last day of the relevant fiscal year is equal to or less than 1.75 to 1.00 but greater than 1.25 to 1.00, and 0% when the First Lien Leverage Ratio calculated on a Pro Forma Basis as of the last day of the relevant fiscal year is equal to or less than 1.25 to 1.00 minus without duplication of any deductions set forth in the definition of “Excess Cash Flow” (B) the principal amount of (1) any Term Loans, and, to the extent pari passu with the Term Loans in right of payment and with respect to security, Incremental Term Loans, Incremental Equivalent Debt, Refinancing Term Loans, Refinancing Notes and Refinancing Indebtedness in the form of term loans and (2) any Revolving Loans, Incremental Revolving Loans and Refinancing Indebtedness in the form of revolving loans (in each case, to the extent accompanied by a permanent reduction of the relevant revolving commitment) voluntarily prepaid pursuant to paragraphs (a) and (b) of this Section 2.8 or purchased by the Lead Borrower or any of its Subsidiaries in cash pursuant to Section 10.10(h) (with the amount of the deduction pursuant to this subclause (B) for Loans purchased pursuant to Section 10.10(h) being limited to the amount of cash paid by the Lead Borrower or any of its Subsidiaries in connection therewith) or voluntarily prepaid or purchased pursuant to the applicable provisions of the documentation governing such Refinancing Indebtedness, Incremental Equivalent Debt, Refinancing Notes or Refinancing Term Loans, in each case, during such fiscal year on or, at the option of the Lead Borrower, prior to the date of the required prepayment under this Section 2.8(c)(iii) in respect of such fiscal year; provided that (x) no such voluntary prepayments or purchases shall reduce the payments required to be made under this Section 2.8(c)(iii) for more than one fiscal year, (y) no such voluntary prepayments or purchases shall reduce the payments required to be made under this Section 2.8(c)(iii) to the extent financed with long-term Indebtedness (other than revolving Indebtedness) and (z) no mandatory prepayment shall be required under this Section 2.8(c)(iii) to the extent the amount calculated hereby does not exceed $20.0 million; provided further that any amounts permitted to be deducted from Excess Cash Flow pursuant to the definition thereof may instead be applied to reduce the amount of any ECF Payment on a dollar for dollar basis, in the sole discretion of the Lead Borrower. The amount of each such prepayment shall be applied to the outstanding Term B Loans pro rata until paid in full. Any payment under this clause (iii) shall be an “ECF Payment.”

(iv) [Reserved].

(v) The Borrowers shall, on each date the Revolving Credit Commitments are reduced pursuant to Section 2.10, prepay the Revolving Loans and, if necessary after such Revolving Loans have been repaid in full, replace or cause to be cancelled (or provide an L/C Backstop or make other arrangements reasonably satisfactory to the L/C Issuers) outstanding Letters of Credit by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans and L/C Obligations then outstanding to the amount to which the Revolving Credit Commitments have been so reduced. Each prefunding of L/C Obligations that the Borrowers choose to make to the Administrative Agent as a result of the application of this clause (v) by the deposit of cash or Cash Equivalents with the Administrative Agent shall be made in accordance with Section 7.4.

(vi) (I) Notwithstanding any provision under this Section 2.8(c) to the contrary, (A) any amounts that would otherwise be required to be paid by the Lead Borrower pursuant to Section 2.8(c)(ii) above shall not be required to be so prepaid to the extent any such Disposition is consummated by a Foreign Subsidiary, such Net Cash Proceeds in respect of any Event of Loss are received by a Foreign Subsidiary or such Indebtedness is incurred by a Foreign Subsidiary, for so long as the repatriation to the United States of any such amounts would be prohibited under any Applicable Laws (including any such laws with respect to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of the directors of the relevant Subsidiaries) and (B) if the Lead Borrower determines in good faith that the repatriating of any amounts required to mandatorily prepay the Loans pursuant to Section 2.8(c)(ii) above would result in a tax liability that is material to the amount of funds otherwise required to be repatriated (including any withholding tax) (such amount in clauses (A) and (B), a “Restricted Asset Sale Amount”), the amount the Lead Borrower shall be required to mandatorily prepay pursuant to Section 2.8(c)(ii) shall be reduced by the Restricted Asset Sale Amount until such time as it may repatriate such Restricted Asset Sale Amount without incurring such tax liability.

(II) Notwithstanding any provision under this Section 2.8(c) to the contrary, for purposes of calculating the amount of the ECF Payment in Section 2.8(c)(iii), “Excess Cash Flow” will be deemed to be reduced by the amount of Excess Cash Flow generated by a Foreign Subsidiary (A) that would be prohibited under any Applicable Laws (including any such laws with respect to financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance and similar legal principles, restrictions on upstreaming of cash intra group and the fiduciary and statutory duties of directors of the relevant Subsidiaries) from being repatriated to the United States or (B) that the Lead Borrower determines in good faith would result in a tax liability that is material to the amount of funds otherwise required to be repatriated (including any withholding tax) if repatriated to the United States (the amount of such Foreign Subsidiary Excess Cash Flow in clauses (A) and (B) without duplication, the “Restricted ECF Amount”); provided that such amounts in clause (A) shall only constitute a Restricted ECF Amount for so long as such repatriation to the United States is prohibited under Applicable Laws, and in clause (B) shall only constitute Restricted ECF Amount for so long as such repatriation would result in such tax liability.

(vii) Notwithstanding the foregoing, each Term B Lender shall have the right to reject its applicable Term B Loan Percentage of any mandatory prepayment of the Term B Loans pursuant to Section 2.8(c) (i) (other than Refinancing Indebtedness in respect of the Term Loans), (ii) and (iii) above (each such Lender, a “Rejecting Lender”); provided that any amount rejected by a Rejecting Lender may be retained by the Lead Borrower (the aggregate amount of such proceeds so rejected as of any date of determination, the “Declined Proceeds”).

(viii) Unless the applicable Borrower otherwise directs, prepayments of Revolving Loans under this Section 2.8(c) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Term Benchmark Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 2.8(c) shall be made by the payment of the principal amount to be prepaid and, in the case of any Term Benchmark Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 8.1. Except as otherwise provided in Section 2.8(c)(i) or Section 2.8(c)(ii), mandatory prepayments of the Term Loans shall be applied to each Class of Term Loans on a pro rata basis (other than with respect to prepayments made under Section 2.8(c)(iii)) and applied to the installments thereof as directed by the Lead Borrower, or if not so specified before the date of required payment, in the direct order of maturity other than with respect to that portion of any installment held by a Rejecting Lender.

(d) Defaulting Lenders. Until such time as the Default Excess (as defined below) with respect to any Defaulting Lender has been reduced to zero, (i) any voluntary prepayment of the Revolving Loans pursuant to Section 2.8(b) shall, if the applicable Borrower so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no loans outstanding and the Revolving Credit Commitments of such Defaulting Lender were zero and (ii) any mandatory prepayment of the Loans pursuant to Section 2.8(c) shall, if the applicable Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Loans of such Defaulting Lender) as if such Defaulting Lender has funded all defaulted Loans of such Defaulting Lender, it being understood and agreed that the

Borrowers shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (d). “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Percentage of the aggregate outstanding principal amount of the applicable Loans of all the applicable Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective defaulted Loans) over the aggregate outstanding principal amount of the applicable Loans of such Defaulting Lender.

(e) The Administrative Agent will promptly advise each Lender of any notice of prepayment it receives from a Borrower, and in the case of any partial prepayment under Section 2.8(a) hereof, such prepayment shall be applied to the Class of Term Loans and the remaining amortization payments on such Term Loans in the manner specified by the Lead Borrower or, if not so specified on or prior to the date of such optional prepayment, on a pro rata basis to all Classes of Term Loans in the direct order of maturity.

Section 2.9 Place and Application of Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrowers under this Agreement and the other Loan Documents, shall be made by the Borrowers to the Administrative Agent by no later than (i) except with respect to principal of and interest on Loans denominated in an Alternative Currency, 2:00 p.m. on the due date thereof at the office of the Administrative Agent in New York, New York (or such other location as the Administrative Agent may designate to the Borrowers in writing) for the benefit of the Lender or Lenders entitled thereto and (ii) in the case of payments with respect to principal and interest on Loans denominated in an Alternative Currency, the Applicable Time specified by the Administrative Agent on the dates specified herein in the applicable Alternative Currency, in each case, at the office of the Administrative Agent in New York, New York (or such other location as the Administrative Agent may designate to the Borrowers in writing) for the benefit of the relevant Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments, except with respect to principal of and interest on Loans denominated in an Alternative Currency, shall be made in Dollars, in immediately available funds at the place of payment, in each case without setoff or counterclaim, except as provided in Section 10.7. If, for any reason, a Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 hereof or (y) after written instruction by the Required Lenders, after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations by the Administrative Agent or any of the Lenders, shall be remitted to the Administrative Agent and distributed as follows:

(a) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, and in any event all costs and expenses of a character which the Borrowers have agreed to pay the Administrative Agent under Section 10.13 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(b) second, to the payment of any outstanding interest and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(c) third, to the payment of principal on the Term Loans, Revolving Loans and unpaid Reimbursement Obligations (together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 7.4 hereof (until the Administrative Agent is holding an amount of cash equal to the then outstanding amount of all Letters of Credit, to the extent the same have not been replaced or cancelled or otherwise provided for to the reasonable satisfaction of the L/C Issuers)), Hedging Liability and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, the aggregate amount paid to (or held as collateral security for) the Lenders and, in the case of Hedging Liability and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, their Affiliates and other Secured Parties, to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(d) fourth, to the payment of all other unpaid Obligations and all other indebtedness, obligations, and liabilities of the Borrowers and their Subsidiaries secured by the Collateral Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(e) fifth, to the Borrowers or whoever else may be lawfully entitled thereto.

Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

Section 2.10 Commitment Terminations. The Term B Loan Commitments shall automatically terminate upon the making, conversion or continuance, as applicable, of the Term B Loans on the Closing Date. The Borrowers shall have the right at any time and from time to time, upon three (3) Business Days’ prior written notice to the Administrative Agent (which notice may conditioned upon the occurrence of any other event, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), to terminate the Revolving Credit Commitments in whole or in part, any partial termination to be (i) in an amount not less than the Dollar Equivalent of $1.0 million or any greater amount that is an integral multiple of the Dollar Equivalent of $0.1 million and (ii) allocated ratably among the Lenders in proportion to their respective Revolver Percentages; provided that the Revolving Credit Commitments may not be reduced to an amount less than the sum of the aggregate principal amount of Revolving Loans and of L/C Obligations then outstanding; provided further that all Revolving Credit Commitments shall terminate automatically on the Revolving Credit Termination Date. Any termination of the Revolving Credit Commitments below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Lender of any such termination (in whole or in part) of the Revolving Credit Commitments. Any termination of the Revolving Credit Commitments pursuant to this Section 2.10 may not be reinstated.

Section 2.11 [Reserved].

Section 2.12 Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, with respect to Revolving Loans, the type thereof and, with respect to Term Benchmark Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to clauses (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms of Exhibit D-1 (in the case of its Term B Loan and referred to herein as a “Term B Note”), Exhibit D-4 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), as applicable (the Term B Notes and Revolving Notes being hereinafter referred to collectively as the “Notes” and individually as a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to such Lender in the amount of such Lender’s Percentage of the applicable Term Loan or Revolving Credit Commitment, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.10) be represented by one (1) or more Notes, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

Section 2.13 Fees.

(a) Revolving Credit Commitment Fee. The Borrowers shall pay to the Administrative Agent for the ratable account of the Lenders according to their Revolver Percentages a commitment fee at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Revolving Credit Commitments (the “Commitment Fee”); provided, however, that no Commitment Fee shall accrue to the Unused Revolving Credit Commitment of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender. Such Commitment Fee shall be payable quarterly in arrears on the fifteenth day following each Fiscal Quarter End Date (commencing on the first such date occurring after the Closing Date).

(b) Letter of Credit Fees. Quarterly in arrears, on the fifteenth day following each Fiscal Quarter End Date, commencing on the first such date occurring after the Closing Date, and on the Revolving Credit Termination Date, the Borrowers shall pay to the L/C Issuer for its own account a fronting fee equal to 0.125% of the face amount of (or of the increase in the face amount of) each outstanding Letter of Credit. Quarterly in arrears, on the fifteenth day following each Fiscal Quarter End Date, commencing on the first such date occurring after the Closing Date, and on the Revolving Credit Termination Date, the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders according to their Revolver Percentages, a letter of credit fee at a rate per annum equal to the Applicable Margin then in effect with respect to Term Benchmark Loans under the Revolving Facility (computed on the basis of a year of 360 days and the actual number of days elapsed) during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter; provided that while any Event of Default under Section 7.1(a) (with respect to the late payment of principal, interest, Reimbursement Obligations or fees) or Section 7.1(j) or Section 7.1(k) exists or after acceleration (but without duplication of the rate set forth in Section 2.4(g)), such rate with respect to overdue fees shall increase by 2.00% over the rate otherwise payable and such fee shall be paid on demand subject, except in the case of any Event of Default under Section 7.1(j) or (k), to the request of the Administrative Agent at the request or with the consent of the Required Lenders; provided further that no letter of credit fee shall accrue to the Revolver Percentage of a Defaulting Lender, or be payable for the benefit of such Lender, so long as such Lender shall be a Defaulting Lender. In addition, the Borrowers shall pay to the L/C Issuers for their own account the L/C Issuers’ standard drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuers from time to time.

(c) [Reserved].

(d) Administrative Agent Fees. The Lead Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between the Lead Borrower and the Administrative Agent.

(e) Fees Generally. All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the applicable Lenders, except that the Borrowers shall pay the fronting fees directly to the applicable L/C Issuer. Once paid when due and payable, none of the fees shall be refundable under any circumstances.

Section 2.14 Incremental Credit Extensions.

(a) At any time and from time to time after the Closing Date, subject to the terms and conditions set forth herein, the Lead Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make such notice available to each of the Lenders), pursuant to an Incremental Amendment (“Incremental Amendment”) request to effect (i) one (1) or more additional term loan facilities hereunder or increases in the aggregate amount of any Term Facility (each such increase, a “Term Commitment Increase”) from one (1) or more Additional Term Lender or (ii) additional revolving credit facilities (each such additional facility, an “Incremental Revolving Credit Facility”) or increases in the aggregate amount of the Revolving Credit Commitments (each such increase, a “Revolving Credit Commitment Increase” and together with any Term Commitment Increase, any Incremental Term Facility and any Incremental Revolving Credit Facility, a “Commitment Increase”) from Additional Revolving Lenders; provided that, unless otherwise provided below, upon the effectiveness of each Incremental Amendment:

(A) no Default or Event of Default shall have occurred and be continuing or would exist after giving effect thereto (or in the case of an Incremental Facility used to finance a Limited Condition Transaction, no Event of Default as those described in subsection (a), (j) or (k) of Section 7.1 hereof exists or would exist after giving effect thereto);

(B) [reserved];

(C) [reserved];

(D) each Incremental Term B Facility and each other Incremental Term Facility shall have a final maturity date no earlier than the Term B Termination Date then in effect; provided, that any Incremental Term Facility incurred in reliance on the Inside Maturity Exceptions shall not be required to satisfy the foregoing requirement;

(E) [reserved];

(F) the Weighted Average Life to Maturity of any Incremental Term B Loans and any other Incremental Term Loans shall not be shorter than the Weighted Average Life to Maturity of the Term B Loans then outstanding; provided that any Incremental Term Loans incurred in reliance on the Inside Maturity Exceptions shall not be required to satisfy the foregoing requirement;

(G) any Incremental Revolving Loans will mature no earlier than, and will require no scheduled amortization or mandatory reduction of the commitments related thereto prior to, the Revolving Credit Termination Date then in effect and all other terms of any such Incremental Revolving Credit Facility (except with respect to margin, pricing and fees and as set forth in the foregoing clauses and clause (J) below and other than any terms which are applicable only after the then-existing maturity date with respect to the Revolving Facility) shall be substantially identical to the Revolving Facility or otherwise reasonably acceptable to the Administrative Agent;

(H) the pricing terms (including interest rate and margin, fees, original issue discount (if any), funding discount (if any), premiums (if any), interest rate floors (if any), amortization), mandatory prepayment and redemptions terms, financial covenants (if any), assignment provisions applicable to any Incremental Facility or Incremental Loans will be determined by the Lead Borrower and the Additional Lenders providing such Incremental Facility or Incremental Loans; provided that, (i) any maintenance financial covenants shall be no more restrictive to the Lead Borrower and its Restricted Subsidiaries than the maintenance financial covenant set forth in Section 6.24 or shall otherwise only apply after the Final Revolving Termination Date and (ii) in the case of Incremental Term Loans or Incremental Term Facilities that are denominated in Dollars and secured pari passu in right of payment and with respect to security with any then existing Term B Loans and incurred within twenty-four (24) months of the Closing Date (the “Relevant Existing Facility”), such interest rate will not be more than 0.50% higher than the corresponding interest rate applicable to the Relevant

Existing Facility unless the interest rate with respect to the Relevant Existing Facility is adjusted to be equal to the interest rate with respect to the relevant Incremental Term Loans or Incremental Term Facility, minus 0.50%; provided, further, that in determining the applicable interest rate under this clause (H): (x) original issue discount (“OID”) or upfront fees paid in connection with the Relevant Existing Facility or such Incremental Term Facility or Incremental Term Loans (based on a four-year average life to maturity), shall be included, (y) any amendments to or changes in the Applicable Margin with respect to the Relevant Existing Facility that became effective subsequent to the Closing Date but prior to the time of (or concurrently with) the addition of such Incremental Term Facility or Incremental Term Loans shall be included and (z) arrangement, syndication, commitment, ticking, structuring, underwriting and other similar fees and any amendment fees paid or payable to the Joint Lead Arrangers (or their affiliates) in their respective capacities as such in connection with the Relevant Existing Facility or to one or more arrangers (or their affiliates) in their capacities as such applicable to such Incremental Term Facility or Incremental Term Loans shall be excluded,

(I) all Incremental Facilities shall rank pari passu or junior in right of payment and right of security in respect of the Collateral (if any) with the Term Loans and the Revolving Loans or may be unsecured; provided that to the extent any such Incremental Facilities are subordinated in right of payment or right of security, or pari passu in right of security and subject to separate documentation, they shall be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(J) no Incremental Facility shall be guaranteed by any Person which is not a Loan Party;

(K) any mandatory prepayment (other than scheduled amortization payments) of Incremental Term Loans that are pari passu in right of payment with any then-existing Term Loans shall be made on a pro rata basis with such then-existing Term Loans (and all other then-existing Incremental Term Loans requiring ratable prepayment), except that the Lead Borrower and the Additional Lenders in respect of such Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any prepayments on a less than pro rata basis (but not on a greater than pro rata basis);

(L) the Lead Borrower shall have delivered to the Administrative Agent a certificate of a financial officer certifying to the effect set forth in subclauses (A) and (B) above, together with reasonably detailed calculations demonstrating compliance with subclause (B) above (which calculations shall, if made as of the last day of any fiscal quarter of the Lead Borrower for which the Lead Borrower has not delivered to the Administrative Agent the financial statements and Compliance Certificate required to be delivered by Section 6.1(e), be accompanied by a reasonably detailed calculation of Consolidated Adjusted EBITDA for the relevant period);

(M) all fees or other payments owing pursuant to Section 10.13 or as otherwise agreed in writing in respect of such Commitment Increase to the Administrative Agent and the Additional Lenders shall have been paid; and

(N) the other terms and conditions (excluding those referenced in clauses (A) through (L)) of such Incremental Facility shall be substantially similar to, or (taken as a whole) no more favorable (as reasonably determined by the Lead Borrower) to the lenders providing such Incremental Facility than those applicable to the Term Loans (except for covenants or other provisions applicable only to periods after the latest final maturity date other than existing Term Loans or Commitments); provided that (i) to the extent the terms of any Incremental Term Loans are not substantially similar to the terms applicable to the relevant Term Facility (except with respect to pricing and fees and to the extent permitted by the foregoing clauses above and other than any terms which are applicable only after the then-existing maturity date with respect to the relevant Term Facility), such terms shall be reasonably satisfactory to the Administrative Agent and (ii) any Incremental Term B Loans will not have the benefit of the financial covenant set forth in section 6.24.

(b) Notwithstanding anything to contrary herein, the aggregate principal amount of all Commitment Increases incurred after the Closing Date shall not exceed the sum of (i) the greater of $850 million and 50% of Consolidated Adjusted EBITDA (less (I) the aggregate principal amount of Incremental Equivalent Debt incurred pursuant to Section 6.15 (u) in reliance on this clause (i) of the Incremental Cap) (the amount under this clause (i), the “Fixed Dollar Incremental Amount”), (ii) the principal amount of all voluntary permanent commitment reductions in respect of the Revolving Facility or any Incremental Revolving Credit Facility incurred using the Fixed Dollar Incremental Amount, and the principal amount of any voluntary prepayment or assignment to a Borrower of any loan under the Term Loan Facility or any Incremental Term Facility incurred using the Fixed Dollar Incremental Amount (in each case other than with the proceeds of long-term indebtedness) and (iii) an unlimited amount so long as in the case of this clause (iii), (A) in the case of an Incremental Facility secured on a pari passu lien basis with the Obligations, the First Lien Leverage Ratio does not exceed 1.75 to 1.00, (B) in the case of an Incremental Facility that is secured on a junior lien basis with the Obligations, the Senior Secured Leverage Ratio does not exceed 2.50 to 1.00 and (C) in the case of an Incremental Facility that is unsecured, (x) the Fixed Charge Coverage Ratio is no less than 2.00 to 1.00 or (y) the Lead Borrower and its Restricted Subsidiaries are in compliance with the financial covenant set forth in Section 6.24, in each case, determined on a Pro Forma Basis after giving effect to such Commitment Increase assuming in the case of an Incremental Revolving Credit Facility, such Incremental Revolving Credit Facility has been drawn in full and any related transaction as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) (such amount under this clause (iii), the “Ratio-Based Incremental Amount”); provided that (x) any Incremental Facility may be incurred under clause (i), clause (ii) or clause (iii) as selected by the Lead Borrower in its sole discretion, including by designating any portion of any Incremental Facility in excess of an amount permitted to be incurred under clause (iii) at the time of such incurrence as incurred under clause (i) or clause (ii), and unless the Lead Borrower otherwise elects, any portion of any Commitment Increase that could be established in reliance on this clause (iii) at the time of incurrence shall be deemed to have been incurred in reliance on the Ratio-Based Incremental Amount without reducing the Fixed Dollar Incremental Amount (the total aggregate amount described under clauses (i), (ii) and (iii) hereof, the “Incremental Cap”) and (y) any Incremental Facility originally designated as incurred under clause (i) or clause (ii) shall automatically redesignated as having been incurred under clause (iii), so long as at the time of such redesignation, the Lead Borrower would be permitted to incur such Incremental Facility under clause (iii). Each Commitment Increase shall be in a minimum principal amount of $50.0 million and integral multiples of $1.0 million in excess thereof; provided that such amount may be less than $50.0 million if such amount represents all the remaining availability under the aggregate principal amount of Commitment Increases set forth above. No Lender shall be obligated to provide any Commitment Increase unless it so agrees.

(c) Each notice from the Lead Borrower pursuant to this Section 2.14 shall set forth the requested amount of the relevant Commitment Increase.

(d) Upon the implementation of any Incremental Revolving Credit Facility or Revolving Credit Commitment Increase pursuant to this Section 2.14:

(i) with respect to any Revolving Credit Commitment Increase, (A) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Additional Revolving Lender, and each relevant Additional Revolving Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s Participating Interests such that, after giving effect to each deemed assignment and assumption of participations, all of the Revolving Lenders’ (including each Additional Revolving Lender’s) Participating Interests shall be held on a pro rata basis on the basis of their Revolver Percentage (after giving effect to any Revolving Credit Commitment Increase) and (B) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Additional Revolving Lenders providing the relevant Revolving Credit Commitment Increase), and such other Revolving Lenders (including the Additional Revolving Lenders providing the relevant Revolving Credit Commitment Increase) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans of such Class pro rata on the basis of their Revolver Percentage (after giving effect to any Revolving Credit Commitment Increase); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence; and

(ii) with respect to any Incremental Revolving Credit Facility, (A) the borrowing and repayment (except for (x) payments of interest and fees at different rates on the existing Revolving Facilities and such Incremental Revolving Credit Facility, (y) repayments required upon the maturity date of the then-existing Revolving Facility and such Incremental Revolving Credit Facility and (z) repayments made in connection with any permanent repayment and termination of commitments (subject to clause (C) below)) of Incremental Revolving Loans after the effective date of such Incremental Revolving Credit Facility shall be made on a pro rata basis with the then-existing Revolving Facility and any other then outstanding Incremental Revolving Credit Facility, (B) all letters of credit made or issued, as applicable, under such Incremental Revolving Credit Facility shall be participated in on a pro rata basis by all Revolving Lenders under such Incremental Revolving Credit Facility and (C) the permanent repayment of Loans with respect to, and termination of commitments under, such Incremental Revolving Credit Facility shall be made on a pro rata basis with the then-existing Revolving Facility and any other then-outstanding Incremental Revolving Credit Facility, except that the Lead Borrower shall be permitted to permanently repay and terminate commitments under any revolving facility on a greater than pro rata basis as compared with any other revolving facility with a later maturity date than such revolving facility.

(e) Effective on the date of each Incremental Revolving Credit Facility the maximum amount of Letter of Credit Usage permitted hereunder shall increase by an amount, if any, agreed upon by the Administrative Agent, the L/C Issuers and the Lead Borrower; provided that the Letter of Credit Usage shall not exceed the Revolving Credit Commitment after giving effect to the Incremental Revolving Credit Facility.

(f) An Incremental Amendment may, subject to Section 2.14(a), without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.14 (including, in connection with a Revolving Credit Commitment Increase, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders).

Section 2.15 Extensions of Term Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one (1) or more offers (each, an “Extension Offer”) made from time to time by the Lead Borrower after the Closing Date to all Lenders holding Term B Loans with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Lead Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of all or a portion of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders;

(ii) except as to interest rates, fees and final maturity (which shall be determined by the Lead Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Lender that agrees to an extension with respect to such Revolving Credit Commitment extended pursuant to an Extension (an “Extended Revolving Credit Commitment”; and the Loans thereunder, “Extended Revolving Loans”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to existing Lenders) as the original Revolving Credit Commitments (and related outstandings); provided that (x) subject to the provisions of Section 2.3(k) to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Letters of Credit shall be participated in on a pro rata basis by all Lenders with Extended Revolving Credit Commitments in accordance with their Revolver Percentages (and except as provided in Section 2.3(k), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued), (y) all borrowings and repayments (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments and (C) repayments made in connection with a permanent repayment and reduction or termination of commitments) of Extended Revolving Loans after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments and (z) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments, any commitments with respect to any Incremental Revolving Credit Facility and any original Revolving Credit Commitments) that have more than three (3) different maturity dates;

(iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Lead Borrower and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (any such extended Term Loans, “Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer until the maturity of such Term Loans;

(iv) (A) the final maturity date of any Extended Term B Loans shall be no earlier than the Term B Termination Date;

(v) (A) the Weighted Average Life to Maturity of any Extended Term B Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans extended thereby;

(vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments in respect of the applicable Term Facility, in each case as specified in the respective Extension Offer;

(vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Lead Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer;

(viii) the Extensions shall be in a minimum amount of $50.0 million;

(ix) any applicable Minimum Extension Condition shall be satisfied or waived by the Lead Borrower; and

(x) all documentation in respect of such Extension shall be consistent with the foregoing.

(b) With respect to all Extensions consummated by the Lead Borrower pursuant to this Section 2.15, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments or commitment reductions for purposes of Section 2.8, 2.9, 2.10 or 2.12, (ii) the amortization schedules (insofar as such schedule affects payments due to Lenders participating in the relevant Facility) set forth in Section 2.7 shall be adjusted to give effect to the Extension of the relevant Facility and (iii) except as required by clause (a)(viii) above, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Lead Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Lead Borrower’s sole discretion and which may be waived by the Lead Borrower) of Term Loans or Revolving Credit Commitments (as

applicable) of any or all applicable tranches to be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.15 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Section 2.8, 2.9, 2.10 or 2.12) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.15.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one (1) or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments (or a portion thereof), the consent of the L/C Issuers, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans and Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral and guaranteed on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Lead Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Lead Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.15. In addition, if so provided in such amendment and with the consent of the L/C Issuers, participants in Letters of Credit expiring on or after the latest maturity date (but in no event later than the date that is five (5) Business Days prior to the Final Revolving Termination Date) in respect of the Revolving Credit Commitments shall be re-allocated from Lenders holding non-extended Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(d) In connection with any Extension, the Lead Borrower shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.15.

Section 2.16 Refinancing Facilities.

(a) Notwithstanding anything to the contrary in this Agreement, the Lead Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all Net Cash Proceeds of which are used to refinance in whole or in part any Class of Term Loans pursuant to Section 2.8(c)(i). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Lead Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided that:

(i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 3.1 shall be satisfied;

(ii) the final maturity date of the Refinancing Term Loans shall be no earlier than the maturity date of the refinanced Term Loans; provided that any Refinancing Term Loans incurred in reliance on the Inside Maturity Exceptions shall not be required to satisfy the foregoing requirement;

(iii) the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans; provided that any Refinancing Term Loans incurred in reliance on the Inside Maturity Exceptions shall not be required to satisfy the foregoing requirement;

(iv) the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.14(a)(H)), amortization, assignment provisions and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Lead Borrower and the Lenders providing such Refinancing Term Loans) shall be substantially similar to, or no less favorable to the Lead Borrower and its Subsidiaries, when taken as a whole, than (as reasonably determined by the Lead Borrower), the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the latest maturity date applicable to the Term Loans being refinanced unless less favorable terms are added for the benefit of the existing Lenders); provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent for posting to the Lenders at least five (5) Business Days prior to the incurrence of such Refinancing Term Loans, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the requirements in this clause (v) shall be conclusive evidence that such terms and conditions satisfy the requirements in this clause (v) unless the Required Lenders through the Administrative Agent notify the Lead Borrower within such five (5) Business Day period that they disagree with such determination (including a reasonable description of the basis upon which they disagree);

(vi) with respect to Refinancing Term Loans secured by Liens on the Collateral that rank pari passu or junior in right of security to the Term Loans, such Liens will be subject to a customary intercreditor agreement;

(vii) there shall be no borrower (other than the Lead Borrower) and no guarantors (other than the Guarantors) in respect of such Refinancing Term Loans; and

(viii) Refinancing Term Loans shall not be secured by any assets of the Borrowers and their Subsidiaries other than the Collateral.

(b) The Lead Borrower may approach any Lender or any other person that would be an Eligible Assignee to provide all or a portion of the Refinancing Term Loans; provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Lead Borrower.

(c) Notwithstanding anything to the contrary in this Agreement, the Lead Borrower may by written notice to the Administrative Agent establish one or more additional Facilities (“Replacement Revolving Facility”) providing for revolving commitments (“Replacement Revolving Credit Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Credit Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Lead Borrower proposes that the Replacement Revolving Credit Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that:

(i) before and after giving effect to the establishment of such Replacement Revolving Credit Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 3.1 shall be satisfied;

(ii) after giving effect to the establishment of any Replacement Revolving Credit Commitments and any concurrent reduction in the aggregate amount of any other Revolving Credit Commitments, the aggregate amount of Revolving Credit Commitments shall not exceed the aggregate amount of the Revolving Credit Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(iii) no Replacement Revolving Credit Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Credit Termination Date for the Revolving Credit Commitments being replaced;

(iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Lead Borrower and the Lenders providing such Replacement Revolving Credit Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Lead Borrower, the Lenders providing such Replacement Revolving Credit Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Credit Commitments), when taken as a whole, shall be substantially similar to, or no less favorable to the Lead Borrower and its Subsidiaries than (as reasonably determined by the Lead Borrower), those, taken as a whole, applicable to the Revolving Credit Commitments so replaced (except to the extent such covenants and other terms apply solely to any period after the latest Revolving Credit Termination Date in effect at the time of incurrence or added for the benefit of the existing Lenders); provided that a certificate of a Responsible Officer of the Lead Borrower delivered to the Administrative Agent for posting to the Lenders at least five (5) Business Days prior to the incurrence of such Replacement Revolving Credit Commitments, together with a reasonably detailed description of the material terms and conditions of such Replacement Revolving Credit Commitments or drafts of the documentation relating thereto, stating that the Lead Borrower has determined in good faith that such terms and conditions satisfy the requirements in this clause (iv) shall be conclusive evidence that such terms and conditions satisfy the requirements in this clause (iv) unless the Required Lenders through the Administrative Agent notify the Lead Borrower within such five (5) Business Day period that they disagree with such determination (including a reasonable description of the basis upon which they disagree);

(v) there shall be no borrower (other than the Borrowers) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility;

(vi) Replacement Revolving Credit Commitments and extensions of credit thereunder shall not be secured by any asset of the Borrowers and their Subsidiaries other than the Collateral; and

(vii) if such Replacement Revolving Facility is secured by Liens on the Collateral that rank pari passu or junior in right of security to the Revolving Loans, such Liens will be subject to a customary intercreditor agreement.

(d) In addition, the Lead Borrower may establish Replacement Revolving Credit Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Replacement Revolving Credit Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith (it being understood that such Replacement Revolving Credit Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other person that would be a permitted assignee hereunder) so long as (i) before and after giving effect to the establishment such

Replacement Revolving Credit Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 3.1 shall be satisfied to the extent required by the relevant agreement governing such Replacement Revolving Credit Commitments, (ii) the remaining life to termination of such Replacement Revolving Credit Commitments shall be no shorter than the Weighted Average Life to Maturity then applicable to the refinanced Term Loans, (iii) the final termination date of the Replacement Revolving Credit Commitments shall be no earlier than the termination date of the refinanced Term Loans, (iv) with respect to Replacement Revolving Loans secured by Liens on Collateral that rank pari passu or junior in right of security to the Revolving Loans, such Liens will be subject to a customary intercreditor agreement, (v) there shall be no borrower (other than the Borrowers) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility; and (vi) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Lead Borrower and the Lenders providing such Replacement Revolving Credit Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Lead Borrower, the Lenders providing such Replacement Revolving Credit Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Credit Commitments), when taken as a whole, shall be substantially similar to, or no more restrictive to the Lead Borrower and its Subsidiaries than (as reasonably determined by the Lead Borrower), those applicable to the Term Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the latest maturity date applicable to the Term Loans being refinanced or are added for the benefit of the Lenders). Solely to the extent that an L/C Issuer is not a replacement issuing bank under a Replacement Revolving Facility, it is understood and agreed that such L/C Issuer shall not be required to issue any letters of credit under such Replacement Revolving Facility and, to the extent it is necessary for such L/C Issuer to withdraw as an L/C Issuer at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such L/C Issuer in its sole discretion. The Lead Borrower agrees to reimburse each L/C Issuer in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(e) The Lead Borrower may approach any Lender or any other person that would be an Eligible Assignee of a Revolving Credit Commitment to provide all or a portion of the Replacement Revolving Credit Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Credit Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Credit Commitment. Any Replacement Revolving Credit Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Credit Commitments for all purposes of this Agreement; provided that any Replacement Revolving Credit Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Credit Commitments.

(f) The Lead Borrower and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Credit Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Credit Commitments (as applicable). For purposes of this Agreement and the other Loan Documents, (A) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have a Term Loan having the terms of such Refinancing Term Loan and (B) if a Lender is providing a Replacement Revolving Credit Commitment, such Lender will be deemed to have a Revolving Credit Commitment having the terms of such Replacement Revolving Credit Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.16), (i) no Refinancing Term Loan or Replacement Revolving Credit Commitment is required to be in any minimum amount or any minimum increment, (ii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Credit Commitment at any time or from time to time other than those set forth in clause (a) or (c) above, as applicable, and (iii) all Refinancing Term Loans, Replacement Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that rank equally and ratably in right of security with the Term Loans and other Obligations (other than Incremental Term Loans and Refinancing Term Loans that rank junior in right of security with the Term Loans, and except to the extent any such Refinancing Term Loans are secured by the Collateral on a junior lien basis in accordance with the provisions above).

Section 2.17 Lead Borrower.

(a) Each Additional Borrower hereby designates the Lead Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, any L/C Issuer or any Lender. The Lead Borrower hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by the Lead Borrower on behalf of any Additional Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Lead Borrower on behalf of such Borrower. Each of the Administrative Agent, the L/C Issuers and the Lenders shall have the right, in its discretion, to deal exclusively with the Lead Borrower for any or all purposes under the Loan Documents. Each Additional Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Lead Borrower shall be binding upon and enforceable against it.

(b) The Lead Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the Credit Extensions to be provided by the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers. The Lead Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with each other Borrower, with respect to the payment and performance of all of the Obligations of such other Borrower. If and to the extent that a Borrower shall fail to make any payment with respect to any of such Borrower’s Obligations as and when due or to perform any of such Borrower’s Obligations in accordance with the terms thereof, then in each such event, the Lead Borrower will make such payment with respect to, or perform, such Borrower’s Obligation.

(c) Each Additional Borrower is liable only for their portion of the Obligation. Subject to the terms and conditions hereof, the Obligations of each Borrower under the provisions of this Section 2.17 constitute the absolute and unconditional, full recourse Obligations of such Borrower, enforceable against such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever. The provisions of this Section 2.17 are made for the benefit of the Agents, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the applicable Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any other applicable Borrower or to exhaust any remedies available to it or them against any other applicable Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.

(d) No Additional Borrower shall have liability with respect to the obligations, including any Credit Extension hereunder, of any other Additional Borrower. Any representation, covenant or other obligation included in this Agreement shall only be made with respect to itself and on its own behalf.

(e) The provisions of this Section 2.17 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied; provided that each Additional Borrower shall be released from these provisions to the extent it is released as an Additional Borrower pursuant to Section 10.27.

Section 2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees shall cease to accrue for such Defaulting Lender pursuant to Section 2.13.

(b) The Commitments, Loans and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or Required RC Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.11); provided that this Section 2.18(b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification effecting (i) an increase or extension of such Defaulting Lender’s Revolving Credit Commitment or (ii) the reduction or excuse of principal amount of, or interest or fees payable on, such Defaulting Lender’s Loans or the postponement of the scheduled date of payment of such principal amount, interest or fees to such Defaulting Lender.

(c) If any Letters of Credit exist at the time such Lender becomes a Defaulting Lender then:

(i) Such Defaulting Lender’s L/C Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolver Percentages (but excluding the Revolving Credit Commitments of all the Defaulting Lenders from both the numerator and the denominator) but only to the extent (x) the sum of all the Revolving Exposure owed to all non-Defaulting Lenders does not exceed the total of all non-Defaulting Lenders’ unused Revolving Credit Commitments, (y) the representations and warranties of each Loan Party set forth in the Loan Documents to which it is a party are true and correct at such time, except to the extent that any such representation and warranty relates to an earlier date, and (z) no Default shall have occurred and be continuing at such time;

(ii) If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall, within two Business Days following notice by the Administrative Agent, cash collateralize for the benefit of relevant L/C Issuers such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as any Letters of Credit are outstanding;

(iii) If the Borrowers cash collateralize any portion of such Defaulting Lender’s L/C Exposure pursuant clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.13(b) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized by the Borrowers;

(iv) If L/C Exposures of the non-Defaulting Lenders are reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 2.13(a) and Section 2.13(b) shall be adjusted to reflect such non-Defaulting Lenders’ L/C Exposure as reallocated; and

(v) If any Defaulting Lender’s L/C Exposure is neither cash collateralized nor reallocated pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the L/C Issuers or any Revolving Lender hereunder, all letter of credit fees payable under Section 2.13(b) with respect to such Defaulting Lender’s L/C Exposure shall be payable to each applicable L/C Issuer until such L/C Exposure is cash collateralized and/or reallocated.

(d) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.09 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.14 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to cash collateralize L/C Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Lead Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future L/C Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by a Borrower against such

Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (b) above. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(e) So long as such Defaulting Lender is a Defaulting Lender, the L/C Issuers shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related L/C Exposure will be 100% covered by the unused Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.18(c)(ii), and the participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).

The rights and remedies against a Defaulting Lender under this Agreement are in addition to other rights and remedies that Borrowers may have against such Defaulting Lender with respect to any funding default and that the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any funding default. In the event that the Administrative Agent, the Borrowers and each applicable L/C Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Revolving Exposure shall be readjusted to reflect the inclusion of such Lender’s unused Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause such outstanding Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Revolving Lenders (including such Lender) in accordance with their applicable percentages, whereupon such Lender will cease to be a Defaulting Lender and will be a non-Defaulting Lender and any applicable cash collateral shall be promptly returned to the Borrowers and any L/C Exposure of such Lender reallocated pursuant to the requirements above shall be reallocated back to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided that, subject to Section 10.26 and except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE 3. CONDITIONS PRECEDENT.

Section 3.1 All Credit Extensions. At the time of each Credit Extension made after the Closing Date under the Revolving Facility hereunder:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects (or in all respects, if qualified by a materiality threshold) as of said time, except to the extent the same expressly relate to an earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Extension;

(c) after giving effect to any requested extension of credit, the aggregate principal amount of all Revolving Loans and L/C Obligations under this Agreement shall not exceed the aggregate Revolving Credit Commitments; and

(d) (i) in the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 2.5 hereof, (ii) in the case of the issuance of any Letter of Credit the applicable L/C Issuer shall have received a duly completed Application, and/or (iii) in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form reasonably acceptable to the applicable L/C Issuer.

Each request for a Borrowing covered under this Section 3.1 and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit covered under this Section 3.1 shall be deemed to be a representation and warranty by the applicable Borrower on the date of such Credit Extension as to the facts specified in subsections (a) through (d), both inclusive, of this Section 3.1.

Section 3.2 Initial Credit Extensions and Effectiveness on Closing Date. The obligations of each Term B Lender to make their Term B Loans on the Closing Date and the effectiveness of the Revolving Credit Commitments hereunder are subject solely to the satisfaction or waiver of the following conditions precedent:

(a) the Administrative Agent shall have received each of the following, each of which shall be originals or facsimiles (or delivered by other electronic transmission, including pdf) unless otherwise specified:

(i) counterparts of this Agreement signed on behalf of the Lead Borrower;

(ii) copies of the certificate of formation, certificate of incorporation, certificate of organization, operating agreement, articles of incorporation, memorandum and articles of association and bylaws, as applicable (or comparable organizational documents) of the Lead Borrower and each Subsidiary Guarantor and any amendments thereto, certified in each instance by its Director, Secretary, Assistant Secretary or Chief Financial Officer or any other Responsible Officer and, with respect to organizational documents filed with a Governmental Authority, to the extent applicable, by the applicable Governmental Authority;

(iii) a Note executed by the Lead Borrower in favor of each Lender that has requested such a Note at least ten (10) Business Days in advance of the Closing Date;

(iv) copies of resolutions of the board of directors, manager or similar governing body of the Lead Borrower and each Subsidiary Guarantor approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, together with specimen signatures of the persons authorized to execute such documents on the Lead Borrower’s and such Subsidiary Guarantor’s behalf, all certified as of the Closing Date in each instance by its Director, Secretary, Assistant Secretary or Chief Financial Officer or any other Responsible Officer as being in full force and effect without modification or amendment;

(v) copies of the certificates of good standing (if available) for the Lead Borrower and each Subsidiary Guarantor from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization;

(vi) the results of a recent Lien search with respect to each Grantor to the extent customary in the applicable jurisdiction and reasonably requested by the Administrative Agent with respect to the Grantors;

(vii) a certificate signed by a Responsible Officer of the Lead Borrower certifying as to the satisfaction of the conditions set forth in paragraphs (c) and (d) of this Section 3.2 as of the Closing Date;

(viii) an executed Solvency Certificate signed on behalf of the Lead Borrower, dated the Closing Date;

(ix) a Guaranty, duly executed by each Guarantor;

(x) the Security Agreement, duly executed by each Grantor, together with:

(A) the certificates representing the shares of Equity Interests that do not constitute Excluded Equity Interests and that are required to be pledged by any Grantor pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof;

(B) each promissory note (if any) required to be pledged to the Collateral Agent by any Grantor pursuant to the Security Agreement, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;

(C) proper financing statements in form appropriate for filing under the UCC of all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral of the Grantors;

(xi) the Intellectual Property Security Agreements, duly executed by each Grantor party thereto;

(xii) the Perfection Certificate, duly executed and delivered by the Grantors;

(xiii) the Global Intercompany Note, duly executed by the Lead Borrower and each of the Grantors and any other certificated intercompany note payable to a Grantor and outstanding as of the Closing Date, duly executed by the parties thereto;

(xiv) (A) a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Cleary Gottlieb Steen & Hamilton LLP, special counsel to the Lead Borrower and Subsidiary Guarantors and (B) a favorable written opinion (addressed to the Administrative Agent and the Lenders) of Young Conaway Stargatt & Taylor, LLP, local counsel to the Lead Borrower and the Subsidiary Guarantors in the state of Delaware.

(b) (i) The Administrative Agent and each Lender shall have received, no later than three (3) Business Days in advance of the Closing Date, all documentation and other information about the Lead Borrower as shall have been reasonably requested in writing at least ten (10) Business Days prior to the Closing Date by the Administrative Agent and the Lenders through the Administrative Agent that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and (ii) to the extent the Lead Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three (3) Business Day days prior to the Closing Date, any Lender that has requested, in a written notice to the Lead Borrower at least seven (7) Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Lead Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (b) shall be deemed to be satisfied).

(c) As of the Closing Date, no Default or Event of Default shall have occurred and be continuing.

(d) Each of the representations and warranties of the Lead Borrower set forth in this Agreement and in the other Loan Documents shall be and remain true and correct in all material respects (or, if qualified as to “materiality,” “material adverse effect” or similar language, shall be true and correct in all respects (after giving effect to any such qualification therein)) as of the Closing Date, except to the extent the same expressly relate to an earlier date .

(e) the Lead Borrower shall have made arrangements reasonably satisfactory to the Joint Lead Arrangers for the payment of (which amounts may be offset against the proceeds of the Term B Loans) all fees and expenses required to be paid hereunder or under any separate written agreement among the Lead Borrower and the Joint Lead Arrangers to the extent invoiced at least three (3) Business Days prior to the Closing Date (or such later date as the Lead Borrower may reasonably agree);

(f) in the case of each Borrowing to be made on the Closing Date, the Administrative Agent shall have received the notice required by Section 2.5;

(g) the Loan Parties shall have been released from their obligations in respect of the Amended and Restated Loan Agreement dated as of January 7, 2022 among Western Digital Corporation as lead borrower, JPMorgan Chase Bank as administrative agent and collateral agent and the other parties thereto (as amended, amended and restated, supplement or otherwise modified from time to time) and associated liens released substantially concurrently with the Closing Date; and

(h) the Spin-Off shall have been or shall be consummated substantially concurrently with the Closing Date.

For purposes of determining compliance with the conditions specified in this Section 3.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto in reasonable detail. The Administrative Agent shall promptly notify the Lenders and the Lead Borrower in writing of the occurrence of the Closing Date and such notification shall be conclusive and binding.

ARTICLE 4. THE COLLATERAL AND THE GUARANTY.

Section 4.1 Collateral. As of the Closing Date, subject to Section 4.5 below, the Obligations, Hedging Liability and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations shall be secured by (a) valid, perfected and enforceable Liens in favor of the Collateral Agent for the benefit of the Secured Parties on all right, title and interest of each Grantor in all capital stock and other Equity Interests (other than Excluded Equity Interests) held by such Person in each of its Subsidiaries, whether now owned or hereafter formed or acquired, and all proceeds thereof, and (b) valid, perfected and enforceable Liens in favor of the Collateral Agent for the benefit of the Secured Parties on all right, title and interest of each Grantor in all personal property and fixtures, whether now owned or hereafter acquired or arising, and all proceeds thereof (other than Excluded Property).

Section 4.2 Reserved.

Section 4.3 Guaranty. As of the Closing Date, the payment and performance of the Obligations, Hedging Liability, and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations shall at all times be guaranteed by each Borrower (other than with respect to its own Obligations) and each Restricted Subsidiary (other than an Excluded Subsidiary), including any Immaterial Subsidiary which becomes a Material Subsidiary (each such Restricted Subsidiary, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors” and the Subsidiary Guarantors together with the Borrowers, the “Guarantors”) pursuant to a guaranty agreement in substantially the form attached as Exhibit K, as the same may be amended, restated, amended and restated, modified or supplemented from time to time (the “Guaranty”).

Section 4.4 Further Assurances. On and after the Closing Date, each Borrower agrees that it shall, and shall cause each Grantor to, from time to time at the request of the Administrative Agent, the Collateral Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral. In the event any Borrower or any Restricted Subsidiary (other than an Excluded Subsidiary) forms or acquires any other Restricted Subsidiary (other than an Excluded Subsidiary), any Restricted Subsidiary ceases to be an Excluded Subsidiary, or any Immaterial Subsidiary becomes a Material Subsidiary (other than an Excluded Subsidiary) after the Closing Date, on or prior to the later to occur of (a) 60 days following the date of such acquisition or formation or event and (b) the date of the required delivery of the Compliance Certificate following the date of such acquisition, formation or event (or such longer period as to which the Administrative Agent may consent), the Lead Borrower shall cause such Restricted Subsidiary to execute such guaranties and Collateral Documents (or supplements, assumptions or amendments to existing guaranty and Collateral Documents) as the Administrative Agent may then require, and the Lead Borrower shall also deliver to the Administrative Agent or the Collateral Agent, or cause such Restricted Subsidiary to deliver to the Administrative Agent or the Collateral Agent, at the Lead Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent or the Collateral Agent in connection therewith; provided that no control agreements shall be required.

Section 4.5 Limitation on Collateral. Notwithstanding anything to the contrary in Sections 4.1 through 4.4, any other provision of this Agreement or any Collateral Document (a) no Grantor shall be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden, difficulty or consequence of granting or perfecting a Lien (including any mortgage, stamp, intangible or other tax or expenses relating to such Lien) outweighs the benefit to the Lenders of the security afforded thereby as reasonably determined by the Lead Borrower and the Administrative Agent, (b) no Grantor shall be required to complete any filings or take any other action (including the execution of a foreign law security or pledge agreement or the act of a foreign intellectual property filing or search) with respect to the grant or perfection of a security interest on any Collateral in any jurisdiction other than the United States, (c) no Grantor shall be required to make any filing with respect to any intellectual property rights other than filing the Intellectual Property Security Agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, (d) Liens required to be granted pursuant to Section 4.4 shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction), (e) no Grantor shall be required to seek any landlord lien waiver, estoppel, warehouseman waiver or other collateral access or similar letter or agreement, and (f) the security interests in the following Collateral shall not be required to be perfected other than by UCC filing: (i) assets requiring perfection through control agreements or other control arrangements (other than control of pledged Equity Interests to the extent otherwise required by any Loan Document and promissory notes in a principal amount in excess of $30 million); (ii) vehicles and any other assets subject to certificates of title; and (iii) letter of credit rights to the extent not perfected by the filing of a Form UCC-1 financing statement.

ARTICLE 5. REPRESENTATIONS AND WARRANTIES.

On the Closing Date and on the dates to the extent required pursuant to Section 3.1 and 3.2 hereof, as applicable, (i) the Lead Borrower, on behalf of itself, and (ii) solely with respect to Sections 5.2, 5.3, 5.4, 5.5, 5.7, 5.8, 5.9, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.21(c) and 5.23, the Lead Borrower on behalf of each Additional Borrower and each Additional Borrower, severally and jointly in the case of the Lead Borrower and severally but not jointly in the case of any Additional Borrower, represent and warrant to each Lender and the Administrative Agent that:

Section 5.1 Financial Statements.

(a) The Lead Borrower’s audited combined balance sheet and related audited combined statements of operations, comprehensive income, cash flows and changes in parent company net investment as of and for the fiscal years ended June 28, 2024 and June 30, 2023, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects in accordance with GAAP the financial condition of the Lead Borrower and its Subsidiaries as of such dates and for such periods and their results of operations for the periods covered thereby.

(b) [Reserved].

(c) The unaudited combined balance sheet and related unaudited statements of operations, comprehensive income and cash flows of the Lead Borrower as of and for the fiscal quarter ended September 27, 2024, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects in accordance with GAAP the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

Section 5.2 Organization and Qualification. Such Borrower and each of its Restricted Subsidiaries (i) is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, except to the extent the failure of any Restricted Subsidiary to be in existence and good standing would not reasonably be expected to have a Material Adverse Effect, (ii) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (iii) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except, in each case, under this clause (iii) where the same would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.3 Authority and Enforceability. Such Borrower has the power and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes (if any), to grant to the Collateral Agent the Liens described in the Collateral Documents executed by such Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each other Loan Party has the power and authority to enter into the Loan Documents executed by it, to grant to the Collateral Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Loan Parties have been duly authorized by proper corporate and/or other organizational proceedings, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party, if any, of any of the matters and things herein or therein provided for, (a) violate any provision of law or any judgment, injunction, order or decree binding upon any Loan Party, (b) contravene or constitute a default under any provision of the organizational documents (e.g., charter, articles of incorporation, by-laws, articles of association, operating agreement, partnership agreement or other similar document) of any Loan Party, (c) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Loan Party or any of its Property, or (d) result in the creation or imposition of any Lien on any Property of any Loan Party other than the Liens granted in favor of the Collateral Agent pursuant to the Collateral Documents (if applicable) and Permitted Liens, except with respect to clauses (a), (c) or (d), to the extent, individually or in the aggregate, that such violation, contravention, breach, conflict, default or creation or imposition of any Lien would not reasonably be expected to result in a Material Adverse Effect.

Section 5.4 No Material Adverse Change. Since June 28, 2024, there has been no event or circumstance which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 5.5 Litigation and Other Controversies. Except as specifically disclosed on Schedule 5.5, there is no litigation, arbitration or governmental proceeding pending or, to the knowledge of the Borrowers and their Restricted Subsidiaries, threatened in writing against a Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

Section 5.6 True and Complete Disclosure.

(a) As of the Closing Date, all written information (other than projections and any other forward-looking information of a general economic or industry nature) furnished by or on behalf of the Lead Borrower or any of its Restricted Subsidiaries to the Administrative Agent, any L/C Issuer or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, is complete and correct when taken as a whole, in all material respects, and does not, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates with respect thereto); provided that, with respect to projected financial information furnished by or on behalf of the Lead Borrower or any of its Restricted Subsidiaries, the Lead Borrower only represents and warrants that such information has been prepared in good faith based upon assumptions believed to be reasonable at the time furnished (it being understood that such projections are as to future events and are not viewed as facts or a guarantee of financial performance or achievement and that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Lead Borrower, that actual results may differ significantly from the projections and such differences may be material).

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all respects.

Section 5.7 Margin Stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulations U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations. None of the Loan Parties is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

Section 5.8 Taxes. Such Borrower and each of its Restricted Subsidiaries has filed or caused to be filed all Tax returns required to be filed by such Borrower and/or any of its Restricted Subsidiaries, except where failure to so file would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. Such Borrower and each of its Restricted Subsidiaries has paid all Taxes payable by them (whether or not shown on any Tax returns, and including in its capacity as withholding agent), except those (a) not overdue by more than thirty (30) days or (b) if more than 30 days overdue, (i) those that are being contested in good faith and by proper legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP or (ii) those the non-payment of which would not be reasonably expected to result, either individually or in the aggregate, in a Material Adverse Effect.

Section 5.9 ERISA. Such Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of, and is in compliance in all material respects with, ERISA and the Code to the extent applicable to it and, other than premiums due but not delinquent under Section 4007 of ERISA, has not incurred any liability to the PBGC or a Plan, except where the failure, noncompliance or incurrence of such would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect. Such Borrower and its Restricted Subsidiaries have no contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title 1 of ERISA, and except as would not be reasonably expected to have a Material Adverse Effect.

Section 5.10 Subsidiaries. Schedule 5.10 correctly sets forth, as of the Closing Date, each Subsidiary of the Lead Borrower, its respective jurisdiction of organization or incorporation and the percentage ownership (whether directly or indirectly) of the Lead Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries. As of the Closing Date, all of the Subsidiaries of the Lead Borrower will be Restricted Subsidiaries.

Section 5.11 Compliance with Laws. Such Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authority in respect of the conduct of their businesses and the ownership of their property, except such noncompliance as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.12 Environmental Matters. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) Such Borrower and each of its Restricted Subsidiaries is in compliance with all Environmental Laws and has obtained and is in compliance with all permits required under such Environmental Laws;

(b) There are no pending or, to the knowledge of such Borrower or any of its Restricted Subsidiaries, threatened Environmental Claims against the Borrowers or any of their respective Restricted Subsidiaries or any real property, including leaseholds, currently or, to the knowledge of the Borrowers, formerly owned or operated by the Borrowers or any of their respective Restricted Subsidiaries;

(c) To the knowledge of the Borrowers or any of their respective Restricted Subsidiaries, there are no facts, circumstances, conditions or occurrences that could reasonably be expected to (i) form the basis of an Environmental Claim against or result in an Environmental Liability of a Borrower or any Restricted Subsidiary, or (ii) cause any real property of a Borrower or any Restricted Subsidiary to be subject to any restrictions on the use or transferability of such real property by a Borrower or any of its Restricted Subsidiaries under any Environmental Law;

(d) Hazardous Materials have not been Released on, at, under or from any facility currently or, to the knowledge of the Borrowers, formerly owned or operated by any Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in any liability of a Borrower or any of its Restricted Subsidiaries.

Section 5.13 Investment Company. None of the Loan Parties is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.14 Intellectual Property. Such Borrower and each of its Restricted Subsidiaries own all the patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how or other intellectual property rights, or each has obtained licenses or other rights of whatever nature necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, would reasonably be expected to result in a Material Adverse Effect.

Section 5.15 Good Title. Such Borrower and its Restricted Subsidiaries have good and indefeasible title, to, or valid leasehold interests in, to their material properties and assets as reflected on the Lead Borrower’s most recent consolidated balance sheet provided to the Administrative Agent (except for sales of assets permitted hereunder, and such defects in title or the validity of leasehold interests that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect) and is subject to no Liens, other than Permitted Liens.

Section 5.16 Labor Relations. Neither any Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (i) no strike, labor dispute, slowdown or stoppage pending against any Borrower or any of its Restricted Subsidiaries or, to the knowledge of such Borrower and its Restricted Subsidiaries, threatened in writing against a Borrower or any of its Restricted Subsidiaries and (ii) to the knowledge of such Borrower and its Restricted Subsidiaries, no union representation proceeding is pending with respect to the employees of a Borrower or any of its Restricted Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) such as would not reasonably be expected to have a Material Adverse Effect.

Section 5.17 Capitalization. Except as set forth on Schedule 5.17, all outstanding Equity Interests of the Lead Borrower and its Restricted Subsidiaries have been duly authorized and validly issued, and, to the extent applicable, are fully paid and nonassessable, and as of the Closing Date there are no outstanding commitments or other obligations of any Restricted Subsidiary to issue, and no rights of any Person to acquire, any Equity Interests in any Restricted Subsidiary.

Section 5.18 Governmental Authority and Licensing. Such Borrower and its Restricted Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same would reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the Borrowers, threatened in writing, except where such revocation or denial would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.19 Approvals. No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrowers of any Loan Document, except (a) for such approvals which have been obtained prior to the Closing Date and remain in full force and effect, (b) filings necessary to perfect Liens created by the Loan Documents and (c) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which would not be reasonably expected to have a Material Adverse Effect.

Section 5.20 Solvency. As of the Closing Date, as applicable, and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with this Agreement and the Transactions, (a) the fair value of assets of the Lead Borrower and its Subsidiaries is more than the existing debts of the Lead Borrower and its Subsidiaries as they become absolute and matured, (b) the present fair saleable value of the assets of the Lead Borrower and its Subsidiaries is greater than the amount that will be required to pay the probable liability on existing debts of the Lead Borrower and its Subsidiaries as they become absolute and matured, (c) the capital of the Lead Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Lead Borrower or its Subsidiaries, taken as a whole, contemplated as of the Closing Date and as proposed to be conducted following the Closing Date; and (d) the Lead Borrower and its Subsidiaries are able to meet their debts as they generally become due. For the purposes of this Section 5.20, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Section 5.21 Anti-Corruption Laws, Sanctions and Anti-Money Laundering.

(a) Anti-Corruption and Sanctions. The Lead Borrower has implemented and maintains in effect policies and procedures designed to promote compliance by the Lead Borrower and its Subsidiaries and, in connection with the activities of the Lead Borrower and its Subsidiaries, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Lead Borrower and its Subsidiaries and, in connection with the activities of the Lead Borrower and its Subsidiaries, their respective directors and officers and, to the knowledge of a Responsible Officer of the Lead Borrower, its employees, agents and Affiliates are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Lead Borrower or its Subsidiaries or any of their respective directors or officers or any of the respective employees or Affiliates of the Lead Borrower or any of its Subsidiaries is a Sanctioned Person or located, organized or resident in a Sanctioned Country.

(b) Patriot Act. The Lead Borrower and its Restricted Subsidiaries are in compliance in all material respects with the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), Sanctions, anti-money-laundering laws and Anti-Corruption Laws.

(c) Use of Proceeds. The proceeds of any Loans or Letter of Credit will not (x) be made available to any Person, directly or indirectly, (I) for the purpose of financing or facilitating any activity in any Sanctioned Country, or any activity with any Sanctioned Person or (II) in any other manner which, in each case, would result in a violation of Sanctions by any Person party to this Agreement or (y) be used for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any other Anti-Corruption Laws.

Section 5.22 Security Interest in Collateral.

(a) [Reserved].

(b) As of the Closing Date, the provisions of the Collateral Documents create legal, valid and enforceable Liens on all of the Collateral in favor of the Collateral Agent (or any designee or trustee on its behalf), for the benefit of itself and the other Secured Parties, subject, as to enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and dealing, and upon the making of such filings and taking of such other actions required to be taken by the applicable Collateral Documents (including the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of each Grantor, the filing of appropriate assignments or notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office, in each case in favor of the Collateral Agent (or any designee or trustee on its behalf) for the benefit of itself and the other Secured Parties and the delivery to the Collateral Agent of any certificates representing Equity Interests or promissory notes required to be delivered pursuant to the applicable Collateral Documents), such Liens constitute perfected Liens (with the priority such Liens are expressed to have within the relevant Collateral Document) on the Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents), securing the Obligations, Hedging Liability, and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, in each case as and to the extent set forth therein.

Section 5.23 Outbound Investment Rules. No Loan Party is a “covered foreign person” as that term is used in the Outbound Investment Rules.

ARTICLE 6. COVENANTS.

The Lead Borrower covenants and agrees that, from and after the Closing Date until the Loans and other Obligations hereunder shall have been paid in full and all Letters of Credit have terminated (other than with respect to contingent indemnification obligations for which no claim has been made and Letters of Credit that have been cash collateralized or otherwise backstopped (including by “grandfathering” into future credit agreements on terms acceptable to the applicable L/C Issuer)) and the Commitments shall have been terminated (the “Termination Date”):

Section 6.1 Information Covenants. The Lead Borrower will furnish to the Administrative Agent (for delivery to the Lenders):

(a) Quarterly Reports. Within 45 days after the end of each fiscal quarter of the Lead Borrower not corresponding with the fiscal year end, commencing with the fiscal quarter ending March 28, 2025, the Lead Borrower’s consolidated balance sheet as at the end of such fiscal quarter and the related consolidated statements of income, comprehensive income and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year-to-date period then ended, each in reasonable detail, prepared by the Lead Borrower in accordance with GAAP, and (commencing with the fiscal quarter ending April 3, 2026) setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by the chief financial officer or other financial or accounting officer of the Lead Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Lead Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b) Annual Statements. Within 90 days after the close of each fiscal year of the Lead Borrower (commencing with the fiscal year ending June 27, 2025), a copy of the Lead Borrower’s consolidated balance sheet as of the last day of the fiscal year then ended and the Lead Borrower’s consolidated statements of income, comprehensive income, cash flows and shareholders’ equity for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail and (commencing with the fiscal year ending July 3, 2026) showing in comparative form the figures for the previous fiscal year, accompanied by a report thereon of KPMG LLP or another firm of independent public accountants of recognized national standing, selected by the Lead Borrower, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Lead Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards (which report shall be unqualified as to scope of such audit and shall not contain any “going concern” or like qualification; provided that such report may contain a “going concern” qualification, explanatory paragraph or emphasis solely as a result of an impending maturity within 12 months of any of the Facilities (including Incremental Facilities, Incremental Equivalent Debt and Refinancing Indebtedness in respect of any of the foregoing)).

(c) Annual Budget. Within 45 days after the commencement of each fiscal year of the Lead Borrower, an annual budget for the Lead Borrower and its Subsidiaries for such fiscal year in a form customarily prepared by management of the Lead Borrower for its internal use (including a projected consolidated balance sheet and consolidated statements of profits and losses and capital expenditures as of the end of and for such fiscal year).

(d) Management Discussion and Analysis. Within 45 days after the close of each of the first three (3) fiscal quarters of each fiscal year, a management discussion and analysis of the Lead Borrower’s and its Subsidiaries’ financial performance for that fiscal quarter and (commencing with the fiscal quarter ending April 3, 2026) a comparison of financial performance for that financial quarter to the corresponding fiscal quarter of the previous fiscal year. Within 90 days after the close of each fiscal year, a management discussion and analysis of the Lead Borrower’s and its Subsidiaries’ financial performance for that fiscal year and (commencing with the fiscal year ending July 3, 2026) a comparison of financial performance for that fiscal year to the prior year.

(e) Compliance Certificate. At the time of the delivery of the financial statements (or, with respect to financial statements for the fiscal quarter ended March 28, 2025 and the fiscal year ended June 27, 2025, 30 days after the delivery of such financial statements), provided for in Sections 6.1(a) and (b), a certificate of the chief financial officer or other financial or accounting officer of the Lead Borrower substantially in the form of Exhibit F, (w) stating no Default or Event of Default has occurred and is then continuing or, if a Default or Event of Default exists, a detailed description of the Default or Event of Default and all actions the Lead Borrower is taking with respect to such Default or Event of Default, (x) designating any applicable Domestic Subsidiary as a Material Subsidiary, (y) showing the Lead Borrower’s compliance with the covenants set forth in Section 6.24 and (z) solely in connection with the delivery of financial statements pursuant to Section 6.1(b) for any fiscal year beginning with the first full fiscal year ended after the Closing Date, if the First Lien Leverage Ratio calculated on a Pro Forma Basis as of the last day of such fiscal year is greater than 1.25:1.00, calculating Excess Cash Flow for such fiscal year and the First Lien Leverage Ratio as of the last day of such fiscal year.

(f) Notice of Default or Litigation. Promptly after any senior executive officer of the Lead Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Lead Borrower proposes to take with respect thereto and (ii) the commencement of, or threat in writing of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against the Lead Borrower or any of its Restricted Subsidiaries which would reasonably be expected to result in a Material Adverse Effect.

(g) Other Reports and Filings. To the extent not required by any other clause in this Section 6.1, promptly, copies of all financial information, proxy materials and other material information which the Lead Borrower or any of its Restricted Subsidiaries has delivered to holders of, or to any agent or trustee with respect to, Indebtedness of the Lead Borrower or any of its Subsidiaries in their capacity as such a holder, agent or trustee to the extent that the aggregate principal amount of such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $350.0 million.

(h) [Reserved].

(i) Environmental Matters. Promptly after the Lead Borrower obtains knowledge thereof, notice of one (1) or more of the following environmental matters which individually, or in the aggregate, may reasonably be expected to have a Material Adverse Effect: (i) any notice of an Environmental Claim against the Lead Borrower or any of its Subsidiaries or any real property owned or operated by the Lead Borrower or any of its Subsidiaries; (ii) any condition or occurrence on or arising from any real property owned or operated by the Lead Borrower or any of its Subsidiaries that (a) results in noncompliance by the Lead Borrower or any of its Subsidiaries with any Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Lead Borrower or any of its Subsidiaries or any such real property; (iii) any condition or occurrence on any real property owned or operated by the Lead Borrower or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the use or transferability by the Lead Borrower or any of its Subsidiaries of such real property under any Environmental Law; and (iv) any removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material on any real property owned or operated by the Lead Borrower or any of its Subsidiaries as required by any Environmental Law or any Governmental Authority. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Lead Borrower’s or such Subsidiary’s response thereto. In addition, the Lead Borrower agrees to provide the Lenders with copies of all material non-privileged written communications by the Lead Borrower or any of its Subsidiaries with any Person or Governmental Authority relating to any of the matters set forth in clauses (i) through (iv) above, and such detailed reports relating to any of the matters set forth in clauses (i) through (iv) above as may reasonably be requested by, and at the expense of, the Administrative Agent or the Required Lenders.

(j) Other Information. From time to time, such other information or documents (financial or otherwise) as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; provided that the Administrative Agent and any Lender (through the Administrative Agent) may request such information in their respective capacities as Administrative Agent and Lender only and may not use such information for any purpose other than a purpose reasonably related to its capacity as Administrative Agent or Lender, as applicable.

Information and documents required to be delivered pursuant to this Section 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address provided to the Administrative Agent or on an Intralinks or similar site to which the Lenders have been granted access; or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent.

Notwithstanding the foregoing, the obligations in clauses (a), (b) and (d) of this Section 6.1 may be satisfied by furnishing the Lead Borrower’s Form 10-K or 10-Q, as applicable, filed with the Securities and Exchange Commission. The Lead Borrower acknowledges and agrees that all financial statements furnished pursuant to clauses (a) and (b) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 10.25 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Lead Borrower otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

Section 6.2 Inspections. The Lead Borrower will, and will cause each Restricted Subsidiary to, permit officers, designated representatives and agents of the Administrative Agent (or any Lender solely if accompanying the Administrative Agent), to visit and inspect any tangible Property of the Lead Borrower or such Restricted Subsidiary, and to examine the books of account of the Lead Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Lead Borrower or such Restricted Subsidiary with its and their officers and independent accountants, all at such reasonable times during normal business hours as the Administrative Agent may request, in each case, subject to Section 10.23; provided that (i) reasonable prior written notice of any such visit, inspection or examination shall be provided to the Lead Borrower and such visit, inspection or examination shall be performed at reasonable times to be agreed to by the Lead Borrower, which agreement will not be unreasonably withheld, (ii) excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise its rights under this Section 6.2 more often than one (1) time during any such fiscal year, the Lead Borrower is not obligated to compensate the Administrative Agent for more than one (1) inspection and examination by the Administrative Agent during any calendar year and any such compensation shall be subject to the limitations of Section 10.13, and (iii) the Administrative Agent may conduct inspections pursuant to this Section 6.2 in its respective capacity as Administrative Agent only and may not conduct inspections or utilize information from such inspections for any purpose other than a purpose reasonably related to its capacity as Administrative Agent. The Administrative Agent shall give the Lead Borrower a reasonable opportunity to participate in any discussions with the Lead Borrower’s independent public accountants.

Section 6.3 Maintenance of Property, Insurance, Environmental Matters, etc. (a) The Lead Borrower will, and will cause each of its Subsidiaries to, (i) keep its tangible property, plant and equipment in good repair, working order and condition, (ii) prosecute, maintain and renew its intellectual property, except to the extent permitted herein, except (A) in the case of clause (i) with respect to normal wear and tear and casualty and condemnation and (B) in the case of clauses (i) and (ii) to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect and (iii) maintain in full force and effect with insurance companies that the Lead Borrower believes are financially sound and reputable insurance against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business of the Lead Borrower of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Lead Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons and shall furnish to the Administrative Agent upon its reasonable request (but not more than once per fiscal year in the absence of an Event of Default) reasonably detailed information as to the insurance so carried. All such insurances shall name the Collateral Agent as additional insured or loss payee, as applicable, subject to the time periods provided for in Schedule 6.25.

(b) Without limiting the generality of Section 6.3(a), the Lead Borrower and its Subsidiaries: (i) shall comply with, and maintain all real property in compliance with, any Environmental Laws; (ii) shall obtain and maintain in full force and effect all permits required under Environmental Law for its operations at or on its facilities; (iii) shall cure as soon as reasonably practicable any material violation of applicable Environmental Laws with respect to any of its real properties; (iv) shall not, and shall not permit any other Person to, own or operate on any of its real properties any landfill or dump or hazardous waste treatment, storage or disposal facility as defined pursuant to the RCRA, or any comparable state law; and (v) shall not use, generate, treat, store, release or dispose of Hazardous Materials at, under, from or on any of the real property except in the ordinary course of its business and in compliance with all Environmental Laws; except, with respect to clauses (i), (ii), (iv) and (v), to the extent, either individually or in the aggregate, all of the same would not be reasonably expected to have a Material Adverse Effect. With respect to any Release of Hazardous Materials, the Lead Borrower and its Restricted Subsidiaries shall conduct any necessary or required investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other response action necessary to remove, cleanup or abate any material quantity of Hazardous Materials released as required by any applicable Environmental Law.

Section 6.4 Books and Records. The Lead Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Lead Borrower or its Restricted Subsidiary, as the case may be.

Section 6.5 Preservation of Existence. The Lead Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect (a) its existence under the laws of its jurisdiction of organization and (b) its franchises, authority to do business and governmental licenses, except, (i) in the case of clause (a) with respect to each Restricted Subsidiary and (ii) in the case of clause (b), in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.5 shall prevent the Lead Borrower or any Restricted Subsidiary from consummating any transaction permitted by Section 6.17.

Section 6.6 Compliance with Laws. The Lead Borrower shall, and shall cause each Restricted Subsidiary to, comply in all respects with the requirements of all laws, rules, regulations, ordinances and orders applicable to its property or business operations of any Governmental Authority, where any such non-compliance, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property (other than a Permitted Lien). The Lead Borrower will maintain in effect and enforce policies and procedures designed to promote compliance by the Lead Borrower, its Subsidiaries and their respective directors, officers and employees in connection with the Lead Borrower or its Subsidiaries with Anti-Corruption Laws, applicable Sanctions and the Patriot Act and other applicable anti-money laundering laws.

Section 6.7 ERISA. The Lead Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would reasonably be expected to have a Material Adverse Effect. The Lead Borrower shall, and shall cause each Subsidiary to, promptly notify the Administrative Agent of: (a) the occurrence of any Reportable Event with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor and (c) its intention to terminate or withdraw from any Plan, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

Section 6.8 Payment of Taxes. The Lead Borrower will, and will cause each of its Restricted Subsidiaries to, pay and discharge all material Taxes (whether or not shown on any Tax return, and including in its capacity as withholding agent) imposed upon it or any of its Property, before becoming delinquent and before any material penalties accrue thereon, unless and to the extent that (a) such Taxes are being contested in good faith and by proper proceedings and as to which appropriate reserves are provided in accordance with GAAP or (b) the failure to pay such Taxes could not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.

Section 6.9 Designation of Subsidiaries. The Lead Borrower may at any time after the Closing Date designate (or re-designate) any existing or subsequently acquired or organized Restricted Subsidiary of the Lead Borrower as an Unrestricted Subsidiary and designate (or re-designate) any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation or re-designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing (including after the reclassification of investments in, Indebtedness of, and Liens on, the applicable Subsidiary or its assets). The designation (or re-designation) of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an investment by the Lead Borrower therein at the date of designation (or re-designation) in an amount equal to the fair market value of the Lead Borrower’s or its Restricted Subsidiary’s (as applicable) investment therein. Such designation (or re-designation) will be permitted only if an investment in such amount would be permitted at such time pursuant to Section 6.19. Unrestricted Subsidiaries will not be subject to any of the mandatory prepayments, representations and warranties, covenants or Events of Default set forth in the Loan Documents. No Material Intellectual Property may be sold or otherwise transferred to any Unrestricted Subsidiary and no Restricted Subsidiary that owns Material Intellectual Property may be designated as an Unrestricted Subsidiary; provided that the foregoing shall not apply to any Material Intellectual Property that is held by an Unrestricted Subsidiary via an intercompany license granted for a bona fide business purpose in the ordinary course of business. No Material Intellectual Property may be sold or the ownership thereof otherwise transferred to Flash Ventures; provided that the foregoing shall not apply to any Material Intellectual Property that is transferred by license for a bona fide business purpose.

Section 6.10 Use of Proceeds. The Borrowers shall use the proceeds of the Revolving Loans on or after the Closing Date for working capital needs and for other general corporate purposes (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses, other investments, restricted payments and any other purpose not prohibited by the Loan Documents) of the Borrowers and their respective Subsidiaries. The Lead Borrower and its Subsidiaries shall use the proceeds of the Incremental Facilities for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other investments and any other use not prohibited by the Loan Documents. The Lead Borrower shall use the proceeds of the Term B Loans on the Closing Date to finance the Closing Date Dividend, to fund cash to the balance sheet of the Lead Borrower and its Restricted Subsidiaries, to pay fees and expenses related to the Transactions and for general corporate purposes. The proceeds of any Loans or Letter of Credit will not (x) be made available to any Person, directly or indirectly, (I) for the purpose of financing or facilitating any activity in any Sanctioned Country, or any activity with any Sanctioned Person or (II) in any other manner which, in each case, would result in a violation of Sanctions by any Person party to this Agreement or (y) be used for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any other Anti-Corruption Laws.

Section 6.11 Transactions with Affiliates. The Lead Borrower shall not, nor shall it permit any Restricted Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than between or among the Lead Borrower and/or its Restricted Subsidiaries including any entity that becomes a Restricted Subsidiary as a result of such transaction), except on terms that are not materially less favorable to the Lead Borrower or such Restricted Subsidiary as would have been obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that the foregoing restrictions shall not apply to:

(a) individual transactions with an aggregate value of less than $30 million;

(b) transactions permitted by Sections 6.19 and 6.20;

(c) the issuance of capital stock or other Equity Interests of the Lead Borrower or other payment to the management of the Lead Borrower or any of its Restricted Subsidiaries, pursuant to arrangements described in the following clause (e), or otherwise to the extent permitted under this Article 6;

(d) employment and severance arrangements and health, disability and similar insurance or benefit plans between the Lead Borrower and the Restricted Subsidiaries and their respective directors, officers, employees (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of capital stock pursuant to put/call rights or similar rights with current or former employees, officers or directors and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors (or similar governing body) of the Lead Borrower;

(e) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Lead Borrower and the Restricted Subsidiaries in the ordinary course of business;

(f) transactions with joint ventures for the purchase and sale of goods, equipment or services or use of equipment or services entered into in the ordinary course of business;

(g) transactions pursuant to any binding agreement or commitment or executed agreement in existence on the Closing Date as set forth on Schedule 6.11 and any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect as compared to the applicable agreement as in effect on the Closing Date;

(h) [reserved];

(i) loans and other transactions among the Borrowers and their Subsidiaries to the extent permitted under this Article 6; provided that any Indebtedness of any Loan Party owed to a Subsidiary that is not a Loan Party shall be subordinated in right of payment to the Obligations (it being understood that payments shall be permitted thereon unless an Event of Default has occurred and is continuing);

(j) payments or loans (or cancellation of loans) to directors, officers, employees, members of management or consultants of the Borrowers or any of their Restricted Subsidiaries which are approved by a majority of the board of directors of the Lead Borrower in good faith;

(k) the Transactions and any transactions between the Company and its Subsidiaries, on the one hand, and the Lead Borrower and any Restricted Subsidiary, on the other, that are described in (or pursuant to agreements described in) the Form 10;

(l) payments to or from, and any transactions (including without limitation, any cash management activities related thereto) with, (x) Flash Partners Ltd., Flash Alliance Ltd., Flash Forward Ltd. or any other joint venture with Kioxia Corporation or any of its Affiliates (or any of their respective successors) or (y) other joint ventures or similar entities which would be subject to this Section 6.11 solely because a Borrower or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(m) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrowers and the Restricted Subsidiaries in the reasonable determination of the senior management of Lead Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

(n) any other transaction with an Affiliate, which is approved by a majority of disinterested members of the board of directors (or equivalent governing body) of the Lead Borrower in good faith.

Section 6.12 [Reserved].

Section 6.13 Change in the Nature of Business. The Lead Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Lead Borrower on the Closing Date and other business activities which are extensions thereof or otherwise incidental or related or ancillary to any of the foregoing.

Section 6.14 No Changes in Fiscal Year. The Lead Borrower shall not change its fiscal year for financial reporting purposes from its present basis; provided that the Lead Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year, subject to any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting (and the parties hereto hereby authorize the Lead Borrower and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).

Section 6.15 Indebtedness.

The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness created under this Agreement (including pursuant to Section 2.14, Section 2.15 and Section 2.16) and under the other Loan Documents (and any Refinancing Notes incurred to refinance such Indebtedness), Hedging Liability (other than for speculative purposes) and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations of the Lead Borrower and its Restricted Subsidiaries;

(b) Indebtedness (including any guarantees) owed pursuant to Hedge Agreements and Swap Obligations entered into (i) in the ordinary course of business and not for speculative purposes with Persons other than Lenders (or their Affiliates) or (ii) in connection with any Permitted Bond Hedge Transaction and Permitted Warrant Transaction;

(c) intercompany Indebtedness owing from the Lead Borrower or a Restricted Subsidiary to the Lead Borrower or another Restricted Subsidiaries, to the extent permitted by Section 6.19;

(d) (i) Indebtedness (including Capitalized Lease Obligations, other Indebtedness arising under Capital Leases, purchase money indebtedness, mortgage financing, industrial revenue bonds, industrial development bonds or similar financings) the proceeds of which are used to finance the acquisition, lease, construction, repair, replacement, expansion or improvement of fixed or capital assets or otherwise incurred in respect of capital expenditures, whether through the direct purchase of assets or the purchase of capital stock of any Person owning such assets and (ii) Indebtedness incurred in connection with the leases of precious metals and/or commodities; provided that, the aggregate principal amount of Indebtedness outstanding under this clause (d), together with any Refinancing Indebtedness incurred under clause (r) below in respect thereof, shall not exceed the greater of $350.0 million and 20% of Consolidated Adjusted EBITDA (measured as of the date such Indebtedness is issued or incurred and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1(a) or (b), but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination);

(e) Indebtedness of the Lead Borrower and its Restricted Subsidiaries not otherwise permitted by this Section 6.15; provided that the aggregate amount of Indebtedness outstanding under this clause (e) shall not exceed the greater of $350.0 million and 20% of Consolidated Adjusted EBITDA (measured as of the date such Indebtedness is issued or incurred and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1(a) or (b), but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination); provided that the maximum aggregate principal amount of such Indebtedness incurred by non-Loan Parties, together with any Indebtedness incurred under clause (ii) in the first proviso in Section 6.16(x) and clause (iv) in the first proviso in Section 6.15(w) above, does not exceed the greater of $170.0 million and 10% of Consolidated Adjusted EBITDA;

(f) Contingent Obligations incurred by (i) any Restricted Subsidiary in respect of Indebtedness of a Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement and (ii) the Lead Borrower in respect of Indebtedness of any Restricted Subsidiary that is permitted to be incurred under this Agreement; provided that any such Contingent Obligations incurred by a Borrower or any Loan Party with respect to Indebtedness incurred by any Restricted Subsidiary that is not a Loan Party, must be permitted by Section 6.19;

(g) Contingent Obligations incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees or distribution partners;

(h) (i) unsecured (other than vendor’s liens arising by operation of law) Indebtedness in respect of obligations of the Lead Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedge Agreements and (ii) unsecured Indebtedness in respect of intercompany obligations of the Lead Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(i) Indebtedness arising from agreements of the Lead Borrower or any Restricted Subsidiary providing for earn outs, indemnification, adjustment of purchase price or similar obligations, in each case, entered into in connection with the disposition of any business, assets or capital stock permitted hereunder, other than Contingent Obligations incurred by any Person acquiring all or any portion of such business, assets or capital stock for the purpose of financing such acquisition;

(j) Indebtedness arising from agreements of the Lead Borrower or any Restricted Subsidiary providing for earn outs, indemnification, adjustment of purchase price or similar obligations, in each case, entered into in connection with any Permitted Acquisitions or other investments permitted under Section 6.19;

(k) Indebtedness in respect of performance, bid, appeal, indemnity, stay, customs, judgment, completion, return-of-money and/or surety bonds, bankers’ acceptance facilities, performance and completion guarantees and other obligations of a like nature, leases, tenders, statutory obligations (including health, safety and environmental obligations), warranties, bids, government or trade contracts (including customer contracts), indemnities and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;

(l) Indebtedness of the Lead Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take-or-pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedge Agreements;

(m) Indebtedness representing deferred compensation or similar arrangements to employees, consultants or independent contractors of the Lead Borrower and its Restricted Subsidiaries incurred in the ordinary course of business or otherwise incurred in connection with any Permitted Acquisition or other investment permitted under Section 6.19;

(n) Indebtedness consisting of promissory notes or similar Indebtedness issued to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of capital stock of the Lead Borrower permitted by Section 6.20;

(o) Indebtedness in respect of Cash Management Services, netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(p) Indebtedness in existence on the Closing Date and if such Indebtedness is in excess of $50 million as set forth in all material respects on Schedule 6.15 and intercompany Indebtedness in existence on the Closing Date;

(q) Indebtedness incurred by the Lead Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to bankers’ acceptances and letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation laws, unemployment insurance laws or similar legislation, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation laws, unemployment insurance laws or similar legislation; provided, however, that upon the drawing of such bankers’ acceptances and letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(r) the incurrence by the Lead Borrower or any Restricted Subsidiary of Refinancing Indebtedness which serves to refund or refinance any Indebtedness permitted under clauses (d), (p), (s), (u), (v), (w), (x), (y), (z), (aa), (hh) and (ii) of this Section 6.15;

(s) Indebtedness of (x) the Lead Borrower or any Subsidiary incurred to finance a permitted Acquisition or (y) Persons that are acquired by the Lead Borrower or any Restricted Subsidiary or merged into the Lead Borrower or a Restricted Subsidiary in a permitted Acquisition in accordance with the terms of this Agreement or that is assumed by the Lead Borrower or any Restricted Subsidiary in connection with such permitted Acquisition; provided that such Indebtedness under this clause (y) is not incurred in contemplation of such permitted Acquisition; provided further that:

(A) no Default exists or shall result therefrom;

(B) any Indebtedness incurred in reliance on clause (x) of this Section 6.15(s) shall not (i) have a final scheduled maturity date earlier than the Term B Termination Date then in effect and (ii) if in the form of a term loan, have a Weighted Average Life to Maturity shorter than that of any Term B Facility; provided that any Indebtedness incurred in reliance on the Inside Maturity Exceptions shall not be required to satisfy the foregoing requirements in clauses (i) and (ii);

(C) in the case of any Indebtedness incurred in reliance on clause (x) of this Section 6.15(s) the aggregate principal amount of such Indebtedness that is secured by any Lien, together with all Refinancing Indebtedness in respect thereof, shall not exceed the greater of $200.0 million and 12% of Consolidated Adjusted EBITDA; and

(D) subject to subclause (C) above, immediately prior to, and after giving effect to such permitted Acquisition, at the Lead Borrower’s option either on the date of execution of the related acquisition agreement or on the date such Acquisition is consummated, the Leverage Ratio does not exceed either (i) Leverage Ratio required under Section 6.24 hereof or (ii) the Leverage Ratio immediately prior to consummation of such Acquisition (calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b));

(t) Indebtedness of the Lead Borrower or any of its Restricted Subsidiaries supported by a letter of credit in a principal amount not to exceed the face amount of such letter of credit;

(u) secured or unsecured loans or notes issued in lieu of Incremental Facilities (such loans or notes, “Incremental Equivalent Debt”); provided that if secured (i) is secured only by the Collateral and on a pari passu or junior basis with the Obligations and (ii) is subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent and provided further that any such Incremental Equivalent Debt (x) otherwise satisfies clauses (A), (D), (F), (G), (H) (in the case of clause (ii) to the proviso there of, solely with respect to such additional secured Indebtedness in the form of Dollar denominated term loans that are secured on a pari passu basis with the Obligations), (I), (J), (K) and (N) of Section 2.14(a) as if such Incremental Equivalent Debt were an Incremental Facility and (y) together with any Incremental Facility, does not exceed the Incremental Cap;

(v) senior subordinated or subordinated unsecured Indebtedness of the Lead Borrower or any of the Loan Parties; provided that (i) the terms of such Indebtedness (excluding pricing, fees, rate floors, optional prepayment or redemption terms and subordination terms (such subordination terms to be on current market terms)) are not, when taken as a whole, materially more favorable (as reasonably determined by the Lead Borrower in good faith) to the lenders providing such Indebtedness than those applicable to the Facilities (other than any covenants or any other provisions applicable only to periods after the Final Maturity Date (in each case, as of the incurrence of such Indebtedness)) or is otherwise on current market terms for such type of Indebtedness (as reasonably determined by the Lead Borrower in good faith), (ii) such Indebtedness has a final scheduled maturity date no earlier than the Term B Termination Date then in effect; provided that any Indebtedness incurred in reliance on the Inside Maturity Exceptions shall not be required to satisfy the foregoing requirement, (iii) such Indebtedness, if in the form of a term loan, has a Weighted Average Life to Maturity no shorter than that of any Term B Facility; provided that any Indebtedness incurred in reliance on the Inside Maturity Exceptions shall not be required to satisfy the foregoing requirement and (iv) such Indebtedness is guaranteed only by the Loan Parties; provided further that, after giving effect thereto, (A) (x) the Fixed Charge Coverage Ratio is no less than 2.00 to 1.00 or (y) the Lead Borrower and its Restricted Subsidiaries are in compliance with the financial covenant set forth in Section 6.24, in each case, calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) and (B) no Default or Event of Default under Section 7.1(a), 7.1(j) or 7.1(k) hereof shall have occurred and be continuing or would result therefrom;

(w) senior unsecured Indebtedness of the Lead Borrower or any of its Restricted Subsidiaries; provided that (i) the terms of such Indebtedness (excluding pricing, fees, rate floors, optional prepayment or redemption terms and subordination terms (such subordination terms to be on current market terms)) are not, when taken as a whole, materially more favorable (as reasonably determined by the Lead Borrower in good faith) to the lenders providing such Indebtedness than those applicable to the Facilities (other than any covenants or any other provisions applicable only to periods after the Final Maturity Date (in each case, as of the incurrence of such Indebtedness)) or is otherwise on current market terms for such type of Indebtedness (as reasonably determined by the Lead Borrower in good faith), (ii) such Indebtedness has a final scheduled maturity date no earlier than the later of the Term B Termination Date and Final Revolving Termination Date then in effect; provided that any Indebtedness incurred in reliance on the Inside Maturity Exceptions shall not be required to satisfy the foregoing requirement, (iii) such Indebtedness, if in the form of a term loan, has a Weighted Average Life to Maturity no shorter than that of any Term B Facility; provided that any Indebtedness incurred in reliance on the Inside Maturity Exceptions shall not be required to satisfy the foregoing requirement, (iv) the maximum aggregate principal amount of such Indebtedness incurred by non-Loan Parties, together with any Indebtedness incurred under Section 6.16(e) by non-Loan Parties and clause (ii) in the first proviso in Section 6.16(x) below, does not exceed the greater of $170.0 million and 10% of Consolidated Adjusted EBITDA and (v) subject to the preceding clause (iv), such Indebtedness is guaranteed only by the Loan Parties; provided further that, after giving effect thereto, (i) (x) the Fixed Charge Coverage Ratio is no less than 2.00 to 1.00 or (y) the Lead Borrower and its Restricted Subsidiaries are in compliance with the financial covenant set forth in Section 6.24, in each case, calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b) and (ii) no Default or Event of Default under Section 7.1(a), 7.1 (j) or 7.1(k) hereof shall have occurred and be continuing or would result therefrom;

(x) additional secured Indebtedness of the Lead Borrower or any of its Restricted Subsidiaries; provided that (i) in the case of such additional secured Indebtedness that is secured on a pari passu lien basis with the Obligations, the First Lien Leverage Ratio does not exceed 1.75 to 1.00, and in the case of additional secured Indebtedness that is secured on a junior lien basis with the Obligations, the Senior Secured Leverage Ratio does not exceed 2.50 to 1.00, in each case calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b), (ii) the maximum aggregate principal amount of such Indebtedness incurred by non-Loan Parties, together with any Indebtedness incurred under Section 6.16(e) by non-Loan Parties and clause (iv) in the first proviso in Section 6.15(w) above, does not exceed the greater of $170.0 million and 10% of Consolidated Adjusted EBITDA and (iii) subject to the preceding clause (ii), such Indebtedness is guaranteed only by the Loan Parties; provided further that (A) no Default or Event of Default under Section 7.1(a), 7.1 (j) or 7.1(k) hereof shall have occurred and be continuing or would result therefrom and (B) such Indebtedness (x) is secured by the Collateral only on a pari passu or junior basis in right of payment and security in respect of the Collateral, (y) otherwise satisfies clauses (A), (D), (F), (G), (H) (solely with respect to such additional secured Indebtedness in the form of term loans denominated in Dollars that are secured on a pari passu basis with the Obligations), (I), (J), (K) and (N) of Section 2.14(a) as if such Indebtedness were an Incremental Facility and (z) is subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent;

(y) [reserved];

(z) [reserved];

(aa) [reserved];

(bb) [reserved];

(cc) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(dd) obligations of the Lead Borrower or any of its Restricted Subsidiaries incurred in connection with rebate programs;

(ee) Permitted Receivables Financing shall not to exceed the greater of $765.0 million and 45% of Consolidated Adjusted EBITDA at any time outstanding;

(ff) [reserved];

(gg) Indebtedness of the Lead Borrower or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary in the ordinary course of business;

(hh) Indebtedness including working capital facilities, asset-level financings, Capitalized Lease Obligations and purchase money indebtedness incurred by any Foreign Subsidiary of the Lead Borrower; provided that the amount of Indebtedness outstanding under this clause (hh), together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (r) above shall not exceed $415.0 million and 25% of Consolidated Adjusted EBITDA;

(ii) Indebtedness incurred in connection with any sale-leaseback transaction, together with any Refinancing Indebtedness in respect thereof incurred pursuant to clause (r) above shall not exceed the greater of $510.0 million and 30% of Consolidated Adjusted EBITDA;

(jj) any guarantee by the Lead Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary, or any guarantee of any obligation of Flash Ventures incurred in the ordinary course of business so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is not prohibited under the terms of this Agreement;

(kk) customer deposits and advance payments received in the ordinary course of business or consistent with past practice from customers for the purchase of goods or services;

(ll) to the extent constituting Indebtedness, any contingent liabilities arising in connection with any stock options; and

(mm) all customary premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in each of Section 6.15 (a) through 6.15 (mm) above.

For purposes of determining compliance with this Section 6.15 or Section 6.16, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall not be deemed to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Section 6.16 Liens. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below in this Section 6.16, the “Permitted Liens”):

(a) Liens for the payment of taxes which are not yet due and payable and Liens (or deposits as security) for taxes which are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been provided for in accordance with GAAP;

(b) Liens (i) arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, statutory obligations or other similar charges, (ii) in connection with bids, tenders, contracts or leases to which the Lead Borrower or any Restricted Subsidiary is a party or (iii) to secure public or statutory obligations of such Person or deposits of cash or Cash Equivalents to secure surety or appeal bonds to which such Person is a party, or deposits as security or for the payment of rent, in each case, incurred in the ordinary course of business;

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not overdue by a period of more than 60 days or if more than 60 days overdue (i) which would not reasonably be expected to have a Material Adverse Effect or (ii) which are being contested in good faith by appropriate proceedings;

(d) Liens created by or pursuant to this Agreement and the Collateral Documents;

(e) Liens on property of the Lead Borrower or any Restricted Subsidiary created solely for the purpose of securing indebtedness permitted by Section 6.15 (d) hereof; provided that no such Lien shall extend to or cover other Property of the Lead Borrower or such Restricted Subsidiary other than the respective Property so acquired or similar Property acquired from the same lender or its Affiliates, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of all such Property;

(f) Liens assumed in connection with Permitted Acquisitions;

(g) easements, rights-of-way, restrictions, and other similar encumbrances as to the use of real property of the Lead Borrower or any Restricted Subsidiary incurred in the ordinary course of business which do not impair their use in the operation of the business of such Person;

(h) Liens in connection with sale-leaseback transactions securing Indebtedness permitted by Section 6.15 (ii);

(i) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Lead Borrower or any of its Restricted Subsidiaries are located and any zoning, building or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property or any structure thereon (including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order) that does not materially interfere with the business of the Lead Borrower or the Restricted Subsidiaries, taken as a whole;

(j) Liens arising from judgments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 7.1;

(k) any interest or title of a lessor, sublessor, licensor or sublicensor or Lien securing a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease not prohibited by this Agreement and leases, licenses, subleases or sublicenses granted to others that do not (x) interfere in any material respect with the business of the Lead Borrower and its Restricted Subsidiaries, taken as a whole, or (y) secure any Indebtedness;

(l) licenses, sublicenses, covenants not to sue or other grants of rights to intellectual property rights granted (i) in the ordinary course of business or (ii) in the reasonable business judgment of the Lead Borrower or the Restricted Subsidiaries in the conduct of its business (including in the settlement of litigation or entering into cross-licenses);

(m) any zoning, building or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary course of conduct of the business of the Lead Borrower and its Restricted Subsidiaries, taken as a whole;

(n) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off), which are within the general parameters customary in the banking industry;

(o) Liens (i) on cash advances in favor of the seller of any property to be acquired in an investment permitted pursuant to Section 6.19 to be applied against the purchase price for such investment or (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 6.17;

(p) Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents;

(q) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of indebtedness, (ii) relating to pooled deposit, automatic clearing house or sweep accounts of the Lead Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Lead Borrower and its Restricted Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers of the Lead Borrower or any Restricted Subsidiary in the ordinary course of business or (iv) relating to the credit cards and credit accounts of the Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r) Liens solely on any cash earnest money deposits or escrow arrangements made by the Lead Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(s) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(t) Liens incurred to secure any obligations; provided that the aggregate principal amount of all such obligations secured by such Liens, together with all Refinancing Indebtedness in respect thereof, shall not exceed the greater of $350.0 million and 20% of Consolidated Adjusted EBITDA (measured as of the date such Liens are incurred and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination);

(u) Liens in favor of the issuer of customs, stay, performance, bid, appeal or surety bonds or completion guarantees and other obligations of a like nature or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v) Liens existing on the Closing Date or pursuant to agreements in existence on the Closing Date and to the extent securing Indebtedness in excess of $50 million, as described on Schedule 6.16 and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and any Refinancing Indebtedness in respect of such obligations permitted by Section 6.15) and shall not subsequently apply to any other property or assets of the Lead Borrower or any Restricted Subsidiary other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien and (y) proceeds and products thereof;

(w) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary or concurrently therewith; provided further that such Liens may not extend to any other property owned by the Lead Borrower or any of its Restricted Subsidiaries; provided further that such Liens secure Indebtedness permitted to be incurred under clause (y) of Section 6.15 (s);

(x) Liens on property at the time the Lead Borrower or a Subsidiary acquired the property or concurrently therewith, including any acquisition by means of a merger or consolidation with or into the Lead Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further that the Liens may not extend to any other property owned by the Lead Borrower or any of its Restricted Subsidiaries; provided further that such Liens secure Indebtedness permitted to be incurred under clause (y) of Section 6.15 (s);

(y) Liens on specific items of inventory or other goods and the proceeds thereof of any Person securing such Person’s obligations under any agreement to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business securing inventory purchases from vendors;

(z) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness permitted by Section 6.15 and secured by any Lien referred to in Section 6.16 (e), (v), (w) and (x); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under Section 6.15 (e), (v), (w) and (x) at the time the original Lien became a Permitted Lien hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(aa) Liens to secure any Indebtedness permitted by Section 6.15 (b) to the extent that the Lead Borrower or any other Loan Party is required to post segregated collateral to any clearing agency in respect of any such Indebtedness as required, or as may be required, by the Commodity Exchange Act, any regulations thereto, or any other applicable legislation or regulations in connection therewith;

(bb) Liens to secure (x) Refinancing Indebtedness and/or Refinancing Notes, (y) Incremental Equivalent Debt and (z) Indebtedness allowed under Section 6.15 (x);

(cc) [reserved];

(dd) assignments of the right to receive income effected as a part of the sale of a business unit or for collection purposes;

(ee) Liens arising under any Permitted Receivables Financing permitted under Section 6.15 (ee);

(ff) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(gg) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(hh) Liens arising from precautionary UCC financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(ii) Liens on assets of a Subsidiary that is not a Loan Party securing Indebtedness of such Subsidiaries permitted by Section 6.15;

(jj) Liens arising solely in connection with rights of dissenting equity holders pursuant to any Applicable Law in respect of the Transactions, any Permitted Acquisition or any other Investment;

(kk) [reserved];

(ll) Liens arising (i) out of conditional sale, title retention (including extended retention of title), consignment or similar arrangements for sale or purchase of goods and bailee arrangements, in each case in the ordinary course of business or consistent with past or industry practice or (ii) by operation of law under Article 2 of the UCC (or any similar law of any jurisdiction);

(mm) Liens on cash and Cash Equivalents in connection with the defeasance, redemption, satisfaction and/or discharge of Indebtedness;

(nn) receipt of progress payments and advances from customers in the ordinary course of business or consistent with past or industry practice to the extent such receipt or advance, as applicable, creates a Lien on the related inventory and proceeds thereof;

(oo) Liens not securing Indebtedness for borrowed money that are customary in the operation of the business of the Lead Borrower and/or any Restricted Subsidiary (as determined by the Lead Borrower in good faith);

(pp) [reserved];

(qq) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Lead Borrower or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments; provided that such Lien secures only the obligations of the Lead Borrower or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted under Section 6.15; and

(rr) Liens on Equity Interests of any joint venture (a) securing obligations of such joint venture or (b) pursuant to the relevant joint venture agreement or arrangement.

Section 6.17 Fundamental Changes; Sales of Assets.

The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or merge or consolidate, or convey, sell, lease or otherwise dispose of all or any part of its Property, including any disposition as part of any sale-leaseback transactions except that this Section 6.17 shall not prevent:

(a) the sale and lease of inventory in the ordinary course of business;

(b) the sale, transfer or other disposition of any Property (including, but not limited to, the abandonment or allowing to lapse of intellectual property) that, in the reasonable judgment of the Lead Borrower or its Restricted Subsidiaries, has become uneconomic, obsolete or worn out or is no longer useful in its business;

(c) the sale, transfer, lease, or other disposition of Property of the Lead Borrower and its Restricted Subsidiaries to one another; provided that, no Loan Party may make any such sale, transfer, lease or other disposition pursuant to this clause (c) to a non-Loan Party in the form of Material Intellectual Property other than any intercompany license granted for a bona fide business purpose;

(d) the merger, consolidation or amalgamation of any Restricted Subsidiary with and into the Lead Borrower or any other Restricted Subsidiary; provided that, in the case of any merger or consolidation involving a Borrower, (i) such Borrower is the legal entity surviving the merger or consolidation and (ii) such surviving entity is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia; and provided further that no Loan Party that owns Material Intellectual Property may be merged, consolidated or amalgamated with and into a non-Loan Party;

(e) the disposition or sale of Cash Equivalents;

(f) any Restricted Subsidiary may dissolve if the Lead Borrower determines in good faith that such dissolution is in the best interests of the Lead Borrower, such dissolution is not disadvantageous to the Lenders and the Lead Borrower or any Restricted Subsidiary receives any assets of such dissolved Subsidiary, subject in the case of a dissolution of a Loan Party that results in a distribution of assets to a non-Loan Party to the limitations set forth in the provisos in each of clauses (c) and (d) above;

(g) the sale, transfer, lease, or other disposition of Property of the Lead Borrower or any Restricted Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for the Lead Borrower and its Restricted Subsidiaries not more than the greater of $100.0 million and 6% of Consolidated Adjusted EBITDA during any fiscal year of the Lead Borrower;

(h) the lease, sublease, license (or cross-license) or sublicense (or cross-sublicense) of real or personal property in the ordinary course of business;

(i) the disposition of intellectual property rights (to the extent constituting discontinuing the use or maintenance of, failing to pursue, or otherwise abandon, allowing to lapse, terminating or putting into the public domain, any intellectual property), in each case, in the ordinary course of business or if the Lead Borrower or any Restricted Subsidiary determines in its reasonable business judgment that such disposed of intellectual property is no longer economical or of strategic benefit;

(j) the sale, transfer or other disposal of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(k) the sale, transfer or other disposal of investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements or similar binding arrangements;

(l) any transaction permitted by Section 6.19;

(m) the settlement or early termination of any Permitted Bond Hedge Transaction or any related Permitted Warrant Transaction;

(n) the unwinding of any Hedge Agreement;

(o) the disposition of any asset between or among the Lead Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to clauses (a) through (t) (other than this clause (o)) of this Section 6.17;

(p) the sale, transfer or other disposition of Property of the Lead Borrower or any Restricted Subsidiary for fair market value so long as (i) with respect to dispositions in an aggregate amount in excess of the greater of $75.0 million and 4.5% of Consolidated Adjusted EBITDA (measured as of the date of such sale, transfer or other disposition and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination), at least 75.00% of the consideration for such disposition shall consist of cash or Cash Equivalents (provided that, for purposes of the 75.00% cash consideration requirement, (v) the amount of any Indebtedness or other liabilities of the Lead Borrower or any Restricted Subsidiary (as shown on such person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets, (w) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such disposition, (x) any securities received by the Lead Borrower or such Restricted Subsidiary from such transferee that are converted by the Lead Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) following the closing of the applicable disposition (y) the right to receive cash (including, without limitation, pursuant to seller notes and other similar instruments or agreements representing deferred purchase price amounts or purchase price installments) and (z) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of the greater of $400.0 million and 24% of Consolidated Adjusted EBITDA, in each case, shall be deemed to be cash), (ii) the Net Cash Proceeds of such disposition are applied in accordance with Section 2.8(c)(ii) and (iii) no Event of Default has occurred and is continuing or would result therefrom (determined at the time of the agreement);

(q) the sale, transfer or other disposition of any assets acquired in connection with any acquisition permitted under this Agreement (including any Permitted Acquisition) so long as (i) such disposition is made or contractually committed to be made within three hundred and sixty-five (365) days of the date such assets were acquired by the Lead Borrower or such Subsidiary or such later date as the Lead Borrower and the Administrative Agent may agree, (ii) the Leverage Ratio does not exceed the then-applicable Leverage Ratio required under Section 6.24 hereof, in each case calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b); and (iii) with respect to dispositions in an aggregate amount in excess of the greater of $75.0 million and 4.5% of Consolidated Adjusted EBITDA (measured as of the date of such sale, transfer or other disposition and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination), at least 75.00% of the consideration for such disposition shall consist of cash or Cash Equivalents (subject to the exceptions listed clauses (w) through (z) of Section 6.17(p) above);

(r) [reserved];

(s) dispositions of property pursuant to one or more sale-leaseback transactions in an amount not to exceed the greater of $510.0 million and 30% of Consolidated Adjusted EBITDA and dispositions of precious metals and/or commodities in connection with Indebtedness permitted under Section 6.15(d)(ii); and

(t) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement.

To the extent any Collateral is disposed of as expressly permitted by this Section 6.17 to any Person other than a Loan Party, such Collateral shall automatically be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 6.18 [Reserved].

Section 6.19 Advances, Investments and Loans. The Lead Borrower will not, and will not permit any of its Restricted Subsidiaries to make loans or advances to (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender or advances for the purpose of prepaying depreciation costs of joint ventures), guarantee any obligations of, or make, retain or have outstanding any investments (whether through purchase of Equity Interests or debt obligations) in, any Person or enter into any partnerships or joint ventures, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “investments”), except that this Section 6.19 shall not prevent:

(a) investments constituting receivables created in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) investments (including debt obligations) received in connection with the bankruptcy or reorganization of a Person and in settlement of delinquent obligations of, and other disputes with, a Person arising in the ordinary course of business;

(d) (i) the Lead Borrower’s equity investments from time to time in its Restricted Subsidiaries and (ii) investments made from time to time by a Restricted Subsidiary in the Lead Borrower or one (1) or more Restricted Subsidiaries; provided that, no Loan Party may make an investment pursuant to this clause (d) in a non-Loan Party in the form of Material Intellectual Property other than any intercompany license granted for a bona fide business purpose;

(e) intercompany advances (including in the form of a guarantee for the benefit of such Person) made from time to time from (i) the Lead Borrower to any one (1) or more Restricted Subsidiaries, (ii) from one (1) or more Restricted Subsidiaries to the Lead Borrower and (iii) from one (1) or more Restricted Subsidiaries to one (1) or more Restricted Subsidiaries; provided that, no Loan Party may make an advance to a non-Loan Party pursuant to this clause (e) in the form of Material Intellectual Property other than any intercompany license granted for a bona fide business purpose;

(f) other investments (including investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries), in each case, as valued at the fair market value of such investment at the time each such investment is made, in an aggregate amount for all such investments under this clause (f) that, at the time such investment is made, would not exceed the sum of (i) the greater of $510.0 million and 30% of Consolidated Adjusted EBITDA (measured as of the date of such investment and based upon the financial statements most recently delivered on or prior to such date pursuant to Section 6.1, but giving effect to any Specified Transaction occurring thereafter and on or prior to the date of determination) plus (ii) the amount of any returns of capital, dividends or other distributions received in connection with such investment (not to exceed the original amount of the investment);

(g) loans and advances to officers, directors, employees and consultants of the Lead Borrower or any of its Restricted Subsidiaries for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business and advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business; provided that the aggregate amount of such loan in advance outstanding at any time shall not exceed the greater of $10 million and 0.6% of Consolidated Adjusted EBITDA;

(h) to the extent constituting an investment, Hedge Agreements, Swap Obligations, Permitted Bond Hedge Transactions and Permitted Warrant Transactions permitted by Sections 6.15(a) and (b), as applicable;

(i) investments received upon the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(j) investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(k) guarantees by the Lead Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute indebtedness for borrowed money, in each case entered into in the ordinary course of business;

(l) (i) Permitted Acquisitions and (ii) investments by Restricted Subsidiaries that are not Loan Parties in Persons that become Restricted Subsidiaries as a result of such investment;

(m) investments in Restricted Subsidiaries for the purpose of consummating transactions permitted under Section 6.17(o) or any Permitted Acquisition;

(n) investments permitted under Sections 6.15 (excluding clause (c)), 6.16 (excluding clause (o)(ii)) and 6.20;

(o) other investments, loans and advances in addition to those otherwise permitted by this Section in an amount not to exceed the Available Amount in the aggregate at any one time outstanding (so long as (i) no Default or Event of Default under Section 7.1(a), 7.1 (j) or 7.1(k) hereof shall have occurred and be continuing or would result therefrom and (ii) the Lead Borrower and its Restricted Subsidiaries are in compliance with Section 6.24 on a Pro Forma Basis, recomputed as of the last day of the most recently ended period for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b));

(p) investments consisting of consideration received in connection with any disposition or other transfer made in compliance with Section 6.17;

(q) other investments, loans and advances existing on, or contractually committed as of, or pursuant to an agreement executed on or before Closing Date as set forth on Schedule 6.19 (as the same may be renewed, reinvested, refinanced or extended from time to time); provided that the amount of any such investment or binding commitment may be increased (x) as required by the terms of such investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (y) as otherwise permitted under this Agreement;

(r) investments made by any Restricted Subsidiary that is not a Loan Party to the extent such investments are made with the proceeds received by such Restricted Subsidiary from an investment made by a Loan Party in such Restricted Subsidiary pursuant to this Section 6.19;

(s) investments the sole consideration for which is Equity Interests (other than Disqualified Equity Interests) of the Lead Borrower;

(t) guarantees of Indebtedness permitted under Section 6.15 and performance guarantees and Contingent Obligations incurred or of other obligations that do not constitute indebtedness for borrowed money, in each case entered into in the ordinary course of business, any guarantees by the Lead Borrower or any Restricted Subsidiary of operating leases of joint ventures and any guarantees by the Lead Borrower or any Restricted Subsidiary of other obligations of joint ventures (including the Flash Ventures) entered into in the ordinary course of business;

(u) additional investments by the Lead Borrower or any of its Restricted Subsidiaries; provided that on the date of consummation of such investment or, at the Lead Borrower’s election to the extent such investment is made in connection with an Acquisition, on the date of the signing of any acquisition agreement with respect thereto, (i) no Default or Event of Default under Section 7.1(a), 7.1 (j) or 7.1(k) hereof shall have occurred and be continuing or would result therefrom and (ii) after giving effect thereto the Leverage Ratio does not exceed 2.25 to 1.00 (calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b));

(v) investments in any Subsidiary in connection with intercompany cash management or cash pooling arrangements or related activities arising in the ordinary course of business;

(w) investments in (i) a Restricted Subsidiary that is not a Loan Party or (ii) a joint venture, in each case, to the extent such investment is substantially contemporaneously repaid with a dividend or other distribution from such Restricted Subsidiary or joint venture;

(x) non-cash contributions to joint ventures (including, without limitation, contributions of employees, intellectual property and/or services) in the ordinary course of business;

(y) investments in Flash Partners Ltd., Flash Alliance Ltd. or Flash Forward Ltd. and other joint ventures with Kioxia Corporation or any of its Affiliates (or any of their respective successors); provided that, the use of such investments by such joint venture would have been classified, in accordance with GAAP, as a capital expenditure if such joint venture had been a Subsidiary of the Lead Borrower; and

(z) any investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Lead Borrower or any of its Subsidiaries, which investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable and any investment in fixed income or other assets by any Captive Insurance Subsidiary consistent with customary practices of portfolio management;

(aa) any investment not otherwise permitted by this Section 6.19; provided that the fair market value of such investment at the time each such investment is made, in an aggregate amount for all such investments outstanding under this clause (aa), together with the amount of any Distributions permitted under Section 6.20(l) below, does not exceed the greater of $850.0 million and 50% of Consolidated Adjusted EBITDA;

(bb) contributions in connection with compensation arrangements or to a “rabbi” trust for the benefit of any future, current or former officer, director, manager, member, member of management, employee, consultant or independent contractor of the Lead Borrower or any Subsidiary, or other service providers of the Lead Borrower or any Restricted Subsidiary or to any other grantor trust subject to claims of creditors in the case of a bankruptcy of the Lead Borrower or any Restricted Subsidiary;

(cc) Investments in connection with any Permitted Receivables Financing permitted under Section 6.15, the contribution, sale or other transfer of assets in connection with a Permitted Receivables Financing permitted under Section 6.15 or repurchases in connection with the foregoing (including the contribution or lending of cash and Cash Equivalents to Subsidiaries to finance the purchase of receivables or related assets from the Lead Borrower or any Restricted Subsidiary or to otherwise fund required reserves, the contribution of replacement or substitute assets to a Receivables Financing Subsidiary and Investments of funds held in accounts permitted or required by the arrangements governing such Permitted Receivables Financing or any related Indebtedness);

(dd) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that such obligations and/or liabilities, as applicable, are permitted to remain unfunded under Applicable Laws;

(ee) Investments consisting of earnest money deposits required in connection with purchase agreements or other acquisitions or Investments otherwise permitted under this Section 6.19 and any other pledges or deposits permitted by Section 6.16.; and

(ff) Investments arising as a result of sale-leaseback transactions that are otherwise permitted under this Agreement.

Any investment in any person other than a Loan Party that is otherwise permitted by this Section 6.19 may be made through intermediate investments in Subsidiaries that are not Loan Parties and such intermediate investments shall be disregarded for purposes of determining the outstanding amount of investments pursuant to any clause set forth above. The amount of any investment made other than in the form of cash or cash equivalents shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

Section 6.20 Restricted Payments. The Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to directly or indirectly, (i) declare or pay any dividends on or make any other distributions in respect of any class or series of its Equity Interests or (ii) purchase, redeem, or otherwise acquire or retire any of its Equity Interests or any warrants, options, or similar instruments to acquire the same (all the foregoing, “Distributions”); provided that the following shall be permitted:

(a) any Subsidiary of the Lead Borrower may make Distributions to its parent company (and, in the case of any non-Wholly-owned Subsidiary, pro rata to its parent companies based on their relative ownership interests in the class of equity receiving such Distribution);

(b) so long as no Event of Default has occurred, is continuing or would result therefrom, the Lead Borrower may redeem, acquire, retire or repurchase (and the Lead Borrower may declare and pay Distributions, the proceeds of which are used to so redeem, acquire, retire or repurchase and to pay withholding or similar tax payments that are expected to be payable in connection therewith) its Equity Interests (or any options or warrants or stock appreciation rights issued with respect to any of such Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of the Lead Borrower and its Restricted Subsidiaries, with the proceeds of Distributions from, seriatim, the Lead Borrower, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of Distributions made pursuant to this Section 6.20(b) shall not exceed the greater of $40.0 million and 2.5% of Consolidated Adjusted EBITDA in any fiscal year; provided further that (x) such amount, if not so expended in the fiscal year for which it is permitted, may be carried forward for Distributions in the next two (2) fiscal years and (y) Distributions made pursuant to this clause (b) during any fiscal year shall be deemed made first in respect of amounts permitted for such fiscal year as provided above, second in respect of amounts carried over from the fiscal year two (2) years prior to such date pursuant to clause (x) above and third in respect of amounts carried over from the immediately preceding fiscal year prior to such date pursuant to clause (x) above;

(c) the Lead Borrower may repurchase Equity Interests upon exercise of options or warrants if such Equity Interest represents all or a portion of the exercise price of such options or warrants;

(d) repurchases of the Lead Borrower’s common Equity Interests in an aggregate amount not to exceed the greater of $50 million and 3% of Consolidated Adjusted EBITDA;

(e) the Lead Borrower may make Distributions in an aggregate amount not to exceed the greater of $250.0 million and 15% of Consolidated Adjusted EBITDA per fiscal year so long as (i) no Event of Default has occurred, is continuing or would result therefrom and (ii) the Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Distribution, does not exceed the then-applicable Leverage Ratio required under Section 6.24(a) hereof (provided that clauses (i) and (ii) shall not prohibit Distributions within 60 days after the date of declaration thereof, if on the date of declaration the Distribution would have complied with clauses (i) and (ii));

(f) the Lead Borrower may make Distributions in an aggregate amount not to exceed the Available Amount at the time such Distribution is made (so long as (i) no Event of Default has occurred, is continuing or would result therefrom and (ii) the Lead Borrower and its Restricted Subsidiaries are in compliance with Section 6.24 on a Pro Forma Basis, recomputed as of the last day of the most recently ended period for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b); provided that clauses (i), (ii) and (iii) shall not prohibit Distributions within 60 days after the date of declaration thereof, if on the date of declaration the Distribution would have complied with clauses (i) and (ii));

(g) the Lead Borrower may make Distributions to (i) redeem, repurchase, retire or otherwise acquire any Equity Interests (“Treasury Capital Stock”) of the Lead Borrower or any Subsidiary, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Lead Borrower or a Subsidiary) of, Equity Interests of the Lead Borrower (“Refunding Capital Stock”) and (ii) declare and pay dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to the Lead Borrower or a Subsidiary) of the Refunding Capital Stock;

(h) Distributions the proceeds of which will be used to make cash payments in lieu of issuing fractional Equity Interests in connection with the exercise of warrants, options or other securities convertible or exchangeable for Equity Interests of the Lead Borrower;

(i) to the extent constituting a Distribution, transactions permitted by Sections 6.11 (other than 6.11(b)) and 6.17 (other than 6.17(k));

(j) Distributions by the Lead Borrower of up to 6.0% of the net cash proceeds received by the Lead Borrower from any Qualified Public Offering or any other equity investment (other than Disqualified Equity Interests) in the Lead Borrower; provided that, for the avoidance of doubt, the Spin-Off shall not constitute a Qualified Public Offering;

(k) so long as (i) no Event of Default has occurred and is continuing or would result therefrom and (ii) the Leverage Ratio does not exceed 2.00 to 1.00 (calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b)) after giving effect thereto, the Lead Borrower may make additional Distributions; provided that clauses (i) and (ii) shall not prohibit Distributions within 60 days after the date of declaration thereof, if on the date of declaration the Distribution would have complied with clauses (i) and (ii);

(l) the Lead Borrower may make Distributions not otherwise permitted by this Section 6.20; provided that the maximum aggregate principal amount of such Distributions made pursuant to this clause (l), together with the outstanding amount of any investments permitted under Section 6.19(aa) above, does not exceed the greater of $850.0 million and 50% of Consolidated Adjusted EBITDA;

(m) any required payment with respect to, or required early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction; provided that, in the case of this Section 6.20(m), to the extent any consideration other than the Lead Borrower’s common stock is required to be paid under a Permitted Bond Hedge Transaction (other than, for the avoidance of doubt, the required payment of premium thereunder) or a Permitted Warrant Transaction as a result of the election of “cash settlement” (or substantially equivalent term) as the “settlement method” (or substantially equivalent term) thereunder by the Lead Borrower (or its Affiliates) (including in connection with the exercise and/or early unwind or settlement thereof), the payment of such cash shall constitute a Distribution notwithstanding this clause (m) (and such Distribution must be permitted pursuant to a clause of this Section 6.20 other than Section 6.20(m)); and

(n) the Closing Date Dividend.

Section 6.21 Limitation on Restrictions. The Lead Borrower will not, and it will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction on the ability of any such Restricted Subsidiary to (A) pay dividends or make any other distributions on its capital stock or other Equity Interests owned by the Lead Borrower or any other Restricted Subsidiary, (B) pay or repay any Indebtedness owed to the Lead Borrower or any other Restricted Subsidiary, (C) make loans or advances to the Lead Borrower or any other Restricted Subsidiary, (D) encumber or pledge any of its assets to or for the benefit of the Administrative Agent or (E) guaranty the Obligations, Hedging Liability and Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations, except for, in each case:

(a) restrictions and conditions imposed by any Loan Document or which (x) exist on the Closing Date and (y) to the extent contractual obligations permitted by subclause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not materially expand the scope of such contractual obligation;

(b) customary restrictions and conditions contained in agreements relating to any sale of assets pending such sale; provided that such restrictions and conditions apply only to the Person or property that is to be sold;

(c) restrictions or conditions imposed by any agreement relating to Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Person obligated under such Indebtedness and its Subsidiaries or, in the case of secured Indebtedness, the property or assets intended to secure such Indebtedness;

(d) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(e) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.19 and applicable solely to such joint venture entered into in the ordinary course of business and any provisions in joint venture agreements in effect at or entered into on the Closing Date;

(f) restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and customary provisions in leases, subleases, licenses, sublicenses, service agreements, product sales, asset sale agreements and other contracts restricting the assignment thereof, in each case entered into in the ordinary course of business;

(g) secured Indebtedness otherwise permitted to be incurred under Sections 6.15 and 6.16 that limit the right of the obligor to dispose of the assets securing such Indebtedness;

(h) restrictions that arise in connection with (including Indebtedness and other agreements entered into in connection therewith) (x) any Lien permitted by Section 6.16 and that relate to the property subject to such Lien or (y) any disposition permitted by Section 6.17 applicable pending such disposition solely to the assets subject to such disposition;

(i) customary provisions restricting assignment of, or the creation of any Lien over, any agreement entered into in the ordinary course of business;

(j) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.15 or Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (in each case, as determined in good faith by the Lead Borrower);

(k) any encumbrances or restrictions of the type referred to in clauses (a), (b) or (c) above and solely with respect to any Foreign Subsidiary, any encumbrances or restrictions of the type referred to in clauses (d) or (e) above, in each case, imposed by any other instrument or agreement entered into after the Closing Date that contains encumbrances and restrictions that, as determined by the Lead Borrower in good faith, will not materially adversely affect the Lead Borrower’s ability to make payments on the Loans;

(l) any encumbrance or restriction of a Receivables Financing Subsidiary effected in connection with a Permitted Receivables Financing; provided, however, that such restrictions apply only to such Receivables Financing Subsidiary; and

(m) any encumbrances or restrictions of the types referred to in clauses (a) through (l) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Lead Borrower, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.22 Optional Payments of Certain Indebtedness; Modifications of Certain Indebtedness and Organizational Documents. The Lead Borrower will not, and it will not permit any of its Restricted Subsidiaries to:

(a) directly or indirectly make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease, earlier than one year prior to any scheduled final maturity (such actions, a “Restricted Debt Payment”) the principal amount of any Indebtedness that is expressly subordinated to the Loans, secured on a junior lien basis to the Loans or that is unsecured, in an aggregate principal amount in excess of the greater of $100.0 million and 6% of Consolidated Adjusted EBITDA (other than intercompany Indebtedness), except (i) in connection with the incurrence of Refinancing Indebtedness, (ii) in connection with a conversion or exchange of such Indebtedness to, or for, as applicable, Equity Interests of the Lead Borrower (other than Disqualified Equity Interests), (iii) payments as part of an “applicable high yield discount obligation” catch-up payment, (iv) Restricted Debt Payments in an aggregate amount up to (x) so long as (A) no Event of Default has occurred, is continuing or would result therefrom and (B) the Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such Restricted Debt Payment, does not exceed the then-applicable Leverage Ratio required under Section 6.24 hereof, the greater of $100.0 million and 6% of Consolidated Adjusted EBITDA plus (y) the Available Amount (so long as (1) no Default or Event of Default has occurred, is continuing or would result therefrom and (2) the Lead Borrower and its Restricted Subsidiaries are in compliance, on a Pro

Forma Basis, with the financial covenant set forth in Section 6.24 recomputed as of the last day of the most recently ended period for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b)) and (v) Restricted Debt Payments so long as (A) no Event of Default has occurred, is continuing or would result therefrom and (B) the Leverage Ratio does not exceed 2.50 to 1.00 (in each case, calculated on a Pro Forma Basis as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been or were required to be delivered pursuant to Section 6.1(a) or (b)); or

(b) amend, modify, or otherwise change in any manner any of the terms of (i) the documentation governing any Indebtedness that is expressly subordinated to the Loans, secured on a junior lien basis to the Loans or that is unsecured, in an aggregate principal amount in excess of the greater of $100 million and 6% of Consolidated Adjusted EBITDA or (ii) the charter documents of the Lead Borrower or such Restricted Subsidiary, except, in the case of each of clauses (i) and (ii), if the effect of any such amendment, modification or change is not materially adverse to the interests of the Lenders.

Section 6.23 OFAC. The Lead Borrower will not, and will not permit any of its Subsidiaries to, (i) become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Party and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such Person in any manner violative of Section 2, and (iii) become a Person on the list of Specially Designated Nationals and Blocked Persons List or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 6.24 Financial Covenant. Solely with respect to the Revolving Facility:

(a) Leverage Ratio.

Except as otherwise provided in this Section 6.24, the Lead Borrower shall not, as of the last day of each fiscal quarter of the Lead Borrower, permit the Leverage Ratio to be greater than 3.50 to 1.00; provided that following the consummation of a Qualified Acquisition, the Leverage Ratio set forth above shall increase by 0.50 to 1.00 for each of the four (4) fiscal quarters of the Lead Borrower ending following the consummation of such Qualified Acquisition (such increase, a “Covenant Increase”); provided further that there must be at least two (2) consecutive fiscal quarters without a Covenant Increase following the period in which there was a Covenant Increase before another Covenant Increase may be exercised.

(b) Pro Forma Compliance. Compliance with the financial covenant set forth in clause (a) above shall always be calculated on a Pro Forma Basis.

Section 6.25 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 6.25 (or such later date as the Administrative Agent may agree to in its sole discretion), the Lead Borrower and each other Loan Party, as applicable, shall deliver the documents or take the actions specified on Schedule 6.25.

Section 6.26 Maintenance of Ratings. The Lead Borrower shall use its commercially reasonable efforts to maintain a (i) long-term public credit rating of the Lead Borrower and (ii) a public credit rating for the Facilities, in each case, from both S&P and Moody’s; provided that in no event shall the Lead Borrower be required to maintain any specific rating with any such rating agency.

ARTICLE 7. EVENTS OF DEFAULT AND REMEDIES.

Section 7.1 Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default (i) in the payment when due (whether at the stated maturity thereof or at any other time provided for in this Agreement) of all or any part of the principal of any Loan or Reimbursement Obligation or (ii) in the payment when due of interest on any Loan or any other Obligation payable hereunder or under any other Loan Document and such default shall continue unremedied for a period of five (5) Business Days;

(b) default in the observance or performance of any covenant set forth in Sections 6.1(f)(i), 6.5 (with respect to the Lead Borrower), 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.19, 6.20, 6.21, 6.22, 6.23 or 6.24 hereof; provided that no breach or default by the Lead Borrower under Section 6.24 shall constitute an Event of Default with respect to the Term B Facility, unless and until the Required RC Lenders have accelerated the Revolving Loans and such acceleration has not been rescinded;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after written notice of such default is given to the Lead Borrower by the Administrative Agent;

(d) any representation or warranty made or deemed made herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto proves untrue in any material respect (or in all respects, if qualified by a materiality threshold) as of the date of the issuance or making thereof and, solely to the extent such representation or warranty is capable of being corrected or cured, shall remain incorrect for 30 days after the earlier of (x) the Lead Borrower’s knowledge of such default and (y) receipt by the Lead Borrower of written notice thereof from the Administrative Agent;

(e) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void (other than pursuant to the terms thereof or as a result of the gross negligence, bad faith or willful misconduct of the Administrative Agent as determined by the final, non-appealable judgment of a court of competent jurisdiction), any Lien in favor of the Administrative Agent or the Collateral Agent in any Collateral purported to be covered by any of the Collateral Documents shall be invalid except as expressly permitted by the terms hereof or thereof (other than (A) the Collateral Agent no longer having possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) Uniform Commercial Code continuation statements not being filed in a timely manner), any lien subordination provision in respect of a material portion of the Collateral shall be determined to be invalid or any Loan Party terminates, repudiates in writing or rescinds any Loan Document executed by it or any of its obligations thereunder (other than pursuant to the terms hereof);

(f) default shall occur under (i) any Material Indebtedness or under any indenture, agreement or other instrument under which the same may be issued or (ii) any Hedge Agreement, the obligations under which exceed $350.0 million (such obligations, “Hedging Obligations”), the effect of which default is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) or Hedging Obligations to cause any such Indebtedness or obligations in respect of a Hedge Agreement to become due or required to be prepaid, repurchased, defeased or redeemed prior to its stated maturity, or the principal or interest under any such Material Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) after giving effect to applicable grace or cure periods, if any; provided that this clause (f) shall not apply to termination events or any other similar event under the documents governing such Hedging Obligations unless and until such termination event or other similar event results in (x) the occurrence of an early termination date that results in a failure to pay amounts owed in excess of $350.0 million or (y) a failure to pay amounts owed in excess of $350.0 million resulting from any acceleration or other prepayment of any amounts or other Indebtedness payable thereunder;

(g) any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against a Borrower or any of its Subsidiaries that are Significant Subsidiaries, or against any of its Property, in an aggregate amount in excess of the greater of $400.0 million and 25% of Consolidated Adjusted EBITDA(except to the extent paid or covered by insurance (other than the applicable deductible) and the insurer has not denied coverage therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of 60 days from the entry thereof;

(h) an ERISA Event shall have occurred which could reasonably be expected to result in a Material Adverse Effect;

(i) any Change of Control shall occur;

(j) a Borrower or any of its Restricted Subsidiaries that are Significant Subsidiaries shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, and such period shall continue for a period of sixty (60) days, (ii) admit in writing its inability to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, provisional liquidator, liquidator or similar official for it or any substantial part of its Property (other than for a solvent liquidation of any Foreign Subsidiary permitted by Section 6.17(f)), or (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or

(k) a custodian, receiver, trustee, examiner, provisional liquidator, liquidator or similar official shall be appointed for a Borrower or any of its Restricted Subsidiaries that are Significant Subsidiaries, or any substantial part of any of its Property (other than for a solvent liquidation of any Foreign Subsidiary permitted by Section 6.17(f)), or a proceeding described in Section 7.1(j)(v) shall be instituted against a Borrower or any Restricted Subsidiary that is a Significant Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 7.2 Non-Bankruptcy Defaults. When any Event of Default other than those described in subsection (j) or (k) of Section 7.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Lead Borrower: (a) if so directed by the Required RC Lenders, terminate the remaining Revolving Credit Commitments, and if so directed by the Required Lenders, terminate all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; (c) after a breach or default by the Lead Borrower under Section 6.24, if so directed by the Required RC Lenders, terminate the remaining Revolving Credit Commitments and declare the principal of and the accrued interest on all outstanding Revolving Loans to be forthwith due and payable, and thereafter, if so directed by the Required RC Lenders, terminate all other obligations of the Revolving Lenders hereunder on the date stated in such notice (which may be the date thereof) and (d) if so directed by the Required RC Lenders, demand that the Lead Borrower immediately pay to the Administrative Agent, as cash collateral, the full amount then available for drawing under each or any Letter of Credit, whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Lead Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3 Bankruptcy Defaults. When any Event of Default described in subsection (j) or (k) of Section 7.1 hereof has occurred and is continuing, then all outstanding Loans shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the Revolving Credit Commitments and any and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Lead Borrower shall immediately pay to the Administrative Agent, as cash collateral, the full amount then available for drawing under all outstanding Letters of Credit, whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 7.4 Collateral for Undrawn Letters of Credit.

(a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 2.8(c)(v) or under Section 7.2 or 7.3 above, the Lead Borrower shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (b) below.

(b) All amounts prepaid pursuant to clause (a) above shall be held by the Administrative Agent in one (1) or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the L/C Issuers, and to the payment of the unpaid balance of any other Obligations in respect of any Letter of Credit. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders and the L/C Issuers. If and when requested by the Lead Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one (1) year or less; provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrowers to the L/C Issuers, the Administrative Agent or the Lenders in respect of any Letter of Credit; provided, however, that if (i) the Lead Borrower shall have made payment of all such obligations referred to in clause (a) above and (ii) no Letters of Credit remain outstanding hereunder, then the Administrative Agent shall release to the Lead Borrower any remaining amounts held in the Collateral Account.

Section 7.5 Notice of Default. The Administrative Agent shall give notice to the Lead Borrower under Section 7.1(c) hereof promptly upon being requested to do so by the Required Lenders and shall at such time also notify all the Lenders thereof.

ARTICLE 8. CHANGE IN CIRCUMSTANCES AND CONTINGENCIES.

Section 8.1 Funding Indemnity.

(a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Lead Borrower pursuant to Section 8.5 or (v) the failure by the Borrowers to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Lead Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis for requesting such amounts shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Lead Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the interest payment date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto or (iii) the assignment of any RFR Loan other than on the interest payment date applicable thereto as a result of a request by the Lead Borrower pursuant to Section 8.5, then, in any such event, the Lead Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis for requesting such amounts shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Lead Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 8.2 Illegality. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law, rule or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Term Benchmark Loans or RFR Loans, or to perform its obligations as contemplated hereby with respect to such Term Benchmark Loans or such RFR Loans, such Lender shall promptly give notice thereof to the Lead Borrower and the Administrative Agent and such Lender’s obligations to make or maintain Term Benchmark Loans in the affected currency or currencies or RFR Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Term Benchmark Loans in such affected currency or currencies or RFR Loans. In the case of Term Benchmark Loans denominated in Dollars or RFR Loans, such Lender may require that such affected Term Benchmark Loans or RFR Loans be converted to Base Rate Loans from such Lender automatically on the effective date of the notice provided above, and such Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender. Each Lender agrees to notify the Administrative Agent and the Lead Borrower in writing promptly following any date on which it becomes lawful for such Lender to make and maintain Term Benchmark Loans or RFR Loans or give effect to its obligations as contemplated hereby with respect to any Term Benchmark Loan or RFR Loans.

Section 8.3 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 8.3, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted TIBOR Rate or the TIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR or Daily Simple SOFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate the Adjusted EURIBOR Rate or the Adjusted TIBOR Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple SOFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Lead Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) a Borrower delivers a new interest election request in accordance with the terms of Section 2.5 or a new Notice of Borrowing in accordance with the terms of Section 2.5, (A) for Loans denominated in Dollars, (1) any interest election request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing shall instead be deemed to be an interest election request or a Notice of Borrowing, as applicable, for (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 8.3(a)(i) or (ii) above or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR also is the subject of Section 8.3(a)(i) or (ii)

above and (2) any Notice of Borrowing that requests an RFR Borrowing shall instead be deemed to be a Notice of Borrowing for a Base Rate Loan and (B) for Loans denominated in an Alternative Currency, any interest election request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Notice of Borrowing that requests a Term Benchmark Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one type of Borrowings, then all other types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Lead Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 8.3(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) a Borrower delivers a new interest election request in accordance with the terms of Section 2.5 or a new Notice of Borrowing in accordance with the terms of Section 2.5, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not also the subject of Section 8.3(a)(i) or (ii) above or (y) an Base Rate Loan if the Adjusted Daily Simple SOFR also is the subject of Section 8.3(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan and (B) for Loans denominated in an Alternative Currency, any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at a Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time or (B) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedge Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 8.3), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Lead Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (v) the commencement or conclusion of any Benchmark

Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 8.3, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.3.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate or TIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrowers will be deemed to have converted any request for a Term Benchmark Borrowing or RFR Borrowing, as applicable, denominated in Dollars into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (B) a Base Rate Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event or (y) any request relating to a Term Benchmark Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 8.3, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) a Base Rate Loan if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan and (B) for Loans denominated in an Alternative Currency, any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of the Yen, the Japanese Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at a Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time.

Section 8.4 Yield Protection.

(a) If, on or after the Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or L/C Issuer with any request or directive (whether or not having the force of law) of any such Governmental Authority:

(i) shall subject any Lender (or its Lending Office) or L/C Issuer to any Taxes (other than (A) Indemnified Taxes and Other Taxes indemnifiable under Section 10.1 and (B) Excluded Taxes), with respect to its loans, letters of credit, commitments, or other obligations hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or L/C Issuer (except any such reserve requirement reflected in the Adjusted EURIBOR Rate or Adjusted TIBOR Rate, as applicable) or shall impose on any Lender (or its Lending Office) or L/C Issuer or on the interbank market for the applicable Agreed Currency any other condition affecting its Term Benchmark Loans, its Revolving Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Term Benchmark Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or L/C Issuer of making or maintaining any Term Benchmark Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or L/C Issuer to be material, then, within 30 days after written demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrowers shall be obligated to pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction; provided that the Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to this Section 8.4(a) for any increased costs or reductions suffered more than one hundred and eighty (180) days prior to the date that Lender or L/C Issuer notifies the Lead Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include such period of retroactive effect).

(b) If, after the Closing Date, any Lender, L/C Issuer or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or L/C Issuer or any corporation controlling such Lender or L/C Issuer with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such Governmental Authority has had the effect of reducing the rate of return on such Lender’s, L/C Issuer’s or corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender, L/C Issuer or corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, L/C Issuer’s or corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender or L/C Issuer to be material, then from time to time, within 30 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such reduction; provided that the Borrowers shall not be required to compensate a Lender or L/C Issuer pursuant to this Section 8.4(b) for any reductions suffered more than one hundred and eighty (180) days prior to the date that Lender or L/C Issuer notifies the Lead Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include such period of retroactive effect).

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall, in each case, be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented (but solely to the extent the relevant increased costs or loss of yield would otherwise have been subject to compensation by the Borrowers under the applicable increased cost provisions).

(d) A Lender or L/C Issuer claiming compensation under this Section 8.4 shall only be entitled to reimbursement by the Borrowers (i) if such Lender or L/C Issuer has delivered to Lead Borrower a certificate claiming compensation under this Section 8.4 and setting forth the additional amount or amounts to be paid to it hereunder at the time of such demand, which shall be conclusive absent manifest error (it being understood that in determining such amount, such Lender may use any reasonable averaging and attribution methods) and (ii) to the extent the applicable Lender is generally requiring reimbursement therefor from similarly situated United States borrowers under comparable syndicated credit facilities; provided that, in connection with asserting any such claim, no confidential information need be disclosed. No failure or delay by a Lender or L/C Issuer in exercising any right or power pursuant to this Section 8.4 shall operate as a waiver thereof.

Section 8.5 Substitution of Lenders. In the event that (a) the Lead Borrower receives a claim from any Lender for compensation under Section 8.4, Section 10.1 or Section 10.4 hereof, (b) the Lead Borrower receives a notice from any Lender of any illegality pursuant to Section 8.2 hereof, (c) any Lender is a Defaulting Lender or (d) any Lender fails to consent to any amendment, waiver, supplement or other modification pursuant to Section 10.11 requiring the consent of all Lenders or each Lender directly affected thereby (and such Lender is so affected), and as to which the Required Lenders or a majority of all Lenders directly affected thereby have otherwise consented (any such Lender referred to in clause (d) above being hereinafter referred to as a “Non-Consenting Lender” and any Non-Consenting Lender and any such Lender referred to in clause (a), (b) or (c) above being hereinafter referred to as an “Affected Lender”), the Lead Borrower may, in addition to any other rights the Lead Borrower may have hereunder or under applicable law, (i) require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, without recourse, all of its interest, rights, and obligations hereunder (including all of its Revolving Credit Commitments and the Revolving Loans and participation interests in Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to an Eligible Assignee specified by the Lead Borrower; provided that (A) such assignment shall not conflict with or violate any law, rule or regulation or order of any Governmental Authority, (B) if the assignment is to a Person other than a Lender, the Lead Borrower shall have received the written consent of the Administrative Agent and, in the case of any Revolving Credit Commitment, the L/C Issuers, which consents shall not be unreasonably withheld or delayed, to such assignment, (C) the Lead Borrower shall have paid to the Affected Lender all monies (together with amounts due such Affected Lender under Section 8.1 hereof as if the Loans owing to it were prepaid rather than assigned and any premium owing to such Affected Lender under Section 2.8(a)(iii)) other than principal, interest and fees owing to it hereunder, (D) the Lead Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 10.10 owing to such replaced Lender prior to the date of replacement, (E) the assignment is entered into in accordance with the other requirements of Section 10.10 hereof and (F) any such assignment shall not be deemed to be a waiver of any rights that the Lead Borrower, the Administrative Agent or any other Lender shall have against the Affected Lender, or (ii) terminate the Revolving Credit Commitment of such Affected Lender and repay all Obligations of the Lead Borrower owing to such Lender as of such termination date. Each party hereto agrees that an assignment required pursuant to this Section 8.5 may be effected pursuant to an Assignment and Assumption executed by the Lead Borrower, the Administrative Agent and the assignee and that the Affected Lender required to make such assignment need not be a party thereto.

Section 8.6 Lending Offices. Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Lead Borrower and the Administrative Agent. To the extent reasonably possible, a Lender shall designate an alternative branch or funding office to reduce any liability of the Borrowers to such Lender under Section 8.4 hereof (or with respect to any payment by or on behalf of any Loan Party under this Agreement or any other Loan Document, to reduce any liability of the Borrowers to such Lender under section 10.1 hereof), or to avoid the unavailability of Term Benchmark Loans under Section 8.2 hereof, so long as such designation is not disadvantageous to the Lender.

ARTICLE 9. THE ADMINISTRATIVE AGENT.

Section 9.1 Appointment and Authorization of Administrative Agent. Each Lender hereby appoints JPMorgan Chase Bank, N.A., as the Administrative Agent and Collateral Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers, rights and remedies under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified in the Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Notwithstanding the use of “Administrative Agent” as a defined term, the Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of any Lender in respect of the Loan Documents, the Borrowers or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein and therein. The provisions of this Article 9 are solely for the benefit of the Administrative Agent and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof (other than to the extent provided in Sections 9.1, 9.3, 9.7, 9.11 and 9.12). In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Lead Borrower or any of its Subsidiaries, other than as provided in Section 10.10(c) with respect to the maintenance of the Register.

Section 9.2 Administrative Agent and its Affiliates. The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, own securities of and generally engage in any kind of banking, trust, financial advisory or other business with the Borrowers or any Affiliate of the Borrowers as if it were not the Administrative Agent under the Loan Documents, and may accept fees and other consideration from the Borrowers for services in connection herewith and otherwise without having to account for the same to the Lenders. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Article 2 hereof to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.

Section 9.3 Action by Administrative Agent. If the Administrative Agent receives from a Borrower a written notice of an Event of Default pursuant to Section 6.1(f) hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in the Loan Documents. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of Applicable Law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Lead Borrower. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.

Section 9.4 Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 9.5 Liability of Administrative Agent; Credit Decision; Delegation of Duties.

(a) Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by the gross negligence or willful misconduct of the Administrative Agent or any of its officers, partners, directors, employees or agents, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.11) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper party or parties, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Lead Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against the Administrative Agent as a result of it acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.11). In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by it under the Loan Documents. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty, representation or recital made in connection with this Agreement, any other Loan Document or any Credit Extension, or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Lenders or by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations; (ii) the performance or observance of any of the terms, conditions, provisions, covenants or agreements of the Borrowers or any Subsidiary contained herein or in any other Loan Document or any Credit Extension or the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing; (iii) the satisfaction of any condition specified in Article 3 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the execution, validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrowers, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges, represents and warrants that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Lead Borrower and its Subsidiaries, and the Administrative Agent shall have no liability to any Lender with respect thereto. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one (1) or more sub-agents appointed by the Administrative Agent (and not otherwise reasonably objected to by the Lead Borrower within ten (10) days after notice of such appointment). The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.5 and of Section 9.6 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.5 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.6 Indemnity. The Lenders shall ratably, in accordance with their respective Percentages, indemnify the Administrative Agent, to the extent that the Administrative Agent has not been reimbursed by any Loan Party and without relieving any such Loan Party from its obligation to do so, for and against any and all liabilities, obligations, losses, damages, taxes, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents within ten (10) days after the date the Administrative Agent makes written demand therefor; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, taxes, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct or bad faith of, or material breach of the Loan Documents as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, tax, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s ratable share thereof, in accordance with such Lender’s respective Percentage; and provided further that this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, tax, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The obligations of the Lenders under this Section 9.6 shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

Section 9.7 Resignation of Administrative Agent and Successor Administrative Agent. The Administrative Agent may resign at any time by giving ten (10) days written notice thereof to the Lenders and the Lead Borrower (such retiring Administrative Agent, the “Departing Administrative Agent”). The Administrative Agent shall have the right to appoint a financial institution (which shall be a commercial bank with an office in the U.S. having combined capital and surplus in excess of $1 billion) to act as Administrative Agent and/or Collateral Agent hereunder, with the written consent of the Lead Borrower and the Required Lenders (not to be unreasonably withheld, and provided that the consent of the Lead Borrower shall not be required during the continuance of an Event of Default), and the Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Administrative Agent by the Lead Borrower and the Required Lenders or (iii) such other date, if any, agreed to by the Lead Borrower and the Required Lenders. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, upon the written consent of the Lead Borrower (not to be unreasonably withheld, and provided that the consent of the Lead Borrower shall not be required during the continuance of an Event of Default), to appoint a successor Administrative Agent. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that until a successor Administrative Agent is so appointed by the Required Lenders or the Administrative Agent, any collateral security held by the Administrative Agent in its role as Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Departing Administrative Agent and the Departing Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such Departing Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of JPMorgan Chase Bank, N.A. or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation of JPMorgan Chase Bank, N.A. or its successor as Collateral Agent. After any Departing Administrative Agent’s resignation or replacement hereunder as Administrative Agent, the provisions of this Article 9 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

Section 9.8 L/C Issuer. The L/C Issuers shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by them and the documents associated therewith. The L/C Issuers shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 9 with respect to any acts taken or omissions suffered by the L/C Issuers in connection with Letters of Credit issued by them or proposed to be issued by them and the Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent,” as used in this Article 9, included the L/C Issuers with respect to such acts or omissions (it being understood and agreed that for purposes of this Section 9.8, all references to “Lenders” in this Article 9 shall be deemed to be references to “Revolving Lenders”) and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

Section 9.9 Hedging Liability and Funds Transfer Liability and Deposit Account Liability Obligation Arrangements. By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.10 hereof, as the case may be, any Affiliate of such Lender with whom the Lead Borrower or any Subsidiary has entered into an agreement creating Hedging Liability or Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral as more fully set forth in Section 2.9 and Article 4 hereof. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 9.10 No Other Duties. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Co-Syndication Agents or other agents or arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

Section 9.11 Authorization to Enter into, and Enforcement of, the Collateral Documents. The Administrative Agent or Collateral Agent, as applicable, is hereby irrevocably authorized by each Secured Party to be the agent for and representative of the Secured Parties and to execute and deliver the Collateral Documents and Guaranty on behalf of and for the benefit of the Secured Parties and to take such action and exercise such powers under the Collateral Documents as the Administrative Agent or Collateral Agent, as applicable, considers appropriate; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any other holder of Obligations with respect to any Hedge Agreement or Funds Transfer Liability, Deposit Account Liability and Data Processing Obligations. Neither the Administrative Agent nor the Collateral Agent shall (except as expressly provided in Section 10.11) amend the Collateral Documents unless such amendment is agreed to in writing by the Required Lenders. Each Lender acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents upon the execution and delivery thereof by the Administrative Agent or the Collateral Agent, as applicable. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent or the Collateral Agent, as applicable, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent or the Collateral Agent (or any security trustee therefor), as applicable, under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent or Collateral Agent (or its security trustee), as applicable, in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

Section 9.12 Authorization to Release Liens, Etc. The Administrative Agent or Collateral Agent, as applicable, is hereby irrevocably authorized by each of the Lenders, without the further consent of any Lender (and shall, upon the written request of the Lead Borrower) to (and to execute any agreements, documents or instruments necessary to):

(i) release any Lien covering any Property of the Borrowers or their Subsidiaries that is the subject of a disposition to a Person that is not a Loan Party that is permitted by this Agreement or that has been consented to in accordance with Section 10.11;

(ii) upon the Termination Date, release the Borrowers and each of the Subsidiary Guarantors from its Obligations under the Loan Documents (other than those that specifically survive termination of this Agreement) and any Liens covering any of their Property with respect thereto;

(iii) release any Subsidiary Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted by this Agreement and the Liens on such Obligations shall be automatically released; provided that the Guaranty of a Subsidiary Guarantor shall not be released if such Subsidiary Guarantor becomes an Excluded Subsidiary pursuant to clause (h) of the definition thereof unless it is as a result of a bona fide business transaction with an unaffiliated third party where the purpose of such transaction was not solely to cause the release of such Guaranty;

(iv) at the request of the Lead Borrower, subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by Sections 6.16(e), (w) or (x) or, with respect to the replacement of Liens, permitted by Sections 6.16(e), (w) or (x); and

(v) enter into any intercreditor arrangements contemplated by Sections 2.16, 6.14, and/or 6.16 that will allow additional secured debt that is permitted under the Loan Documents to be secured by a lien on the Collateral on a pari passu or junior basis with the Obligations. The terms of such intercreditor arrangements shall be customary and reasonably acceptable to the Administrative Agent and the Lead Borrower.

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Grantors on any Collateral shall be automatically released (i) in full, upon the Termination Date, (ii) upon the sale or other transfer (other than a transfer pursuant to Section 6.17(h)) of such Collateral (including as part of or in connection with any other sale or other transfer permitted hereunder) to any Person other than another Grantor, to the extent such sale, transfer or other disposition is made in compliance with the terms of this Agreement, (iii) to the extent such Collateral is comprised of property leased to a Grantor by a Person that is not a Grantor, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.11), (v) as required by the Collateral Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents and (vi) to the extent such Collateral otherwise becomes Excluded Property.

The Lenders hereby irrevocably agree that if (a) all of the Equity Interests of any Subsidiary Guarantor or any of its successors in interest hereunder shall be transferred, sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof to a Person that is not a Loan Party or (b) a Subsidiary Guarantor or any of its successors in interest hereunder becomes an Excluded Subsidiary after the Closing Date, then, in each case, the Guaranty of such Subsidiary Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Person effective as of (or if a Subsidiary Guarantor becomes an Excluded Subsidiary, immediately prior to) the time of such transfer, sale, disposal or occurrence; provided that the Guaranty of a Subsidiary Guarantor shall not be automatically released if such Subsidiary Guarantor becomes an Excluded Subsidiary pursuant to clause (h) of the definition thereof unless it is as a result of a bona fide business transaction with an unaffiliated third party where the purpose of such transaction was not solely to cause the release of such Guaranty.

Any representation, warranty or covenant contained in any Loan Document relating to any Collateral or Guarantor released pursuant to this Section 9.12 shall no longer be deemed to be repeated with respect to such released Collateral or released Guarantor.

Section 9.13 Withholding Taxes. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 10.1, each Lender shall indemnify and hold harmless the Administrative Agent against, within ten (10) days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement, any other Loan Document or otherwise against any amount due the Administrative Agent under this Section 9.13. For the avoidance of doubt, a “Lender” shall, for purposes of this Section 9.13, include any L/C Issuer. The agreements in this Section 9.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 9.14 Erroneous Payment.

(a) Each Lender and L/C Issuer hereby agrees that (x) if the Administrative Agent notifies such Lender or L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or L/C Issuer from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or L/C Issuer (whether or not known to such Lender or L/C Issuer), and demands the return of such Payment (or a portion thereof), such Lender or L/C Issuer shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or L/C Issuer shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of setoff or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or L/C Issuer under this Section 9.14 shall be conclusive, absent manifest error.

(b) Each Lender and L/C Issuer hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and L/C Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or L/C Issuer shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrowers hereby agree that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or L/C Issuer that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or L/C Issuer with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers.

(d) Each party’s obligations under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

Section 9.15 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.16 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral (if any) in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (if any) (a) at any sale thereof conducted under the provisions of the United States Bankruptcy Code, as amended, including under Sections 363, 1123 or 1129 thereof, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.11), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE 10. MISCELLANEOUS.

Section 10.1 Taxes.

(a) Payments Free of Withholding. Except as otherwise required by law, each payment by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made without withholding or deduction for or on account of any Taxes. If any such withholding or deduction is so required, such withholding or deduction shall be made by the applicable withholding agent, the amount withheld shall be paid to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon, and if such Tax is an Indemnified Tax, the relevant Loan Party shall pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) after withholding or deduction for Taxes has been made (including such withholding or deduction of Taxes on such additional amount payable under this Section 10.1) is equal to the amount that such Lender (or, in the case of any amount received by the Administrative Agent for its own account, the Administrative Agent) would have received had such withholding or deduction not been made.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent and each Lender for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 10.1) paid or payable by Administrative Agent or such Lender, as applicable, and any reasonable expenses arising therefrom or with respect thereto, in the currency in which such payment was made, whether or not such amounts were correctly or legally imposed or asserted by the relevant Governmental Authority, within ten (10) days after the date the Lender or the Administrative Agent makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.

(c) Status of Lenders.

(i) Each Lender shall, at such times as are reasonably requested by any Borrower or the Administrative Agent, provide the Lead Borrower and the Administrative Agent with any documentation reasonably requested by such Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 10.1(c)) obsolete, expired or inaccurate in any respect, deliver promptly to the Lead Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by any Borrower or the Administrative Agent) or promptly notify the Borrowers and the Administrative Agent in writing of its legal ineligibility to do so.

(ii) Without limiting the generality of the foregoing:

(A) Each Lender that is a U.S. Person shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of the Lead Borrower or the Administrative Agent), two (2) duly completed and signed copies of IRS Form W-9 certifying that such Lender is entitled to an exemption from U.S. backup withholding.

(B) Each Lender that is not a U.S. Person shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date such Lender becomes a Lender hereunder (and from time to time thereafter upon reasonable request of any Borrower or the Administrative Agent), whichever of the following is applicable:

(i)

two (2) duly completed and signed IRS Forms W-8BEN or IRS Forms W-8BEN-E, as applicable, claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code;

(ii)	two (2) duly completed and signed IRS Forms W-8ECI;

(iii)

in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two (2) duly completed and signed certificates substantially in the form of Exhibit H-1 (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two (2) duly completed and signed IRS Forms W-8BEN or IRS Forms W-8BEN-E, as applicable;

(iv)

to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two (2) duly completed and signed IRS Forms W-8IMY of the Lender, together with an IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certifications documents from each beneficial owner, as applicable, provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner; or

(v)

two (2) duly completed and signed copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, together with such supplementary documentation as may be prescribed by Applicable Laws to permit any Borrower or the Administrative Agent to determine any withholding or deduction required to be made.

(C) If a payment made to the Administrative Agent or a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Administrative Agent or such Lender were to fail to comply with the requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Administrative Agent or such Lender, as applicable, shall deliver to the Lead Borrower and (other than in the case of a payment to the Administrative Agent) the Administrative Agent at the time or times prescribed by Applicable Laws and at such time or times reasonably requested by any Borrower or the Administrative Agent such documentation prescribed by Applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for the Lead Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether the Administrative Agent or such Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii) Notwithstanding any other provision of this Section 10.1(c), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(iv) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 10.1(c).

(d) Evidence of Payments. After any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 10.1 or Section 10.4, such Loan Party shall deliver official tax receipts evidencing that payment or certified copies thereof (or, if such receipts are not available, other evidence of payment reasonably acceptable to the relevant Lender or Administrative Agent) to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the thirtieth day after payment.

(e) Tax Refunds. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of Taxes as to which it has been indemnified (including by the payment of additional amounts) pursuant to this Section 10.1 or Section 10.4, it shall pay over an amount equal to such refund to the applicable Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 10.1 or Section 10.4 giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as applicable and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay to such indemnified party the amount paid over to such Borrower plus any penalties, interest or other charges imposed by the relevant Governmental Authority in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(e), in no event will the indemnified party be required to pay any amount to a Borrower pursuant to this Section 10.1(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted and the indemnification payments or additional amounts with respect to such Tax had not been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrowers or any other Person.

(f) [Reserved].

(g) Survival. Each party’s obligations under this Section 10.1 and Section 10.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the Termination Date.

(h) Lenders. For the avoidance of doubt, a “Lender” shall, for purposes of this Section 10.1, include any L/C Issuer.

Section 10.2 No Waiver; Cumulative Remedies; Collective Action. No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 7.2, Section 7.3 and Section 7.4 for the benefit of all the Lenders and the L/C Issuers, and each Lender and each L/C Issuer hereby agree with each other Lender and each other L/C Issuer, as applicable, that no Lender or L/C Issuer shall take any action to protect or enforce its rights under this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Administrative Agent or the Required Lenders (such consent not to be unreasonably withheld or delayed); provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any debtor relief law.

Section 10.3 Non-Business Days. Except as otherwise provided herein, if any payment hereunder or date for performance becomes due and payable or performable (in each case, including as a result of the expiration of any relevant notice period) on a day which is not a Business Day, the due date of such payment or the date for such performance shall be extended to the next succeeding Business Day on which date such payment shall be due and payable or such other requirement shall be performed. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.4 Documentary Taxes. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent shall timely reimburse the Administrative Agent for the payment of, any and all present or future documentary, court, stamp, excise, property, intangible, recording, filing or similar Taxes (except any Taxes that would be Excluded Taxes) that arise from any payment made under, from the execution, delivery, performance, enforcement, or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

Section 10.5 Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made until the Termination Date.

Section 10.6 Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.1, 8.4, 10.4 and 10.13 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.

Section 10.7 Sharing of Setoff. Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by setoff or application of deposit balances or otherwise (except pursuant to a valid assignment or participation pursuant to Section 10.10 or as provided in or contemplated by Sections 2.14, 2.15 or 2.16), on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section 10.7, amounts owed to or recovered by an L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by such L/C Issuer as a Lender hereunder.

Section 10.8 Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by facsimile or email transmission) and shall be given to the relevant party at its physical address, facsimile number or email address set forth below, or such other physical address, facsimile number or email address as such party may hereafter specify by notice to the Administrative Agent and the Lead Borrower given by courier, by United States certified or registered mail, by facsimile, email transmission or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to any Lender shall be addressed to its physical address or facsimile number or email address set forth on its Administrative Questionnaire; and notices under the Loan Documents to the Lead Borrower or the Administrative Agent shall be addressed to their respective physical addresses, facsimile numbers or email addresses set forth below:

to the Lead Borrower: Sandisk Corporation 951 Sandisk Drive Milpitas, CA 95035 Attention: VP, Treasury Telephone: (408) 801-1000 Facsimile: N/A

to the Administrative Agent:

JPMorgan Chase Bank, N.A.

131 S Dearborn St, Floor 04

Chicago, IL, 60603-5506

Attention: Loan and Agency Servicing

Email: jpm.agency.cri@jpmorgan.com

Agency Withholding Tax Inquiries:

Email: agency.tax.reporting@jpmorgan.com

With a copy of any notice of any Default or Event of Default (which shall not constitute notice to the Lead Borrower) to:	Agency Compliance/Financials/Virtual Data rooms:: Email: covenant.compliance@jpmchase.com

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 Attention: Duane McLaughlin Telephone: 212-225-2000 Facsimile: 212-225-3999 Email: dmclaughlin@cgsh.com

Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.8 or in the relevant Administrative Questionnaire and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid, (iii) if by email, when delivered (all such notices and communications sent by email shall be deemed delivered upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement)), or (iv) if given by any other means, when delivered at the addresses specified in this Section 10.8 or in the relevant Administrative Questionnaire; provided that any notice given pursuant to Article 2 hereof shall be effective only upon receipt.

Section 10.9 Counterparts.

(a) This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 10.8), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each, an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Lead Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Lead Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Lead Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender or any of its Affiliates and controlling Persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of the foregoing for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any liabilities arising as a result of the failure of the Lead Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

Section 10.10 Successors and Assigns; Assignments and Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) of this Section 10.10, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section 10.10. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Any Lender may at any time assign to one (1) or more Eligible Assignees all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment(s) and the Loans at the time owing to it.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment(s) and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Revolving Credit Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date) shall not be less than $5.0 million, in the case of any assignment in respect of the Revolving Facility, or less than $1.0 million, in the case of any assignment in respect of the Term Facility (calculated, in each case, in the aggregate with respect to multiple, simultaneous assignments by two (2) or more Approved Funds which are Affiliates or share the same (or affiliated) manager or advisor and/or two (2) or more lenders that are Affiliates) unless each of the Administrative Agent and the Lead Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Facility or the Revolving Credit Commitment assigned, except that this clause (B) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (unless otherwise waived or reduced by the Administrative Agent in its sole discretion), and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) the Eligible Assignee provides the Lead Borrower and the Administrative Agent the documentation required by Section 10.1(c) prior to the assignment.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.10, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.4, 10.1, 10.4 and 10.13 and subject to any obligations hereunder with respect to facts and circumstances occurring prior to the effective date of such assignment. All parties hereto consent that assignments to the Borrowers permitted by the terms hereof shall not be construed as violating pro rata, optional redemption or any other provisions hereof, it being understood that, notwithstanding anything to the contrary elsewhere in this Agreement, immediately upon receipt by a Borrower of any Loans and/or Revolving Credit Commitments the same shall be deemed cancelled and no longer outstanding for any purpose under this Agreement, including without limitation, Section 10.11, and in no event shall the Borrowers have any rights of a Lender under this Agreement or any other Loan Document.

(c) Register.

(i) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, the Revolving Credit Commitment(s) of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time, and each repayment in respect of the principal amount (and any interest thereon) (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender (as to its own interest, but not the interest of any other Lender), at any reasonable time and from time to time upon reasonable prior notice.

(ii) The Administrative Agent shall (A) accept the Assignment and Assumption and (B) promptly record the information contained therein in the Register once all the requirements of clause (a) above have been met. No assignment shall be effective unless it has been recorded in the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent or any L/C Issuer, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or a Prohibited Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification, supplement or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, supplement or waiver described in subclause (A) (to the extent that such Participant is directly affected) or (B) of Section 10.11. Subject to clause (e) of this Section 10.10, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1, 8.4, 10.1, and 10.4 (subject to the requirements and limitations therein (including the requirements under Section 10.1(c), it being understood that the documentation required to be provided under Section 10.1(c) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.10. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.14 as though it were a Lender; provided that such Participant agrees to be subject to Section 10.7 as though it were a Lender.

Each Lender that sells a participation pursuant to this Section 10.10(d), acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain a register for the recordation of the names and addresses of the Participants, the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Participant pursuant to the terms hereof from time to time, and each repayment in respect of the principal amount (and any interest thereon) (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and such Participants shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of a participation for all purposes of this Agreement, notwithstanding notice to the contrary; provided that no Lender shall have the obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loan or other Obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that any such Obligations are in registered form for U.S. federal income tax purposes under Section 5f.103-1(c) of the United States Treasury Regulations.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to receive any greater payment under Section 10.1 or Section 10.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a change in law after the Participant acquired the applicable participation and each Participant shall be subject to the provisions of Sections 8.5 and 8.6 as if it were an assignee under paragraph (b) of this Section 10.10.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to any Prohibited Lender) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such lender, and this Section 10.10 shall not apply to any pledge or assignment of a security interest; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) [Reserved].

(h) Assignments to the Lead Borrower and its Subsidiaries. Subject to the terms and conditions set forth or referred to below, the Lead Borrower or any of its Restricted Subsidiaries (a “Purchaser”) may from time to time, at its discretion, (x) make open market purchases of Term B Loans for consideration agreed between the Purchaser and such Lender, which may be in kind or in a form other than cash or (y) conduct Dutch Auctions in order to purchase the Term B Loans which shall be open to all Lenders on a pro rata basis, so long as, each of the following conditions are satisfied:

(i) (A) the Revolving Facility shall not be utilized to fund the purchase or assignment and (B) no Default or Event of Default shall have occurred and be continuing at the time of acceptance of any bids in any Dutch Auction or the date of such open market purchase, as applicable; and

(ii) the aggregate principal amount (calculated on the face amount thereof) of all Term B Loans so purchased by the Lead Borrower or any of its Restricted Subsidiaries shall automatically be cancelled and retired by the Lead Borrower on the settlement date of the relevant purchase (and may not be resold) (it being understood and agreed that any gains or losses upon purchase or acquisition and cancellation of such Term B Loans shall not be taken into account in the calculation of Consolidated Net Income and Consolidated Adjusted EBITDA);

(iii) the Lead Borrower shall (A) represent and warrant that no Loan Party or Restricted Subsidiary shall have any material non-public information with respect to the Lead Borrower or its Subsidiaries, or with respect to the Loans or the securities of any such person, that has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such material non-public information) prior to such time or (B) advise the assigning Lender that it cannot make the statement in the foregoing clause (A), except to the extent that such Lender has entered into a customary “big boy” letter with the Lead Borrower

(iv) with respect to all purchases of Term B Loans made by the Lead Borrower pursuant to this Section 10.10(h), (x) the Lead Borrower or any Restricted Subsidiary shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased Term B Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase documents as agreed by the respective selling Lender) and (y) such purchases (and the payments made therefor and the cancellation of the purchased Term B Loans, in each case in connection therewith) shall not constitute mandatory prepayments for purposes of Section 2.8.

(i) Prohibited Lenders. If any assignment or participation under this Section 10.10 is made (or attempted to be made) (i) to a Prohibited Lender without the Lead Borrower’s prior written consent or (ii) to the extent the Lead Borrower’s consent is required under the terms of this Section 10.10 and such consent shall have not been obtained or deemed to have been obtained, to any other Person without the Lead Borrower’s consent, then the Lead Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) in the case of any outstanding Term Loans, purchase such Loans by paying the lesser of par or the same amount that such Lender paid to acquire such Loans, or (B) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.10), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the lesser of par or the amount such Lender paid for such Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Lead Borrower (in the case of all other amounts), (ii) the Borrowers shall be liable to such Lender under Section 8.1 if any Term Benchmark Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, and (iii) such assignment shall otherwise comply with this Section 10.10 (provided that no registration and processing fee referred to in this Section 10.10 shall be owing in connection with any assignment pursuant to this clause). Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder to an assignee as contemplated hereby in the circumstances contemplated by this Section 10.10(i). Nothing in this Section 10.10(i) shall be deemed to prejudice any rights or remedies the Borrowers may otherwise have at law or equity. Each

Lender acknowledges and agrees that the Borrowers may suffer irreparable harm if such Lender breaches any of its obligations under Section 10.10(a), 10.10(d) or 10.10(f) insofar as such Sections relate to any assignment, participation or pledge to a Prohibited Lender without the Lead Borrower’s prior written consent. Additionally, each Lender agrees that the Lead Borrower may seek to obtain specific performance or other equitable or injunctive relief to enforce this Section 10.10(i) against such Lender with respect to such breach without posting a bond or presenting evidence of irreparable harm. The Administrative Agent shall not be responsible or have liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Prohibited Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender is a Prohibited Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Prohibited Lender.

(j) If the Lead Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.11 (with such replacement, if applicable, deemed to have been made pursuant to Section 2.16). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Lead Borrower), accompanied by payment by the Borrowers of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.13(c) to the extent demanded in writing prior to the date of such assignment. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Assumption attached hereto as Exhibit G and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (j) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

Section 10.11 Amendments.

(a) Except as provided in Section 2.14 with respect to any Incremental Facility, Section 2.15 with respect to any Extension and Section 2.16 with respect to any Refinancing Term Loans or Replacement Revolving Facility, (a) no provision of this Agreement or the other Loan Documents may be amended, modified, supplemented or waived unless such amendment, modification, supplement or waiver is in writing and is signed by (i) the Borrowers, (ii) the Required Lenders, (iii) if the rights or duties of the Administrative Agent are adversely affected thereby, the Administrative Agent, and (iv) if the rights or duties of the L/C Issuers are affected thereby, the L/C Issuers; provided that:

(A) no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall (i) increase any Commitment or extend the expiry date of any such Commitment of any Lender without the consent of such Lender (it being understood that any such amendment, modification, supplement or waiver that provides for the payment of interest in kind in addition to, and not as substitution for or as conversion of, the interest otherwise payable hereunder shall only require the consent of the Required Lenders and that a waiver of any condition precedent or the waiver of any Default or Event of Default or mandatory prepayment shall not constitute an extension or increase of any Commitment), (ii) reduce the amount of, postpone the date for any scheduled payment of any principal of or interest or fee on, or extend the final maturity of, or reduce the rate of interest on, any Loan or of any Reimbursement Obligation or of any fee payable hereunder (other than with respect to a waiver of default interest and it being understood that any change in the definitions of any ratio used in the calculation of such rate of interest or fees (or the component definitions) shall not constitute a reduction in any rate of interest or fees) without the consent of each Lender (but not the Required Lenders) to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder, (iii) change the application of payments set forth in Section 2.9 hereof without the consent of any Lender adversely affected thereby or (iv) subject to Section 1.8 hereof, amend this Agreement in a manner that could cause any Revolving Lender to be required to lend Loans in any currency other than Dollars without the written consent of such Revolving Lender;

(B) no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall, unless signed by each Lender, change the definition of Required Lenders in a manner that reduces the voting percentages set forth therein, change the provisions of this Section 10.11, release all or substantially all of the Collateral (except as expressly provided in the Loan Documents) or all or substantially all of the value of the guarantees provided by the Guarantors (except as expressly provided in the Loan Documents), affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders or sharing of Collateral among the Lenders (except in connection with any transaction permitted by the last paragraph of this Section 10.11(a) or Section 10.10(h));

(C) no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall amend or otherwise modify Section 2.8 or any other provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the consent of Lenders representing a majority in interest of each affected Class (it being understood that the Required Lenders may waive, in whole or in part, any prepayment of Loans hereunder so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not altered)

(D) no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall amend or modify the provisions of Section 2.3 or any letter of credit application and any bilateral agreement between the applicable Borrower and an L/C Issuer regarding such L/C Issuer’s Letter of Credit Commitment or the respective rights and obligations between such Borrower and such L/C Issuer in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such L/C Issuer, respectively; and

(E) no amendment, modification, supplement or waiver pursuant to this Section 10.11 shall (i) subordinate, or have the effect of subordinating, the Obligations under the Facilities to the obligations under any other Indebtedness or (ii) subordinate, or have the effect of subordinating, the Liens securing the Obligations under the Facilities to Liens securing any other obligations in respect of other Indebtedness, in each case, without the written consent of each Lender directly and adversely affected thereby.

Notwithstanding anything to the contrary herein, (a) except as set forth in clause (A) above, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, supplement, waiver or consent hereunder or otherwise give any direction to the Administrative Agent; (b) the Lead Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Lead Borrower and the Administrative Agent to effect the provisions of Sections 2.8(d), 2.14, 2.15, 2.16, or 10.10(i); (c) guarantees, collateral security documents and related documents and related documents executed by the Lead Borrower or any of its Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (i) comply with local law or advice of local counsel, (ii) cure ambiguities, omissions, mistakes or defects or (iii) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents and (d) the Administrative Agent may, with the consent of Lead Borrower only, amend, modify or supplement this Agreement or any other Loan Document to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender and the Lenders shall have received, at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Notwithstanding the foregoing, only the consent of the Required RC Lenders shall be required with respect to (i) amendments, modifications or waivers of the financial covenant set forth in Section 6.24 (or any component definition thereof to the extent applicable thereto) and (ii) waivers of any conditions to the Borrowing of any Revolving Loans, and any such amendment, modification or waiver may be made without the consent of any other Lender (including, for the avoidance of doubt, the Required Lenders).

In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders (as determined hereunder prior to any such amendment or amendment and restatement), the Administrative Agent and the Lead Borrower (i) to add one (1) or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, the Required RC Lenders and other definitions related to such new credit facilities; provided that no Lender shall be obligated to commit to or hold any part of such credit facilities.

(b) [Reserved].

(c) Each waiver, amendment, modification, supplement or consent made or given pursuant to this Section 10.11 shall be effective only in the specific instance and for the specific purpose for which given, and such waiver, amendment, modification or supplement shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans and Revolving Credit Commitments.

Section 10.12 Heading. Section headings and the Table of Contents used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.13 Costs and Expenses; Indemnification.

(a) The Borrowers agree to pay all reasonable and documented out-of-pocket costs and expenses (on the Closing Date or within thirty (30) days of a written demand therefor, together with reasonable backup documentation supporting such reimbursement request) of (i) the Administrative Agent, L/C Issuers and Joint Lead Arrangers in connection with the syndication of the Facilities and the preparation, execution, delivery and administration of the Loan Documents, (ii) the Administrative Agent and the L/C Issuers in connection with any amendment, modification, supplement, waiver or consent related to the Loan Documents, together with any fees and charges suffered or incurred by the Administrative Agent in connection with collateral filing fees and lien searches and (iii) the Administrative Agent, L/C Issuers and the Lenders (within thirty (30) days of a written demand therefor together with reasonable backup documentation supporting such reimbursement request) in connection with the enforcement of the Loan Documents.

(b) No Joint Lead Arranger, L/C Issuer or Lender or their respective Affiliates and controlling Persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of the foregoing (each, a “Lender-Related Person”) and no Loan Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that nothing in this sentence shall limit any Loan Party’s indemnity and reimbursement obligations to the extent that such special, punitive, indirect or consequential damages are included in any claim by a third party unaffiliated with any of the indemnified persons with respect to which the applicable indemnified person is entitled to indemnification as set forth in clause (c) below. No Lender-Related Person nor any other party hereto shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Loan Documents by, such Lender-Related Person or such other party hereto, as applicable, in each case to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment.

(c) The Borrowers further agree to indemnify the Administrative Agent in its capacity as such, each Joint Lead Arranger, each L/C Issuer and each Lender, their respective Affiliates and controlling Persons and the respective directors, officers, employees, partners, advisors, agents and other representatives of the foregoing against all Damages (including, without limitation, reasonable attorney’s fees and other expenses of litigation or preparation therefor, whether or not the indemnified person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to (x) any Loan Document, any of the transactions contemplated thereby, the Facilities, the syndication of the Facilities, the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit or the Transactions or (y) any Environmental Liability relating to the Lead Borrower or any Restricted Subsidiary, including without limitation, with respect to the actual or alleged presence, Release or threat of Release of any Hazardous Materials at, on, under or from any property currently or formerly owned or operated by the Lead Borrower or any Restricted Subsidiary, other than those in each of the cases of clauses (x) and (y) above which (i) arise from the gross negligence, willful misconduct or bad faith of, or material breach of the Loan Documents by, the party claiming indemnification (or any of its respective directors, officers, employees, advisors, agents and Affiliates), in each case, to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment or (ii) arise out of any dispute solely among indemnified persons (other than in connection with any agent or arranger acting in its capacity as the Administrative Agent, an L/C Issuer, a Joint Lead Arranger or any other agent, co-agent, arranger or similar role, in each case in their respective capacities as such, or in connection with any syndication activities) that did not arise out of any act or omission of a Borrower or any of its Affiliates. Notwithstanding the foregoing, each indemnified person shall be obligated to refund and return any and all amounts paid by the Borrowers to such indemnified person for fees, expenses or damages to the extent such indemnified person is not entitled to payment of such amounts in accordance with the terms hereof.

(d) Notwithstanding any of the foregoing clauses (a) or (c) to the contrary, in no event shall the Borrowers be obligated to pay for the legal expenses or fees of more than one (1) firm of outside counsel and, if reasonably necessary, one (1) local counsel in any relevant jurisdiction or otherwise retained with the Lead Borrower’s consent (not to be unreasonably withheld or delayed), to the Administrative Agent, or the Administrative Agent, the L/C Issuers, the Joint Lead Arrangers and the Lenders, taken as a whole, as the case may be, except, solely in the case of a conflict of interest under clauses (a)(iii) or (c) above, one (1) additional counsel to all affected persons similarly situated, taken as a whole, and if reasonably necessary, one (1) additional local counsel in each relevant jurisdiction or otherwise retained with Lead Borrower’s consent (not to be unreasonably withheld or delayed) to all affected persons similarly situated, taken as a whole. The obligations of the Borrowers under this Section 10.13 shall survive the termination of this Agreement.

Section 10.14 Setoff. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, but subject to Section 10.2, upon the occurrence and during the continuation of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrowers at any time or from time to time, without prior notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of a Borrower, whether or not matured, against and on account of any amount due and payable by such Borrower hereunder. Each Lender or any such subsequent holder of any Obligations agrees to promptly notify the applicable Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.15 Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 10.16 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed by and interpreted in accordance with, the law of the State of New York.

Section 10.17 Severability of Provisions. Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 10.18 Excess Interest. Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by Applicable Law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section 10.18 shall govern and control, (b) neither any Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by Applicable Law), (ii) refunded to the applicable Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither any Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of a Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on such Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.19 Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall apply only during such times as the Lead Borrower has one (1) or more Subsidiaries. In the event of any conflict or inconsistency between or among this Agreement and the other Loan Documents, the terms and conditions of this Agreement shall govern and control.

Section 10.20 Lender’s Obligations Several. The obligations of the Lenders hereunder are several and not joint and no Lender shall be responsible for the failure of any other Lender to satisfy its obligations hereunder except as otherwise set forth in this Agreement. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.

Section 10.21 USA Patriot Act. Each Lender and each Agent hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender and/or Agent to identify each Loan Party in accordance with the Patriot Act.

Section 10.22 Submission to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City in the borough of Manhattan for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that (a) any party hereto may otherwise have to bring any proceeding relating to any Loan Document against any other party hereto or their respective properties in the courts of any jurisdiction

(i) for purposes of enforcing a judgment or (ii) in connection with any pending bankruptcy, insolvency or similar proceeding in such jurisdiction or (b) the Administrative Agent, the Collateral Agent, any L/C Issuer or any Lender may otherwise have to bring any proceeding relating to any Loan Document against any Loan Party or their respective properties in the courts of any jurisdiction in connection with exercising remedies against any Collateral in a jurisdiction in which such Collateral is located. THE BORROWERS, THE ADMINISTRATIVE AGENT, THE L/C ISSUERS AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 10.23 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that the Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective directors, officers, employees, agents, advisors, insurers, insurance brokers, settlement service providers and other representatives on a “need to know basis” (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) solely in connection with the transactions contemplated or permitted hereby; provided that the Administrative Agent, the Lenders or the L/C Issuers, as the case may be, shall be responsible for their respective Affiliates’ compliance with this clause, (b) to the extent requested by any regulatory authority having jurisdiction over such Person (including any self-regulatory authority, such as the National Association of Insurance Commissioners or any similar organization) or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender (provided that, prior to any such disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential Information relating to the Loan Parties), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process; provided that, unless specifically prohibited by Applicable Law or court order, each Lender and the Administrative Agent shall promptly notify the Lead Borrower in advance of any such disclosure, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions not less restrictive than those of this Section 10.23, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (provided that, for the avoidance of doubt, to the extent that the list of Prohibited Lenders is made available to all Lenders, the “Information” for purposes of this clause (f)(i) shall include the list of Prohibited Lenders), (ii) any actual or prospective counterparty (or its advisors) to any Hedge Agreement relating to the Lead Borrower and its obligations, (iii) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement or (iv) to any credit insurance provider relating to the Lead Borrower and its obligations, (g) with the consent of the Lead Borrower, (h) (x) to any rating agency in connection with rating the Lead Borrower or its Subsidiaries or the facilities evidenced by this Agreement or (y) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.23 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Lead Borrower, (j) for purposes of establishing a “due diligence” defense and (k) to the extent that such information is independently developed, so long as not based on information obtained in a manner that would otherwise violate this Section 10.23. In addition, the Agents and the Lenders may (i) disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised of and agrees to be bound by the provisions of this Section 10.23 and (ii) with the prior written consent of the Lead Borrower, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as such Person may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of the Lead Borrower and its Affiliates (or any of them), and the type, size and Closing Date of the credit facilities, all at the expense of such Person. For purposes of this Section 10.23, “Information” means all information received by the Administrative Agent, any Lender or any L/C Issuer, as the case may be, from the Lead Borrower or any of its Subsidiaries relating to the Lead Borrower or any of its Subsidiaries or any of their respective businesses (including any target company and its Subsidiaries in connection with contemplated or consummated Acquisition or other investment), other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Lead Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section 10.23 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, the Administrative Agent and the Lenders agree not to disclose any Information to a Prohibited Lender.

For the avoidance of doubt, nothing in this Section 10.23 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental,

regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.23 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 10.24 No Fiduciary Relationship. Each Borrower acknowledges and agrees that the transactions contemplated by this Agreement and the other Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Agents and the Lenders, on the one hand, and the Loan Parties, on the other, and in connection therewith and with the process leading thereto, (i) the Agents and the Lenders have not assumed an advisory or fiduciary responsibility in favor of the Loan Parties, the Loan Parties’ equity holders or the Loan Parties’ Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether such Agent and/or Lender has advised, is currently advising or will advise the Loan Parties, the Loan Parties’ equity holders or the Loan Parties’ Affiliates on other matters) or any other obligation to the Loan Parties except the obligations expressly set forth in this Agreement and the other Loan Documents and (ii) such Agent and/or Lender is acting solely as a principal and not as a fiduciary of the Loan Parties, the Loan Parties’ management, equity holders, Affiliates, creditors or any other Person or their respective Affiliates. Each Agent, each Lender and their Affiliates may have economic interests that conflict with the economic interests of the Lead Borrower or any of its Subsidiaries, their stockholders and/or their Affiliates.

Section 10.25 Platform; Borrower Materials.

(a) Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information (within the meaning of the United States federal and state securities laws) with respect to the Borrowers or their respective Subsidiaries or any of their respective securities) (each, a “Public Lender”). The Lead Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (iii) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE JOINT LEAD ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OR ITS RELATED PARTIES OR ANY JOINT LEAD ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

(b) Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information. Each Lender represents to the Borrowers and the Administrative Agent that (i) it has developed compliance procedures regarding the use of material non-public information and that it will handle material non-public information in accordance with such procedures and applicable law, including Federal, state and foreign securities laws, and (ii) it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.

Section 10.26 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(A) a reduction in full or in part or cancellation of any such liability;

(B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(C) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.27 Additional Borrowers.

(a) The Lead Borrower may cause any Subsidiary to become a Borrower under the Revolving Facility by (i) executing a joinder agreement to this Agreement, in form and substance satisfactory to the Administrative Agent, (ii) delivering an opinion of counsel to such Subsidiary addressed to the Administrative Agent and each Lender in form and substance reasonably satisfactory to the Administrative Agent, (iii) delivering a customary secretary’s (or equivalent) certificate in form and substance reasonably satisfactory to the Administrative Agent, (iv) delivering good standing certificates (or equivalent evidence) for such Subsidiary which the Administrative Agent reasonably may have requested, (v) furnishing to the Administrative Agent and the Lenders all documentation and other information that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act and (vi) delivering Collateral Documents (or supplements, assumptions or amendments to existing guaranty and Collateral Documents) as the Administrative Agent may then require and deliver to the Administrative Agent, at the Lead Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith; provided that (x) the jurisdiction of organization of such Additional Borrower shall be reasonably acceptable to the Administrative Agent and each Revolving Lender and (y) this Agreement and any other applicable Loan Document may be amended as mutually agreed by the Administrative Agent, the Lead Borrower, such Additional Borrower and each Revolving Lender to incorporate such Additional Borrower, if necessary, including, without limitation, if such Additional Borrower is organized or incorporated in or under the laws of, or for applicable Tax purposes is resident of or treated as engaged in a trade or business in, any jurisdiction other than the United States, any state thereof, or the District of Columbia, any amendment to Section 10.1 and the definition of “Excluded Taxes” (provided that no such amendment shall materially adversely affect the rights of any Lender that has not consented to such amendment).

(b) If at any time an Additional Borrower ceases to be a Subsidiary of the Lead Borrower, the Lead Borrower shall deliver a written notice to the Administrative Agent notifying it that such Additional Borrower is no longer a Subsidiary and terminating its status as an Additional Borrower. The delivery of such notice shall not affect any obligation of an Additional Borrower theretofore incurred or the Lead Borrower’s guaranty thereof and the Lead Borrower shall confirm its continuing obligation in respect thereof in such notice.

(c) If at any time, an Additional Borrower has no outstanding Credit Extensions made to it, the Lead Borrower may elect to deliver a written notice to the Administrative Agent stating that it has elected to terminate the status of such Additional Borrower as a Borrower hereunder and such Additional Borrower shall no longer have any obligations hereunder.

Section 10.28 [Reserved].

Section 10.29 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for swap agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

SANDISK CORPORATION
By:	/s/ Luis F. Visoso
	Name:	Luis F. Visoso
	Title:	Chief Financial Officer

[Signature Page to Flash Loan Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, a Lender and an L/C Issuer
By:	/s/ Timothy Lee
	Name:	Timothy Lee
	Title:	Executive Director

[Signature Page to Flash Loan Agreement]

CITIBANK, N.A., as a Lender and an L/C Issuer
By:	/s/ Albert Sutton
	Name:	Albert Sutton
	Title:	Vice President

[Signature Page to Flash Loan Agreement]

DBS BANK LTD., as a Lender
By:	/s/ Kate Khoo
	Name:	Kate Khoo
	Title:	Vice President

[Signature Page to Flash Loan Agreement]

MIZUHO BANK, LTD., as a Lender and an L/C Issuer
By:	/s/ Tracy Rahn
	Name:	Tracy Rahn
	Title:	Managing Director

[Signature Page to Flash Loan Agreement]

MUFG BANK, Ltd. as a Lender and an L/C Issuer
By:	/s/ Eric Enberg
	Name:	Eric Enberg
	Title:	Director

[Signature Page to Flash Loan Agreement]

ROYAL BANK OF CANADA, as a Lender and an L/C Issuer
By:	/s/ Harsh Grewal
	Name:	Harsh Grewal
	Title:	Authorized Signatory

[Signature Page to Flash Loan Agreement]

Sumitomo Mitsui Banking Corporation, as a Lender and an L/C Issuer
By:	/s/ Jacob C. Streit
	Name:	Jacob C. Streit
	Title:	Managing Director, Technology Banking

[Signature Page to Flash Loan Agreement]

The Toronto-Dominion Bank, New York Branch, as a Lender and an L/C Issuer
By:	/s/ David Perlman
	Name:	David Perlman
	Title:	Authorized Signatory

[Signature Page to Flash Loan Agreement]

BNP PARIBAS, as a Lender
By:	/s/ Theodore Olson
	Name:	Theodore Olson
	Title:	Managing Director

By:	/s/ My-Linh Yoshiike
	Name:	My-Linh Yoshiike
	Title:	Vice President

[Signature Page to Flash Loan Agreement]

HSBC Bank USA, National Association, as a Lender
By:	/s/ Aleem Shamji
	Name:	Aleem Shamji
	Title:	Managing Director

[Signature Page to Flash Loan Agreement]

Key Bank National Association, as a Lender
By:	/s/ Amra Rausche
	Name:	Amra Rausche
	Title:	Senior Vice President

[Signature Page to Flash Loan Agreement]

PNC Bank, National Association, as a Lender
By:	/s/ Kentaro Umezono
	Name:	Kentaro Umezono
	Title:	Assistant Vice President

[Signature Page to Flash Loan Agreement]

Truist Bank, as a Lender
By:	/s/ Alfonso Brigham
	Name:	Alfonso Brigham
	Title:	Director

[Signature Page to Flash Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender
By:	/s/ Christian Sumulong
	Name:	Christian Sumulong
	Title:	Vice President

[Signature Page to Flash Loan Agreement]